UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

UNITED BANCORP, INC.
 (Name of Registrant as Specified in its Charter)

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Notice of
Annual Meeting of Shareholders
and
Proxy Statement

2013

P. O. Box 1127
Ann Arbor, MI 48104

Notice of Annual Meeting
of Shareholders
May 7, 2013

The Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan, on Tuesday, May 7, 2013 at 4:30 p.m., local time. At the meeting, we will consider and vote on the following matters:

1.	Election of three directors constituting Class I of the Board of Directors, to serve until the 2016 Annual Meeting of Shareholders and upon the election of their successors.

2.	Advisory approval of the Company's executive compensation.

3.	Advisory vote on the frequency of advisory approval of executive compensation.

4.	Ratification of the appointment of BKD, LLP as independent auditors.

We will also conduct such other business as may properly come before the meeting or any adjournment of the meeting. The Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to shareholders on approximately March 25, 2013.

The Board of Directors has fixed the close of business on March 11, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

You are invited to attend the meeting in person. However, whether or not you expect to attend in person, please promptly sign and date your Proxy, and mail it in the return envelope that is enclosed for that purpose. It will assist us in preparing for the meeting, and it is important that your shares be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2013. Our Proxy Statement, form of Proxy and 2012 Annual Report to Shareholders are available free of charge at www.proxyvote.com and on our website, www.ubat.com.

March 25, 2013	By Order of the Board of Directors
/s/ Randal J. Rabe
Randal J. Rabe

2013 Proxy Statement

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Proxy Statement
Annual Meeting of Shareholders
May 7, 2013

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company" or "UBI") of the accompanying Proxy to be used at the 2013 Annual Meeting of Shareholders of the Company and any adjournment of the meeting. The meeting will be held on May 7, 2013 at the time and place and for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders.

The Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to shareholders on approximately March 25, 2013. If you have elected to receive your Proxy Statement and Annual Report to Shareholders electronically, we will mail your Proxy by that same date, along with the address of the website where you may download and view your other materials. The mailing address of the principal executive offices of the Company is P.O. Box 1127, Ann Arbor, Michigan 48104.

Only shareholders of record at the close of business on March 11, 2013 will be entitled to notice of and to vote at the meeting. On March 11, 2013, there were 12,705,983 shares of the Company's Common Stock outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the meeting in the manner specified in the Proxies. If no instructions are specified in any Proxy, the shares represented by the Proxy will be voted for election of all Director nominees, for Proposals 2 and 4 and "1 year" on Proposal 3. Any Proxy may be revoked by the person giving it at any time before being voted, either by giving another Proxy bearing a later date or by notifying the Secretary of the Company, Randal J. Rabe, at the Company's principal executive offices, in writing of revocation or by attending the meeting and voting in person.

The cost of soliciting Proxies will be borne by the Company. The Company will solicit proxies by mail, internet, telephone or other means. Directors, officers and employees of the Company and its subsidiaries who engage in the solicitation of proxies will receive no additional compensation. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse institutional holders for reasonable expenses incurred by them in connection with this process. The Company has engaged Broadridge at an estimated cost of $5,500 to assist in the distribution of proxy materials.

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Planning to attend the meeting?

If your Company stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and this Proxy Statement is being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting, and should instruct your broker or nominee how to vote on your behalf, unless you have a legal proxy from the shareholder of record appointing you as its proxy. If you have any questions about the meeting or require special assistance, please call Diane Skeels, Executive Assistant, at (517) 423-1760.

Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters. Election of directors and Proposals 2 and 3 are not considered routine matters and your broker will not have discretionary authority to vote your shares on election of directors and Proposals 2 and 3. It is important that you promptly provide your broker with voting instructions if you want your shares voted in the election of directors and on Proposals 2 and 3. We expect that Proposal 4 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal.

Vote Necessary to Approve Proposals

Election of Directors. A plurality of the shares voting is required to elect Directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Proposals 2 and 4. Proposals 2 and 4 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 2 and 4 in person or by proxy will not be included in the vote count.

Proposal 3. The choice (1 year, 2 years, 3 years or abstain) that receives the most votes will be approved. Abstentions, broker non-votes and other shares that are not voted on Proposal 3 in person or by proxy will not be included in the vote count.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

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If any other matter should be presented upon which a vote properly may be taken, the shares represented by Proxies will be voted on the matter in accordance with the judgment of the person or persons named in the Proxies.

Proposal 1 – Election of Directors

Under the Company's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The terms of Directors Karen F. Andrews, James D. Buhr and James C. Lawson expire at the 2013 Annual Meeting of Shareholders. These individuals are Class I Directors.

The Compensation & Governance Committee and the Board of Directors have nominated Karen F. Andrews, James D. Buhr and James C. Lawson for election as Class I Directors at the 2013 Annual Meeting of Shareholders. If elected as Class I Directors at the 2013 Annual Meeting of Shareholders, these individuals will hold office until their terms expire at the 2016 Annual Meeting of Shareholders and thereafter until their successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

It is intended that the shares represented by Proxies will be voted for the election of the three nominees unless a contrary direction is indicated. The nominees are each willing to be elected and to serve as Directors. If any of the nominees is unable to serve, the number of Directors to be elected at the meeting may be reduced by the number unable to serve or the individuals named in your Proxy may vote the shares to elect any substitute nominee recommended by the Board of Directors.

Your Board of Directors and Compensation & Governance Committee, which consists entirely of independent directors, recommend that you vote "FOR" the election of all three nominees as Class I Directors

Proposal 2 –Advisory Approval of Executive Compensation

The Dodd-Frank Act requires that the Company provide its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.

This proposal (sometimes referred to as a "Say-on-Pay" proposal) gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers through the following resolution:

"Resolved, that the shareholders approve the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion."

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The Company believes that our executive compensation programs appropriately align executives' incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation policies are and have been conservative within the industry and in comparison with the compensation policies of competitors in the markets that we serve. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy and compensation programs described in this proxy statement.

The vote is advisory and not binding upon the Board, and may not be construed as overruling a decision by the board or creating an additional fiduciary duty of the Board. However, the Board and the Compensation & Governance Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Proposal 3 – Advisory Vote on Frequency of
 Advisory Approval of Executive Compensation

The Dodd-Frank Act requires the Company to obtain, at least once every six years, a shareholder vote on the frequency of the advisory approval of the compensation of the named executive officers.

This proposal gives the Company's shareholders the opportunity to determine whether the frequency of the advisory approval of the compensation of the named executive officers will occur every one, two or three years. Shareholders may also abstain from voting on this proposal.

The frequency – one year, two years or three years – that receives the greatest number of votes will be considered to have been approved by the shareholders. This vote is advisory and not binding upon the Company and its Board of Directors. However, the Board of Directors and Compensation & Governance Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering the frequency of the advisory approval of compensation of the named executive officers.

After careful consideration, the Board of Directors has decided to recommend that shareholders vote in favor of holding the advisory approval of the compensation of the named executive officers every year. The Board supports an annual advisory approval because we believe that this will provide our shareholders with the most consistent and clear communication channel for shareholder concerns about the compensation of the named executive officers.

Your Board of Directors and Compensation & Governance Committee, which consists entirely of independent directors, unanimously recommends
that you vote "ONE YEAR" on Proposal 3.

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Proposal 4 – Ratification of Independent Auditors

The Audit Committee and the Board of Directors recommend the ratification of the appointment of BKD, LLP as independent auditors for the Company for the year ending December 31, 2013 to audit the consolidated financial statements of the Company and to perform such other appropriate accounting services as may be approved by the Audit Committee. BKD, LLP has been appointed as the Company's independent public accountants to audit the Company's financial statements since the year ended December 31, 2002. One or more representatives of the firm of BKD, LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote "FOR" Proposal 4.

Board of Directors

Director Nominees and Incumbent Directors

The following table discloses the name and age of each incumbent Director and Director Nominee, his or her five year business experience, the specific experience qualifications, attributes and skills that led to the conclusion of the Compensation & Governance Committee and the Board of Directors that the person should serve as a Director, and the year each became a Director of the Company. All information is as of the date of this proxy statement.

Director Nominees – Terms to Expire in 2016 (Class I)
Karen F. Andrews, age 46; Consultant and Managing Director with The Andrews Group, a human resources consulting service in Ann Arbor, Michigan. Director of UBI and United Bank & Trust ("UBT") since 2012. Ms. Andrews is a human resources professional and holds a Senior Professional in Human Resources certification. She has held leadership positions with Henry Ford Health System and McKinley, a real estate investment firm. In 2012, she launched The Andrews Group, which offers solutions and strategies to help business leaders create teams and cultures that allow them to meet their goals. In nominating Ms. Andrews, the Compensation & Governance Committee considered as important factors her extensive business experience, her familiarity with the markets in which we operate, her  experience in the commercial real estate industry, and her extensive background in human resources management.

James D. Buhr, age 65; Owner, J.D. Buhr & Company, LLC, corporate finance advisors, Ann Arbor, MI; Vice-Chairman of the Board of  UBI since 2011; Director of UBI since 2004; Director of UBT since 2010; Director of United Bank & Trust – Washtenaw ("UBTW") (2001 – 2010). Mr. Buhr has an extensive financial background, including experience as a bank credit analyst, commercial lender and investment banker. He is a native of Washtenaw County, is a registered stock broker, and holds an MBA from the University of Michigan. Mr. Buhr currently owns his own corporate finance advisory practice, which provides corporate finance advisory services to Michigan and Midwestern based companies. In nominating Mr. Buhr, the Compensation & Governance Committee considered as important factors his extensive business experience including commercial lending, his extensive background in corporate finance, his familiarity with the markets in which we operate, his reputation as a respected business leader in our community, and his familiarity with and ability to understand financial statements.

James C. Lawson, age 65; General Manager, Avery Oil & Propane, Tecumseh, MI; Director of UBI and UBT since 1986; Chairman of the Board of United Bancorp, Inc. since 2011; Vice-Chairman of the Board of United Bancorp, Inc. (2010 – 2011). In nominating Mr. Lawson, the Compensation & Governance Committee considered as important factors his familiarity with the markets in which we operate, his reputation as a respected business leader in our community, his familiarity with and ability to understand financial statements, his diverse background into the formation and operation of a successful business, and his leadership, strategic planning, human resources and administrative skills and background.

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Incumbent Directors – Terms Expiring in 2014 (Class II)
Stephanie H. Boyse, age 44; President  and Chief Executive Officer, Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of UBI and UBT since 2008; Director of Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train components, Tecumseh, MI (2013). In nominating Ms. Boyse, the Compensation & Governance Committee considered as important factors her diverse range of experience including sales, marketing, operations, human resources, licensing and acquisitions including international experience, her familiarity with the markets in which we operate, her reputation as a respected business leader in our community, and her extensive work with non-profit organizations in our markets.

Kenneth W. Crawford, age 55; Independent financial consultant. Director of UBI and UBT since 2011. Retired  Senior Vice President, Chief Financial Officer, Corporate Controller and Assistant Secretary of Kaydon Corporation, Ann Arbor, MI. Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers. Mr. Crawford has held various accounting and finance positions with a number of public companies. In nominating Mr. Crawford, the Compensation & Governance Committee considered as important factors his strong accounting and financial background, his experience with mergers and acquisitions, his ability to understand financial statements and qualify as an "audit committee financial expert," and his experience working with public companies.

John H. Foss, age 70; Director, La-Z-Boy Incorporated; Retired Director, Vice President, Treasurer and Chief Financial Officer, Tecumseh Products Company; Director of UBI and UBT since 1992. Mr. Foss is a CPA, and his work experience includes financial management and auditing. He has served as CFO of two publicly traded companies and as Chairman of the Audit Committee of La-Z-Boy. In nominating Mr. Foss, the Compensation & Governance Committee considered as important factors his extensive financial management and auditing experience, his ability to understand financial statements and qualify as an "audit committee financial expert," his experience working with public companies, and his extensive practical experience and understanding in the areas of strategic planning, compensation management, internal controls, mergers and acquisitions and corporate governance.

Incumbent Directors – Terms to Expire in 2015 (Class III)
Robert K. Chapman, age 69; President (since 2003) and Chief Executive Officer (since 2006) of the Company; Director of UBI and UBT since 2001; Chief Executive Officer (2001 – 2007) of the Company's former subsidiary, UBTW; President and Chief Executive Officer of UBT since 2010. Mr. Chapman is a CPA. In nominating Mr. Chapman, the Compensation & Governance Committee considered as important factors his experience in the financial industry in a financial role and in mergers and acquisitions, his strong background in risk management, his ability to understand financial statements, his familiarity with the markets in which we operate, and his extensive work with non-profit organizations in our markets.

Norman G. Herbert, age 70; Independent financial consultant. Director of UBI since 2009; Director of UBT since 2010; Director of UBTW (2006 – 2010). Mr. Herbert has an extensive financial background. For thirty-five years, he was a part of the financial management team for the University of Michigan, with responsibilities including management of endowment and working capital, real estate acquisitions and dispositions, external financing activities and risk management. In nominating Mr. Herbert, the Compensation & Governance Committee considered as important factors his extensive financial background, his ability to understand financial statements, his analytical background and a meticulous attention to detail, and his work with professional, civic and non-profit organizations.

Len M. Middleton, age 49; Professor of Strategy and Entrepreneurship, Ross School of Business at the University of Michigan. Director of  UBI and UBT since 2010; Director of UBTW (2009 – 2010). Trustee at the Ann Arbor Hands-On Museum. He holds an MBA, and is founder of a private equity firm that specializes in buyouts and other investment opportunities. In nominating Mr. Middleton, the Compensation & Governance Committee considered as important factors his extensive financial background, his experience with mergers and acquisitions, his ability to understand financial statements, his broad range of entrepreneurial experience, and his work with entrepreneurial companies and non-profit organizations.

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None of the Director nominees or incumbents, with the exception of Stephanie H. Boyse, John H. Foss and Len M. Middleton, serves as a director, or at any time during the past five years served as a director, of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act, or any company registered as an investment company under the Investment Company Act of 1940, as amended. Ms. Boyse is a director of Tecumseh Products Company. Mr. Foss is a director of La-Z-Boy Incorporated. Mr. Middleton is a Director of Arcadia Funds, Castle Oaks and One Tree. With the exception of Mr. Chapman, each Director and Director Nominee, and each person who served as a Director at any time during the last fiscal year, is or was independent as that term is defined under NASDAQ Listing Rules for service on the Board of Directors and each committee on which the Director serves. While the Company is not subject to these standards, it has chosen to comply with them voluntarily.

The Board of Directors reviews transactions with companies owned or managed by Directors, for the purpose of determining whether those transactions impact the independence of Directors. The Company conducted transactions in the normal course of business with companies affiliated with a single director during 2012 and 2011. The Board determined that these transactions did not impact the independence of that Director.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee and Compensation & Governance Committee. The Compensation & Governance Committee also performs the functions of a nominating committee.

Audit Committee

The Audit Committee consists of Kenneth W. Crawford, John H. Foss, Norman G. Herbert and Len M. Middleton. The Audit Committee met eight times during the year ended December 31, 2012. Each of the current members meets the requirements for independence as defined under NASDAQ listing rules. While the Company is not subject to these standards, it has chosen to comply with them voluntarily. In addition, the Board of Directors determined that Mr. Crawford and Mr. Foss have met the qualifications to be considered an "audit committee financial expert" as set forth under rules adopted by the Securities and Exchange Commission.

The Audit Committee has selected BKD LLP ("BKD") as its independent registered public accounting firm for 2013. BKD has served in that capacity since 2002. The services provided by BKD are limited by the Audit Committee to audit services and certain permitted audit related and tax services.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company's website at www.ubat.com. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

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The Audit Committee has full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, stock exchange listing standards, generally accepted accounting principles and public company custom and practice. The Audit Committee assists the Board in its oversight responsibilities of the integrity of the Company's financial statements, the system of disclosure controls and procedures and internal control over financial reporting, the independence and performance of the Company's internal auditor, the independence and performance of the independent registered public accounting firm, the Company's process for monitoring compliance with legal and regulatory requirements, the integrity and security of the Company's information systems and technology and the Company's enterprise risk management. Management is responsible for the Company's financial statements and the financial reporting process, and for establishing and maintaining the Company's system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's financial statements with U.S. generally accepted accounting principles.

Audit Committee Report

The Audit Committee reports that with respect to the audit of the Company's consolidated financial statements for the year ended December 31, 2012:

•	The Audit Committee has reviewed and discussed the Company's 2012 audited consolidated financial statements with the Company's management.

•
The Audit Committee has discussed with its independent registered public accounting firm, BKD, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD's communications with the Audit Committee concerning independence, and has discussed with BKD its independence.

Based on the review and the discussions referenced above, the Audit Committee recommended to the Board of Directors that the Company's 2012 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee
Norman G. Herbert, Chairman
Kenneth W. Crawford
John H. Foss
Len M. Middleton

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Compensation & Governance Committee

The Board of Directors of the Company has established a Compensation & Governance Committee, which addresses matters relating to employment, compensation, and management performance. The Compensation & Governance Committee also performs the functions of a nominating committee for the Board of Directors. The Board of Directors has adopted a written charter for the Compensation & Governance Committee, a copy of which is available on the Company's website at www.ubat.com.

Our Compensation & Governance Committee annually reviews and approves our compensation program, evaluates the performance of our Chief Executive Officer and, with input from the Chief Executive Officer, reviews the performance of the executive officers in achieving our business objectives, and recommends executive officers' compensation to our Board of Directors for approval. The Chief Executive Officer of the Company provides input into the recommended compensation of the executive officers to the Compensation & Governance Committee, but does not determine, recommend or participate in compensation decisions regarding his own compensation. Although input from the Chief Executive Officer is considered by the Compensation & Governance Committee and the Board, it is not given any disproportionate weight. The committee has the authority to recommend executive officers' compensation to our Board of Directors for approval in its discretion. The committee also recommends targets for bonuses and profit sharing and has sole authority to grant stock options and other equity awards to eligible individuals. The Compensation & Governance Committee and the Board have the final authority on compensation matters. Except to the extent prohibited by exchange rules (if applicable) and state law, the committee may delegate its authority to subcommittees when it deems it appropriate and in the best interests of the Company.

The Compensation & Governance Committee considers various potential candidates for Director that may come to its attention through current board members, shareholders or other persons. The Compensation & Governance Committee will review and evaluate candidates for Director nominated by shareholders in the same manner as it evaluates all other candidates. When considering and evaluating candidates for nomination to the Board, the committee considers a number of factors. The Compensation & Governance Committee considers board diversity as a factor in identifying nominees for Director, but diversity is not a dispositive factor and the Company has no formal diversity policy for Directors. In addition, the Compensation & Governance Committee believes that a Board candidate should:

•	Be a shareholder of United Bancorp, Inc.

•	Be willing and able to devote full interest and attendance to the Board and its committees

•	Bring their financial business to the Company, including personal and business accounts

•	Lend credibility to the Company and enhance its image

•	Help develop business and promote the Company and its subsidiaries

•	Provide advice and counsel to the CEO

•	Maintain integrity and confidentiality at all times.

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The Compensation & Governance Committee will consider shareholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company's bylaws. The bylaws provide that no less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting, any shareholder who intends to make a nomination at the meeting shall deliver a notice to the secretary of the Company setting forth (i) the name, age, business address and residence of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of each class and series of capital stock of the Company which are beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

The Compensation & Governance Committee met seven times during 2012, and is composed of the following Directors of the Company: Karen F. Andrews, Stephanie H. Boyse, James D. Buhr, John H. Foss and James C. Lawson. All members of the Company's Compensation & Governance Committee meet the requirements for independence under NASDAQ Listing Rules. While the Company is not subject to these standards, it has chosen to comply with them voluntarily.

Corporate Governance

Corporate Governance Policy

The Company has adopted a comprehensive Corporate Governance Policy. The policy is designed to promote accountability and transparency for the Board of Directors and management of the Company. The policy contains guidelines regarding the responsibilities, membership, and structure of the Board of Directors, including policies addressing:

•	Board leadership;
•	Director independence, diversity, education, and conflicts of interest; and
•	Majority vote requirement for uncontested elections.

The policy also contains guidelines for other significant corporate governance matters, such as the Board of Directors' responsibility for risk management and succession planning. The Corporate Governance Policy is available at the Company's website, www.ubat.com, under the "About Us – Investor Relations – Governance Documents" section.

Code of Ethics

The Company has adopted a comprehensive Code of Ethics. The code is intended to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the SEC and in all public communications made by the Company;

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•	Compliance with applicable governmental laws, rules and regulations; and

•	Prompt internal reporting to designated persons of violations of the code.

The Code of Ethics is available on the Company's website, www.ubat.com, under "About Us – Investor Relations – Governance Documents" section.

Board of Directors Leadership Structure

The Board of Directors of United is led by its Chairman of the Board, who is not the Chief Executive Officer of the Company. The Compensation & Governance Committee believes that separation of the positions of Chairman of the Board and Chief Executive Officer recognizes the difference between the two roles and reflects good corporate governance practice. The Chairman of the Board leads the Board of Directors in adopting an overall strategic plan for the Company, sets the agenda for the meetings of the Board of Directors, presides over all meetings of the Board of Directors, and provides guidance to the Chief Executive Officer. The Chief Executive Officer implements the strategic plan for the Company, as adopted by the Board of Directors, and leads the Company, its management and its employees on a day-to-day basis. Because of these differences, the Company currently believes keeping the Chairman of the Board and Chief Executive Officer as separate positions is the appropriate leadership structure for the Company.

James C. Lawson was elected as Chairman of the Board following the 2011 Annual Meeting of Shareholders. Mr. Lawson has a diverse background in the formation and operation of a successful business, and has served as a Director of the Company since 1986. Robert K. Chapman serves as the Company's President and Chief Executive Officer, and brings more than thirty years of banking experience in various roles, as well as leadership in the Washtenaw County market, to his role.

Board of Directors Role in Risk Oversight

The Company continues to enhance and implement its enterprise risk management ("ERM") process. The Board is responsible for overseeing the ERM process. The Enterprise Risk Management Committee implements the ERM process by overseeing policies, procedures and practices relating to enterprise-wide risk and compliance with bank and regulatory obligations. The committee consists of members of the executive management team and other appointed individuals from the various identified risk areas. The Company's Chief Financial Officer serves as chair of the committee.

Among other things, the committee is responsible for designing and implementing effective ERM processes and practices, ensuring that management understands and accepts responsibility for identifying, assessing and managing risk, ensuring that risk assessments are completed for each identified risk area, and reviewing and updating risk assessments on at least a quarterly basis. The committee has identified and monitors twelve risk areas. In 2011 and 2012, the ERM process involved a heightened focus on risks related to credit quality of the loan portfolio and earnings and capital, as both of these areas presented elevated levels of risk to the Company. The committee must meet at least four times per year. The Chief Financial Officer must report on the ERM process to the Board of Directors on at least a quarterly basis.

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The Board of Directors, and the Audit Committee under authority and responsibility delegated by the Board of Directors, play a key role in the oversight of the Company's risk management. To that end, the Board of Directors or the Audit Committee must periodically require and receive direct reports from the Enterprise Risk Management Committee.

Communicating with the Board of Directors

Shareholders may communicate with the Board of Directors, its committees or any member of the Board of Directors by writing to Chairman of the Board, United Bancorp, Inc., P. O. Box 1127, Ann Arbor, Michigan, 48104. All shareholder communications will be forwarded to the Board, the committee or the Director as indicated in the writing. The Chairman has discretion to screen and not forward to directors communications which the Chairman determines in his discretion to be communications unrelated to the business or governance of the Company and its subsidiaries, commercial solicitations, offensive, obscene or otherwise inappropriate. The Chairman shall, however, collect all security holder communications which are not forwarded, and such communications shall be available to any director upon request.

Meetings of the Board of Directors

During the year ended December 31, 2012, the Board of Directors of the Company met a total of six times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he or she is a member.

The Company encourages members of its Board of Directors to attend the Annual Meeting of Shareholders. All directors serving at May 8, 2012 other than Stephanie H. Boyse attended the Company's 2012 Annual Meeting of Shareholders held on that date.

Meetings of Independent Directors

The Company's independent directors meet periodically in executive sessions without any management directors in attendance. If the Board of Directors convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.

Whistleblower Program

The Audit Committee has established a program for employees of the Company and its subsidiaries to report violations of standards of conduct specified in the program, improper activity or other suspected wrongdoing by any officer or employee to the Chairman of the Audit Committee, in particular any activity that may jeopardize the accuracy of financial reporting, represent a conflict of interest, violate corporate ethics policies, or violate any provision of federal law. Retaliation against any employee who reports a good faith concern is not permitted.

Executive Officers

Following is a current listing of executive officers of the Company and biographical information about each executive officer. All information is as of the date of this proxy statement. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. The Board may also designate executive officers at regular or special meetings of the Board. Executive officers of the Company serve at the pleasure of the Board.

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Name, Age, and Five Year Business Experience	Executive Officer Since
Robert K. Chapman, age 69; Director of UBI since 2001; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2010–February, 2013) and Chief Executive Officer of UBT since 2010; President (2001–2005) and Chief Executive Officer (2001–2007) of UBTW; Director of UBTW (2001–2010)	2001
Randal J. Rabe, age 54; Executive Vice President (since 2003) and Chief Financial Officer (since December, 2007) of the Company; President (2003–2007) & Chief Executive Officer (2005–2007) and Director (2003–2007) of UBT	2003
Todd C. Clark, age 43; Executive Vice President of the Company; President (since February, 2013) of UBT; Chief Operating Officer and Washtenaw Community President (2010–2013); President (2006–2010) and Chief Executive Officer (2007–2010) of UBTW; Director (2006–2010) of UBTW	2005
Gary D. Haapala, age 49; Executive Vice President of the Company since 2006; Executive Vice President – Wealth Management Group of UBT since 2006	2006
Joseph R. Williams, age 49; Executive Vice President of the Company (since 2007); Lenawee Community President (since 2010); President and Chief Executive Officer and Director of UBT (2007–2010); Executive Vice President – Community Banking of UBT (2003–2007)	2007

Compensation of Directors and Executive Officers

Compensation Discussion and Analysis

Executive Summary
This discussion describes all material elements of our compensation program for our executive officers named in the Summary Compensation Table below ("named executive officers").

We believe our executive compensation programs continue to provide a competitive pay-for-performance package that helps us attract, retain, and motivate our executives. We believe that it is important that our executive compensation also reflect the relative financial performance of the Company. Prior to June 2012, we were subject to limitations on executive compensation as a result of our participation in the TARP Capital Purchase Plan, as described below. In spite of the lifting of the limitations resulting from this program, we made no significant changes to our executive compensation programs in 2012.

Our Compensation & Governance Committee continued to work with Findley Davies, the committee's independent executive compensation consultant. In 2012, Findley Davies assisted the committee in evaluating Director compensation compared to peers, and performed a review and analysis of the Company's current Management Committee Incentive Plan. Minimum levels were not met in 2012 for payment under the Company's Management Committee Incentive Compensation Plan, and no payments were made under the plan in 2012. The Company granted Restricted Stock Unit awards in 2012, with vesting based on satisfaction of time based and performance based vesting requirements. Those grants performance vested at 97.5% of target in 2012.

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We continue to monitor all of our compensation program elements and practices to determine how they compare with current market practices and align with our overall compensation philosophy. At our annual meeting of shareholders in 2009, we began providing our shareholders with the opportunity to cast an annual advisory vote on our executive compensation (a "say-on-pay proposal"). At each annual vote of shareholders on this matter, a majority of the votes cast by our shareholders were to approve the compensation we paid to our named executive officers. Our compensation committee takes this result into account in determining compensation policies and setting compensation and will consider such results in the future.

Compensation Philosophy and Objectives
Our executive compensation program is overseen by our Compensation & Governance Committee. The Compensation & Governance Committee believes that our compensation program should be designed to tie annual and long-term cash and stock incentives to achievement of measurable business and individual performance objectives. The Compensation & Governance Committee believes that this approach aligns executives' incentives with shareholder value creation and allows the Company to attract and retain high quality executive talent. Accordingly, a portion of our executives' overall compensation is tied to our financial performance (including our return on assets and net income). Our compensation philosophy is intended to compensate our executives with base salary targeted at the midrange of market competitive levels, while rewarding for outstanding corporate performance with our performance based plans. If performance goals are achieved, the result will likely be total compensation above the midrange of market competitive levels.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in May 2012, 81.0% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the Company's executive compensation for 2011. The Compensation & Governance Committee believes this affirms shareholders' support of the Company's approach to executive compensation. In light of the voting results, the Committee did not materially change its approach in 2012. The Compensation & Governance Committee will continue to consider the outcome of advisory votes on the Company's say-on-pay proposals when making future compensation decisions for the named executive officers.

Compensation Process
In its process for deciding how to compensate our named executive officers, the Compensation & Governance Committee considers, among other things, competitive market data. Some of the resources considered were the ABA Executive Compensation Standard Report, American Bankers Association Compensation Benefits Survey, BAI Bank Cash Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Benchmark Database Human Resource Management, Michigan Bankers Association Compensation Survey and Watson Wyatt Benchmark Compensation Report for Financial Institutions.

None of the resources was specifically prepared or customized for the Company and each resource contained only aggregate data with regard to the institutions surveyed. While the Compensation & Governance Committee considered these resources, it determined compensation levels in its judgment based on what it considered to be reasonable and appropriate for the Company.

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For 2012, the Committee engaged the services of Findley Davies as compensation consultants. Findley Davies assisted the Compensation & Governance Committee in evaluating Director compensation compared to peers, and performed a review and analysis of the Company's current Management Committee Incentive Plan. Findley Davies did not provide any other services to the Company during 2012.

The Compensation & Governance Committee also uses tally sheets prepared by our payroll department with respect to each of our named executive officers. Tally sheets include the dollar value of each component of the named executive officers' compensation, including current cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. The primary purpose of the tally sheets is to bring together in one place all of the elements of compensation of our named executive officers so that the Compensation & Governance Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation. The Compensation & Governance Committee generally compares the information on the tally sheets, on an individual and aggregate basis, to the extent comparisons are available, to market data. In addition, such tallies are also used to determine internal equity conformance.

We believe that it is important that our executive compensation reflect the relative financial performance of the Company. The table below shows the aggregate base salary and bonus and awards of the named executive officers, compared to the return on average assets ("ROA") of the Company for the past seven years.

Targets and Peer Data
The Compensation & Governance Committee has the authority to set targets at other than those contained in the current year Board-approved financial plan.

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For 2012, the targets for payouts under the 2009 Management Committee Incentive Compensation Plan were set at a level that was higher than the 2012 board-approved financial plan, and targets for performance based vesting of Restricted Stock Units granted in 2012 were based on the 2012 board-approved financial plan.

The Compensation & Governance Committee has utilized comparison to a number of peer groups for the purpose of ranking our financial performance with peers in order to validate our performance targets. However, these peer groups were not used specifically to compare our compensation practices and levels to peer companies.

Compensation Components
The key components of our executive compensation program consist of a base salary and participation in various performance-based compensation plans, including our Management Committee Incentive Compensation Plan, Senior Management Bonus Deferral Stock Plan, 401(k) Plan, and our Stock Incentive Plan of 2010.

Base Salary

We use base salary to attract and retain executive officers near the midpoint of market rates, and rely on our performance-based plans to reward for performance. The Company generally hires executive officers at market rates necessary to attract talent. Raises and salary adjustments for named executive officers are provided primarily to allow us to retain our existing talent.

Generally, we believe that base salary should be set at mid-level market competitive levels. Base salaries are reviewed annually and are compared to several databases and public information, and adjusted from time to time.

2009 Management Committee Incentive Compensation Plan

The named executive officers participate in the Management Committee Incentive Compensation Plan. Under the plan, a participant is paid a percentage of his or her base salary based on the achievement of business and individual performance objectives. Bonuses under the plan are based all or in part on our achieving a target return on assets ("ROA") as established annually by the Board of Directors. For 2012, our target ROA was 1.0%.

The plan is divided into groups, each with differing payout levels based on a percentage of base salary. Participants in the plan may earn more or less than the prescribed bonus percentages at target levels, with threshold and maximum bonus levels established. The table below details the range of minimum, target and maximum thresholds and payouts for each group of the plan, relating to the named executive officers.

	No Bonus is Earned if Performance is Below:		Bonus Earned at Minimum Threshold	Bonus Earned at 100% of Target	Maximum Bonus That Can Be Earned	Maximum Bonus is Earned At or Above:
Group 1	0.50%	ROA	11.25%	45%	90%	1.625%	ROA
Group 2	0.50%	ROA	8.75%	35%	70%	1.625%	ROA

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Targets for 2012 for all participants were based 100% on ROA, as participants each have responsibilities with regard to the overall performance of the Company. Targets were not achieved in 2012, and as a result, no incentive compensation was paid to any of the named executive officers under the plan.

The table below details the respective named executive officers in each group, the group within the plan that each participates in, the basis upon which the bonus is determined, and the payout percentages for calendar year 2012.

Executive Officer	Group	Based on:	2012 Payout
Chapman	1	Target ROA (100%)	0%
Rabe	2	Target ROA (100%)	0%
Clark	2	Target ROA (100%)	0%

Under the 1996 Senior Management Bonus Deferral Stock Plan, participating officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payment in the form of shares of Company common stock. During 2011 and 2012, none of the named executive officers received bonuses eligible to be deferred under the plan and, as of December 31, 2012, none of the named executive officers had any balance in the plan.

Stock Incentive Plan of 2010

At the 2010 Annual Meeting of Shareholders, shareholders approved the United Bancorp, Inc. Stock Incentive Plan of 2010 (the "Incentive Plan"). The Incentive Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for many years. The Board of Directors believes that the Incentive Plan is important to attract, retain and motivate corporate and subsidiary directors, officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Company and its subsidiaries. The Compensation & Governance Committee awarded grants in 2012 under the Incentive Plan based on the Company's 2011 performance, and in 2011 based on the Company's 2010 performance.

The Incentive Plan includes a number of components, as follows:

Stock Options
The Incentive Plan permits the Company to grant to participants options to purchase shares of common stock at stated prices for specific periods of time. Stock options that may be granted under the Incentive Plan could be either nonqualified stock options or incentive stock options as defined in Section 422 of the Internal Revenue Code. The Compensation & Governance Committee may award options for any amount of consideration or no consideration, as the committee determines. No stock options were granted in 2012 or 2011.

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Stock Appreciation Rights
The Incentive Plan permits the Compensation & Governance Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a "base" price set by the Compensation & Governance Committee. Stock appreciation rights are exercisable on dates determined by the Compensation & Governance Committee at the time of grant. The committee may award stock appreciation rights for any amount of consideration or no consideration, as the committee determines.

Stock appreciation rights are subject to terms and conditions determined by the Compensation & Governance Committee. A stock appreciation right may relate to a particular stock option and may be granted simultaneously with or subsequent to the stock option to which it relates. The Company granted Stock-Only Stock Appreciation Rights ("SOSARs") in 2012 and 2011.

Restricted Stock and Restricted Stock Units
The Incentive Plan permits the Compensation & Governance Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock, the retention, vesting and transferability of which are subject, for specified periods of time, to such terms and conditions as the Compensation & Governance Committee deems appropriate (including continued service or employment and/or achievement of performance goals established by the committee). The Compensation & Governance Committee may award restricted stock or restricted stock units for any amount of consideration or no consideration, as the committee determines.

The Compensation & Governance Committee establishes the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant "vest" (i.e., the restrictions on them lapse) in the manner and at the times that the Compensation & Governance Committee determines. The Company awarded restricted stock in 2011 and restricted stock units ("RSUs") during 2012 and 2011.

The period during which restricted stock and RSUs are unvested under the Plan is known as the "Restricted Period." The restrictions imposed on 100% of the restricted stock awarded are time-based, and lapse two years from the date of grant.

RSUs vest upon satisfaction of time based and performance based vesting requirements. Vesting for RSUs granted in 2012 is as follows:

•	Time Based Vesting. The percentage of RSUs awarded that satisfy the performance based vesting requirements will generally vest and be settled three years from the date of the grant.

•	Performance Based Vesting. The performance period for the RSUs granted in 2012 is the period beginning January 1, 2012 and ending December 31, 2012.

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The percentage specified below of RSUs awarded will satisfy the performance based vesting requirements of the award if the Company's core earnings, as measured by pre-tax, pre-provision return on assets ("PTPP ROA"), earnings, as measured by return on assets ("ROA") and asset quality, as measured by Classified Assets Coverage,1 as determined by the Company in a manner consistent with the information reported in its filings with the Securities and Exchange Commission, meet the standards set forth in the following schedule:

Performance Measure (Metric)	Weight	Performance Standard	% of RSU Award Performance Vested
Core Earnings (PTPP ROA)	1/3	1.35%	25%
		1.45%	50%
		1.55%	75%
		1.65%	100%
Earnings (ROA)	1/3	0.11%	25%
		0.21%	50%
		0.32%	75%
		0.42%	100%
Asset Quality (Classified Assets Coverage)	1/3	55.0%	25%
		50.0%	50%
		45.0%	75%
		40.0%	100%

RSUs will not vest upon performance below the minimum performance standards provided above. Vesting upon performance between the performance standards provided above will be interpolated based on the actual performance. For 2012, RSUs performance vested at 97.5% of target.

Stock Awards
The Incentive Plan permits the Compensation & Governance Committee to make stock awards. The committee may make stock awards for any amount of consideration, or no consideration, as the committee determines. A stock award of common stock is subject to terms and conditions set by the Compensation & Governance Committee at the time of the award. Stock award recipients generally have all voting, dividend, liquidation and other rights with respect to awarded shares of common stock. However, the committee may impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan. No stock awards were granted in 2012 or 2011.

Other Stock-Based Awards
Finally, the Incentive Plan permits the Compensation & Governance Committee to grant a participant one or more types of awards based on or related to shares of common stock, other than the types described above. Any such awards are subject to such terms and conditions as the Compensation & Governance Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan. No other stock-based awards were granted in 2012 or 2011.

1 Adversely classified assets as a percent of tier one capital plus allowance for loan losses.

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Stock Option Plans

Before December 31, 2009, we granted stock options under one of two stock option plans: the 1999 and 2005 stock option plans. The 1999 and 2005 stock option plans have expired and been replaced by the Stock Incentive Plan of 2010. Options granted under the plans and not exercised are still outstanding, and no new options may be granted under either plan.

Under the plans, options were granted at the then-current market price at the time the option was granted. The options have a three-year vesting period and, with certain exceptions, expire at the end of ten years from the date of grant, or three years after retirement. Options granted under our plans are non-qualified stock options as defined under the Internal Revenue Code.

Our Compensation & Governance Committee administers our stock option plans. Option grants for any certain year were generally determined by evaluating the number of option grants available under the plan, divided by the number of years remaining in the plan. The committee allocated some or all of the options available for a particular year to eligible participants based on a number of factors, including the relative rank of the executive officer within our Company and his or her specific contributions to the success of the Company for the prior year. The committee did not time the grant of stock options to take advantage of material non-public information, or time the release of material non-public information to increase the value of option grants.

We believe the options served to enhance shareholder value by aligning the interests of our executive officers with those of the shareholders and also by acting to retain our executive officers through the vesting of the options. The exercise price of all options granted under the plans was higher than the Company's stock price as of December 31, 2012, and accordingly, unless the stock price significantly improves, the ability of those options to assist in retention of our executive officers may not be realized.

401(k) Plan

Under our 401(k) plan, named executive officers and other participants may defer a portion of their compensation, and the Company's 401(k) plan provides for a match of up to 4% of salary, subject to IRS regulations. In addition to the match contributions, the plan includes a profit-sharing feature based on achievement of a net income target as established annually by the Board of Directors. Effective July 1, 2009, the Company discontinued its match and profit sharing contributions to the 401(k) plan as a cost-cutting measure. The Company reinstated match contributions beginning January 1, 2011, but did not make profit sharing contributions in 2012 or 2011.

Severance Arrangements

Each named executive officer has an employment agreement with the Company. The employment agreements renew annually on April 1 for one-year terms, unless either party gives timely notice of non-renewal.

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As part of our goal to attract and retain our executive officers, such employment agreements provide that if the Company terminates the employee's employment before a Change in Control (as defined in the agreement) other than for Cause (as defined in the agreement), the employee will receive severance pay consisting of six months' salary continuation and six months of COBRA payments, provided that the severance pay will end if the employee secures other employment. If the Company terminates the employee's employment other than for Cause within 12 months after a Change in Control, or if the employee resigns for Good Reason (as defined in the agreement) within 12 months after a Change in Control, the employee will receive severance pay consisting of a lump sum payment equal to one year's salary, and will also receive 12 months of COBRA payments. The purpose of the severance arrangements is to minimize the uncertainty and distraction caused by bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if we are acquired or if there is a change in control.

The employment agreements provide for a general release from the employee as a condition to eligibility for severance pay. The employment agreements also provide that to be eligible for severance pay the employee must comply with confidentiality requirements and 12-month non-solicitation and non-competition commitments included in the employment agreements.

Inter-Relationship of Elements of Compensation Packages

The various elements of the compensation package are not inter-related. There is no significant interplay of the various elements of total compensation between each other. While the Compensation & Governance Committee may recommend, and the Board has discretion to make exceptions to any compensation or bonus payouts under existing plans, the Compensation & Governance Committee has not recommended, and the Board has not approved, any exceptions to the plans with regard to any named executive officer.

Perquisites

We offer minor perquisites to some executive officers, none of which have an annual aggregate incremental cost to us of more than $10,000 per executive.

Limitations on Executive Compensation

Exit from TARP Capital Purchase Program

On June 19, 2012, the United States Department of the Treasury sold all 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share ("Preferred Shares") in a modified dutch auction. On July 18, 2012, the Company repurchased from Treasury for $38,000 a Warrant to purchase 311,492 shares of Company common stock. The Company issued the Preferred Shares and Warrant to Treasury in connection with the Company's participation in the TARP Capital Purchase Program.

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As a result of these transactions, the Company no longer has any obligation to Treasury in connection with the TARP Capital Purchase Program and the Company is no longer subject to certain requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, leaving the Company with greater flexibility to manage its business and affairs and eliminating the management time and expenses which were required to comply with these provisions.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies participating in the CPP for taxable compensation in excess of $500,000 paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We consider the impact of Section 162(m) when structuring the performance based portion of our executive compensation, but Section 162(m) is not a dispositive consideration. No compensation was non-deductible because of Section 162(m) in 2011, and we do not expect any compensation to be non-deductible because of Section 162(m) in 2012.

Other Limitations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation in excess of $1,000,000 paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We consider the impact of Section 162(m) when structuring the performance based portion of our executive compensation, but Section 162(m) is not a dispositive consideration. No compensation was non-deductible because of Section 162(m) in 2012, and we do not expect any compensation to be non-deductible because of Section 162(m) in 2013.

Pursuant to employment agreements entered into with each named executive officer, United may recover or "claw back" from named executive officers any bonus or incentive compensation based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. It is anticipated that actions to be taken under such circumstances would be determined by the Compensation & Governance Committee.

Stock Ownership Guidelines
We believe that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders and that, by holding an equity position in the Company, executive officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, guidelines for stock ownership by executive officers were adopted in 2008. As of December 31, 2012, all of the named executive officers had stock ownership in compliance with the stock ownership guidelines. We currently have no policies regarding hedging the economic risk of any ownership of our common stock.

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by each person who served as Chief Executive Officer during 2012 and the two most highly compensated executive officers other than the Chief Executive Officer during 2012.

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Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Option Awards (2)	Stock Awards (3)	Non-Equity Incentive Comp (4)	All Other Compensation (5)	Total Compensation
Robert K. Chapman, President and Chief Executive Officer	2012	$274,615	$0	$38,280	$0	$21,000	$333,895
	2011	267,692	0	44,976	0	20,300	332,968
	2010	260,000	0	0	0	10,500	270,500
Randal J. Rabe, Executive Vice President and Chief Financial Officer	2012	$205,846	$0	$19,140	$0	$12,259	$237,245
	2011	199,231	0	22,488	0	11,694	233,413
	2010	190,000	0	0	0	3,725	193,725
Todd C. Clark, Executive Vice President	2012	$205,846	$0	$19,140	$0	$10,659	$235,645
	2011	200,385	0	22,488	0	10,201	233,074
	2010	195,000	0	0	0	2,400	197,400

(1)	Salary amounts include amounts deferred under the Company's 401(k) plan.
(2)
Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Amounts include awards of stock options. Further information regarding grant valuation is contained in Note 15 of the Notes to Consolidated Financial Statements.

(3)
Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Amounts include awards of restricted stock, RSUs and SOSARs. Further information regarding grant valuation is contained in Note 15 of the Notes to Consolidated Financial Statements.

(4)
"Non-Equity Incentive Compensation" includes amounts paid under the Management Committee Incentive Compensation Plan and as a profit-sharing contribution under the Company's 401(k) plan as further described in the "Compensation Discussion and Analysis" section of this Proxy Statement. Detail is shown in the table below.

(5)
"All Other Compensation" includes matching contributions made by us under our 401(k) plan and life insurance premiums paid by the Company for the benefit of the named executive officers. Detail is shown in the table below.

Name	Year	Management Committee Incentive Pay	401(k) Profit Sharing	Total Non-Equity Incentive Pay	401(k) Match Contributions (a)	Life Insurance Premiums	Total Other Compensation
Chapman	2012	$0	$0	$0	$10,000	$11,000	$21,000
	2011	0	0	0	9,800	10,500	20,300
	2010	0	0	0	0	10,500	10,500
Rabe	2012	$0	$0	$0	$8,234	$4,025	$12,259
	2011	0	0	0	7,969	3,725	11,694
	2010	0	0	0	0	3,725	3,725
Clark	2012	$0	$0	$0	$8,209	$2,450	$10,659
	2011	0	0	0	7,801	2,400	10,201
	2010	0	0	0	0	2,400	2,400

(a) The match, which was discontinued July 1, 2009, was reinstated January 1, 2011 at a maximum of 4%.

Narrative disclosure of the material terms of the compensation components shown in the Summary Compensation Table may be found above under the heading "Compensation Components" and is here incorporated by reference.

Outstanding Equity Awards at Fiscal Year End 2012

The following table provides information as of December 31, 2012 regarding the Company's outstanding equity awards under the Company's equity compensation plans. As of December 31, 2012, the exercise price of all of the stock options shown below was higher than the Company's stock price, and accordingly, the options could not be exercised profitably at that time. All shares issuable under the Senior Management Bonus Deferral Stock Plan are fully vested, and are not included in the table below.

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	Option and SOSAR Awards					Stock Awards
		# of Shares Underlying Unexercised Grants at Year-End (2)		Option Exercise Price (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested [4,5]	Market Value of Shares or Units of Stock That Have Not Vested [4,5]
Name	Grant Date (1)	Exercisable	Unexercisable
Robert K. Chapman
Stock Option Grants	01/10/03	5,348	- -	$22.21	01/10/13
	01/09/04	5,788	- -	27.21	01/09/14
	01/03/05	5,512	- -	30.39	01/03/15
	01/03/06	5,880	- -	29.52	01/03/16
	01/02/07	6,000	- -	22.50	01/02/17
	02/15/08	7,200	- -	19.75	02/15/18
	03/04/09	12,500	- -	7.24	03/04/19
SOSAR Grants	03/02/11	5,280	10,720	3.35	03/02/21
	03/02/12	- -	16,000	3.30	03/02/22
RSU Grants	03/02/11					3,612	$16,254
	03/02/12					5,850	26,325
Restricted Stock	03/02/11					2,000	9,000

Randal J. Rabe
Stock Option Grants	02/17/03	2	- -	$23.04	02/17/13
	01/09/04	4,630	- -	27.21	01/09/14
	01/03/05	4,410	- -	30.39	01/03/15
	01/03/06	3,990	- -	29.52	01/03/16
	01/02/07	3,800	- -	22.50	01/02/17
	02/15/08	4,000	- -	19.75	02/15/18
	03/04/09	7,000	- -	7.24	03/04/19
SOSAR Grants	03/02/11	2,640	5,360	3.35	03/02/21
	03/02/12	- -	8,000	3.30	03/02/22
RSU Grants	03/02/11					1,806	$8,127
	03/02/12					2,925	13,163
Restricted Stock	03/02/11					1,000	4,500

Todd C. Clark
Stock Option Grants	01/10/03	992	- -	$22.21	01/10/13
	01/09/04	2,017	- -	27.21	01/09/14
	01/03/05	3,528	- -	30.39	01/03/15
	01/03/06	4,200	- -	29.52	01/03/16
	01/02/07	4,600	- -	22.50	01/02/17
	02/15/08	5,000	- -	19.75	02/15/18
	03/04/09	7,000	- -	7.24	03/04/19
SOSAR Grants	03/02/11	2,640	5,360	3.35	03/02/21
	03/02/12	- -	8,000	3.30	03/02/22
RSU Grants	03/02/11					1,806	$8,127
	03/02/12					2,925	13,163
Restricted Stock	03/02/11					1,000	4,500

(1)
Option grants are fully vested at the end of the first three years following the grant date; 33% per year at the end of each of the first two years and 34% at the end of the third year. The right to exercise SOSARs vests 1/3 on each of the first three anniversaries of the date of the award.

(2)	The number of shares granted and the exercise price for each stock option grant is adjusted in accordance with the Company's stock option plans to reflect stock dividends paid.
(3)	Dates shown for Stock Option and SOSAR awards are the award expiration dates.
(4)	Shares of restricted stock and RSUs are subject to risks of forfeiture as follows:
	-	Restricted stock awards. The restrictions imposed on 100% of the restricted stock awarded lapse two years from the date of award.

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-
RSUs: Performance based vesting requirements for 2012 are described previously under "Compensation Components – Stock Incentive Plan of 2010." For 2012, RSUs performance vested at 97.5% of target. The performance vested RSUs are subject to time-based vesting requirements and will generally vest and be settled three years from  the date of grant.

(5)	The market value of the shares of restricted stock and RSUs that have not vested is based on the closing price of the Company's common stock on December 31, 2012.

The Company has not adjusted or amended the exercise price of options previously awarded to any executive officer.

Retirement, Termination or Change of Control Payments

The Company has entered into employment agreements with each of the named executive officers. Additional information about retirement, termination or change in control payments under the employment agreements may be found above under the heading "Severance Arrangements" and is here incorporated by reference.

Under the terms of the Company's 2005 stock option plan, upon the earlier of the occurrence of an Applicable Event (as defined in the plan), and the death or total disability of a participant, all options granted to the participant shall be fully exercisable in accordance with terms of the plan. At December 31, 2012, the exercise price of all of the options granted to our named executive officers was higher than the Company's stock price, and therefore, the options could not have been exercised profitably.

Under the terms of the Incentive Plan, if an Incentive Plan participant retires, dies, or becomes disabled while an employee of the Company or one of its subsidiaries, SOSAR grants under the Incentive Plan shall become fully vested and exercisable for one year following participant's death or disability and for three years following participant's retirement; however, in no event will the participant's retirement, death, or disability extend the last date to exercise the SOSARs. Notwithstanding any provisions of the Incentive Plan, all of the SOSAR grants under the Incentive Plan shall be immediately exercisable in the event of any change in control (as defined in the Incentive Plan) and may be exercised for the remaining term of the award.

If the participant's employment or officer status with United or any of its subsidiaries is terminated during any restricted period as defined by the Incentive Plan, all restricted stock still subject to restrictions at the date of such termination shall either vest or automatically be forfeited and returned to United as provided in the plan. Notwithstanding any provisions of the Incentive Plan, 100% of the restricted stock shall fully vest upon the following events resulting in termination of employment or officer status: (a) death; (b) disability; (c) change in control; or (d) retirement.

Notwithstanding any provisions of the Incentive Plan, a portion of restricted stock units shall satisfy the time based vesting requirement upon the following events resulting in termination of employment or officer status: (a) death; (b) disability; or (c) retirement (collectively any of (a), (b) or (c) are an "Acceleration Event"). Upon the occurrence of an Acceleration Event, the percentage of restricted stock units that shall satisfy the time based vesting requirement shall be determined by dividing the number of full calendar months between the date of this Agreement and the date of the Acceleration Event by thirty six (36) and in no event may the percentage accelerated exceed 100%.

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Notwithstanding the preceding two sentences, the restricted stock units that satisfy the time based vesting requirements due to an Acceleration Event remain subject to the performance based vesting requirements. Notwithstanding any provisions of the Incentive Plan or this Agreement, 100% of the restricted stock units outstanding shall fully vest, including both time based vesting and performance based vesting, upon a change in control.

Named executive officers may participate in the Company's 401(k) plan, which will provide payment following retirement dependent on contributions by the officer and the Company during their term as an employee. Terms of the plan are disclosed above in the "Compensation Components" section. Named executive officers are not eligible for other Company benefits following retirement.

Equity Compensation Plan Information

The following table provides information regarding equity compensation plans approved by shareholders as of December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (3)
Equity compensation plans approved by shareholders	(A)	(B)	(C)
Stock Option Plans (1)	358,070	$21.32	-
Stock Incentive Plan of 2010	214,045	3.33	263,330
Director Retainer Stock Plan (2)	119,539	NA	216,864
Senior Management Bonus Deferral Stock Plan (2)	4,568	NA	21,373
Total	696,222	$15.59	501,567

(1)	The Company's 2005 Stock Option Plan expired on January 1, 2010, and no additional options can be issued under the plan.
(2)
The number of shares credited to participants under the Director Retainer Stock and Senior Management Bonus Deferral Stock Plans is determined by dividing the amount of each deferral by the market price of stock at the date of that deferral.

(3)
The numbers of shares reflected in column (c) in the table above with respect to the Stock Incentive Plan of 2010, the Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan represent shares that may be issued other than upon the exercise of an option, warrant or right.

The Company has no equity compensation plans not approved by shareholders.

Compensation of Directors

All of the Company's Directors are Directors of United Bank & Trust. The table below details the fees paid to Directors for 2012:

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Director Fees for 2012	UBI	UBT
Annual retainer
Non-officer directors	$1,000	$4,000
Committee Chairs	2,500	2,500
Meeting attendance fee
Board meeting	500	500
Board Committee	250	250

The Chairman of the Board of the Company received an annual fee of $40,000 in 2012 for his services, and receives no other compensation for services as a Director. We have established community boards for each of our Lenawee and Washtenaw markets. Certain of our Directors also serve as a member of one of those community boards. For this service as a member of a community board, Directors receive an annual retainer of $1,000 and meeting fees of $500 per community board meeting and $250 per community board committee meeting as of December 31, 2012.

Directors that are not otherwise employees do not participate in our employee benefit programs, and receive no direct or indirect compensation.

Under the 1996 Director Retainer Stock Plan, a Director may elect to defer all or a portion of the payments received for serving as a Director, except for fees for serving on or as chairman of a committee. A Director who elects to defer payment will instead be awarded units equal to the cash payment that was earned divided by the market price of our common stock on such date. The common stock earned will be issued to the Director on the date on which such Director no longer is serving as a Director. An election to defer made no later than 30 days after a Director is eligible is generally given effect commencing as of the next calendar quarter after the election. An election to defer made after 30 days from the date that a Director was eligible is generally given effect commencing as of the next calendar year. The plan is administered by the Company's Chief Executive Officer. Up to 400,000 shares may be issued pursuant to the plan.

No Director who is also an employee of either the Company or the Bank receives any compensation for his or her services as a Director. Accordingly, Mr. Chapman's compensation is not set forth below, but is disclosed above in the Summary Compensation Table.

Below is a summary of compensation paid to Directors of UBI for 2012:

Director	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Compensation	All Other	Total Director Compensation	Stock Awards Outstanding (2)
Karen F. Andrews (3)	$10,500	$-	$-	$-	$-	$10,500	180.2
Stephanie H. Boyse	21,250	-	-	-	-	21,250	17,294.6
James D. Buhr	37,000	-	-	-	-	37,000	12,183.9
Kenneth W. Crawford	25,500	-	-	-	-	25,500	6,553.2
John H. Foss	30,750	-	-	-	-	30,750	10,498.3
Norman G. Herbert	31,250	-	-	-	-	31,250	-
James C. Lawson	40,000	-	-	-	-	40,000	20,778.7
Len M. Middleton	22,250	-	-	-	-	22,250	11,740.2

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(1)
Amounts include fees earned as a Director of the Company, the Bank and where applicable, as a member of a community board. All Directors except for Andrews, Crawford and Foss serve as a member of a community board. Amounts deferred are included in this column, and were as follows for 2012: Andrews, $750; Boyse, $17,000; Buhr, $20,000; Crawford, $14,500; Lawson, $8,000 and Middleton, $19,000.

(2)
Aggregate number of shares of stock awards outstanding December 31, 2012, representing payments deferred under the Director Retainer Stock Plan, along with accumulated cash dividends earned on deferred amounts.

(3)	Director Andrews was elected as a Director of the Company in June, 2012.

Compensation Committee Report

The Compensation & Governance Committee has reviewed and discussed the foregoing "Compensation Discussion and Analysis" section with Company management. Based on our review and discussion with management, the Compensation & Governance Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2012.

The Compensation & Governance Committee has reviewed the Company's compensation plans for its senior executive officers ("SEOs"), and has determined that the plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company. The Committee does not believe that the structure of the SEO incentive compensation plans, when considered within the overall compensation of the SEOs, is likely to encourage the SEOs to take risks, for the following reasons:

•
Compensation Mix – Because SEO salary makes up the majority of the overall compensation, there is inherently less risk to the Company's shareholders that the SEOs would undertake unnecessary and excessive risks than if short-term incentives comprised the majority of the SEO's compensation.

•
Stock Incentive Plan – The committee has determined that this plan does not encourage unnecessary and excessive risk taking because: 1) the awards are determined subjectively based upon overall performance, including performance measures pertaining to asset quality, and 2) the exercise of the grants aligns the SEO with shareholders in the desire to build long-term value.

•
Management Committee Incentive Compensation Plan – For the SEOs, the primary component of this plan is the Company's return on assets. Increasing net income is the best method for SEOs to maximize this short-term incentive. While there is some chance that SEOs could take on unnecessary risk to maximize net income, this risk is mitigated by Company policies and procedures and Board oversight. Significant windfalls provided by new or changed accounting standards or large one-time events that were not included in the plan can be excluded at the discretion of the Compensation & Governance Committee, so SEOs do not have an incentive to undertake these potentially risky events.

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The Compensation & Governance Committee certifies that:

1.
It has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation & Governance Committee
James D. Buhr, Chairman
Karen F. Andrews
Stephanie H. Boyse
John H. Foss
James C. Lawson

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation & Governance Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The following individuals served as a member of the Compensation & Governance Committee during 2012:  James D. Buhr; Karen F. Andrews; Stephanie H. Boyse; John H. Foss; and James C. Lawson. No officer or employee or former officer or employee of the Company or any of its subsidiaries served as a member of the Compensation & Governance Committee during 2012. During 2012, other than for relationships involving subsidiaries of the Company:

1.	No executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on the Compensation & Governance Committee of the Company;

2.	No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation & Governance Committee of the Company;

3.	No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a Director of the Company.

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Members of the Compensation & Governance Committee were clients of and had transactions (loans and commitments to lend) with the Bank in the ordinary course of business during 2012. All such loans and commitments were made by the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. See "Directors, Executive Officers, Principal Shareholders and Their Related Interests – Transactions with the Bank."

Security Ownership of Certain Beneficial Owners

To the extent known by the Company, as of March 11, 2013, no shareholders except those listed in the following table owned beneficially more than five percent (5%) of the voting securities of the Company. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of March 11, 2013. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting and Dispositive Power	Total Beneficial Ownership	Percent of Class
Wellington Management Company LLP (1)	-	-	1,256,491	1,256,491	9.89%
280 Congress Street
Boston, MA 02210
Jacobs Asset Management, LLC (2)	-	-	750,000	750,000	5.90%
11 East 26 Street, Suite 1900
New York, NY 10010
Manulife Asset Management (US) LLC (3)	892,859	-	-	892,859	7.03%
101 Huntington Avenue
Boston, MA 02199
Raffles Associates, LLP (4)	-	-	775,700	775,700	6.10%
2 Penn Plaza, Suite 1920A
New York, NY 10121
The Banc Funds LLC (5)	638,718	-	-	638,718	5.03%
20 North Wacker Drive, Suite 3300
Chicago, IL 60606

(1)
Based on a Schedule 13G filed February 14, 2012 by Wellington Management Company, LLP, which is the most recent filing available to us. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 1,256,491 shares of common stock, which are held of record by clients of Wellington Management.

(2)
Based on a Schedule 13G filed February 14, 2013 by Jacobs Asset Management, LLC, JAM Equity Partners, LLC, JAM Recovery Fund, L.P. and Sy Jacobs. Mr. Jacobs, JAM Equity Partners, LLC and JAM Recovery Fund, L.P. may be deemed to have beneficial ownership of these same shares.

(3)
Based on a Schedule 13G filed February 14, 2012 by MAM (US) and Manulife Financial Coproration, which is the most recent filing available to us. Manulife Asset Management (US) LLC ("MAM (US)") has beneficial ownership of 892,859 shares of common stock. Through its parent-subsidiary relationship to MAM (US), Manulife Financial Corporation may be deemed to have beneficial ownership of these same shares.

(4)	Based on a Schedule 13G filed February 14, 2012 by Raffles Associates, L.P, which is the most recent filing available to us.
(5)	Based on a Schedule 13G filed February 12, 2013 by The Banc Funds LLC.

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Security Ownership of Management

The table below discloses the number and percentage of shares of Company Common Stock beneficially owned by each of our Directors and Director Nominees, each named executive officer in the Summary Compensation table above, and all Directors, Director nominees and named executive officers of the Company as a group.

The information is based on the total number of shares of Company Common Stock outstanding and entitled to vote as of March 11, 2013 plus shares of Common Stock that could be acquired within 60 days after March 11, 2013 pursuant to the exercise or vesting of stock options and stock awards. The information is based on information furnished to the Company by the listed persons and the Company is not responsible for its accuracy.

The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the listed persons otherwise have voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan and are not included in the table below.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shared	Sole (1)	Vested Options and Stock Awards (2)	Total Beneficial Ownership	Percent of Class (3)
Directors and Director Nominees of the Company
Karen F. Andrews	-	-	-	-	*
Stephanie H. Boyse	-	13,270	2,205	15,475	*
James D. Buhr	15,000	55,472	2,205	72,677	*
Robert K. Chapman	3,070	63,402	58,773	125,245	*
Kenneth W. Crawford	-	-	-	-	*
John H. Foss	-	25,306	2,205	27,511	*
Norman G. Herbert	4,000	-	2,000	6,000	*
James C. Lawson	47,742	99,362	2,205	149,309	1.16%
Len M. Middleton	-	4,000	1,000	5,000	*
Executive Officers who are not Directors of the Company
Todd C. Clark	8,026	17,754	34,290	60,070	*
Randal J. Rabe	1,464	35,244	35,776	72,484	*
All Directors and Executive Officers as a Group (11 Persons)				533,771	4.15%

(1) Includes restricted shares subject to time-based vesting as follows: Chapman, 2,000; Clark, 1,000; Rabe, 1,000.
(2) Includes stock options and SOSAR grants. Excludes unvested RSUs as follows: Chapman, 9,462; Clark, 4,731; Rabe, 4,731.
(3) The symbol "*" shown in this column indicates ownership of less than 1% of the current outstanding Common Stock of the Company, which is the Company's only class of voting securities.

Transactions With Related Persons

Directors and executive officers of the Company, and their related interests, were clients of and had transactions (including loans and commitments to lend) with the Bank in the ordinary course of business during 2012.

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All such loans and commitments were made by the Bank in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. None of these loan relationships presently in effect are in default as of the date of this Proxy Statement.

Under the charter of the Audit Committee, the Audit Committee is to review and approve all related party transactions for potential conflicts of interest to the extent such transactions are ongoing business relationships with United Bancorp, Inc. and its subsidiaries. Related party transactions are those involving United Bancorp, Inc. and its subsidiaries, which are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's Directors and officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Due to an administrative error, Stephanie H. Boyse failed to timely report the purchases of a total of 6,000 shares of Company common stock in 2011. Upon discovery of the administrative error, the purchases were promptly reported on Form 4 filed with the SEC on January 28, 2013. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the 87Company, all other officers, Directors and greater than 10% beneficial owners timely filed required reports under Section 16(a) during 2012.

Relationship With Independent Public Accountants

The Company has appointed BKD, LLP as its independent public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2013. BKD, LLP has been appointed as the Company's independent public accountants to audit the Company's consolidated financial statements since the year ended December 31, 2002. The following table details the fees billed by BKD, LLP for work performed for the fiscal years ended December 31, 2012 and 2011, by category of fee:

	2012	2011
Audit Fees	$200,000	$138,000
Audit Related Fees	- -	- -
Tax Fees	19,100	29,800
All Other Fees	- -	- -
Total	$219,100	$167,800

Audit fees consist of fees for the audit of the Company's financial statements, or for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements. Substantially all of the increase in Audit Fees in 2012 compared to 2011 was related to the Company's registration of its preferred shares in 2012.

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Substantially all of the decrease in Tax Fees in 2012 compared to 2011 was a result of work performed relating to an IRS audit of the Company in 2010 and 2011. Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. Tax fees consist of fees billed for tax preparation, tax compliance, tax advice and tax planning.

The Company's Audit Committee has concluded that the provision of services covered under the captions "Audit Related Fees" and "Tax Fees" with respect to BKD, LLP is compatible with BKD, LLP maintaining its independence. In compliance with its Audit Committee charter, which requires all audit and permitted non-audit services to be pre-approved by the Audit Committee, all audit and non-audit services as disclosed above were pre-approved by the Audit Committee. None of the hours expended on BKD, LLP's appointment to audit the consolidated financial statements for the year ended December 31, 2012 were attributed to work performed by persons other than BKD, LLP's full-time, permanent employees.

Shareholder Proposals

To be considered timely, any proposal by a shareholder of the Company for the 2014 Annual Meeting of Shareholders, whether or not intended to be included in the proxy statement and form of proxy for that meeting, must be received by Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company by November 25, 2013. All shareholder proposals must fully comply with the notice and procedural requirements in the Company's Bylaws.

Other Matters

As permitted by Securities and Exchange Commission rules, only one copy of this 2013 Proxy Statement and the 2012 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address who have notified us of their election to receive only one copy of such documents and from whom we have not received contrary instructions. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2013 Proxy Statement and the 2012 Annual Report to Shareholders. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or oral request. We will begin sending separate copies of such documents within thirty days of receipt of such instructions. All requests or instructions should be addressed to United Bancorp, Inc., Attn: Diane Skeels, Executive Assistant, P.O. Box 248, Tecumseh, MI, 49286, phone 517/423-1760.

March 25, 2013	By Order of the Board of Directors
/s/ Randal J. Rabe
Randal J. Rabe

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2012 Annual Report

Page AR-1

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A Message to Our Shareholders

This 2012 Annual Report contains audited financial statements and a detailed financial review. This is the Company's 2012 annual report to shareholders as required by Rule 14a-3 of the Securities and Exchange Commission (the "SEC"). Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the SEC, except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

Shareholders who would like to receive even more detailed information than that contained in this 2012 Annual Report are invited to request our Annual Report on Form 10-K or obtain a copy of it from the SEC's website at www.sec.gov. The Annual Report on Form 10-K, including the financial statements and the financial statement schedules, will be provided to any shareholder, without charge, upon written request to: Randal J. Rabe, Executive Vice President and Chief Financial Officer, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286.

Forward-Looking Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "outlook" or "strategy"; that an event or trend "may," "could," "should," "will," "is likely," or is "probable" or "projected" to occur or "continue" or "is scheduled" or "on track" or that the Company or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," or "expects" a particular result, or is "confident," "optimistic" or has an "opinion" that an event will occur, or other words or phrases such as "ongoing," "future," "evaluating," "alternatives,"  "potential," "effort," "tend" and variations of such words and similar expressions.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to evaluation of alternatives related to the Preferred Shares, plans for raising capital, asset and credit quality trends, future levels of marketing and advertising expense, deployment of liquidity and loan demand, future economic conditions, future investment opportunities, future levels of expenses associated with other real estate owned, real estate valuation, future recognition of income, future levels of non-performing loans, the rate of asset dispositions, future capital levels, future dividends, market growth potential, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. All of the information concerning interest rate sensitivity is forward-looking. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. Our ability to successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured.
Page AR-2

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The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of this report. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Selected Financial Data

The following table shows summarized historical consolidated financial data for the Company. The table is unaudited, and the information in the table is derived from the Company's audited financial statements for 2008 through 2012. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other information included in this report. Information is in thousands, except per share data.

FINANCIAL CONDITION	2012	2011	2010	2009	2008
Assets:
Cash and demand balances in other banks	$13,769	$15,798	$10,623	$10,047	$12,147
Federal funds sold and interest bearing balances with banks	56,843	91,794	95,599	115,542	6,325
Securities available for sale	206,129	173,197	124,544	92,146	82,101
Net loans	577,515	551,359	577,111	638,012	683,695
Other assets	53,485	52,861	53,833	53,581	48,125
Total Assets	$907,741	$885,009	$861,710	$909,328	$832,393
blank line
Liabilities and shareholders' equity:
Noninterest bearing deposits	$165,430	$139,346	$113,206	$99,893	$89,487
Other interest bearing deposits	619,213	625,510	620,792	682,908	620,062
Total deposits	784,643	764,856	733,998	782,801	709,549
Short term borrowings	-	-	1,234	-	-
Other borrowings	21,999	24,035	30,321	42,098	50,036
Other liabilities	3,702	2,344	3,453	3,562	3,357
Total liabilities	810,344	791,235	769,006	828,461	762,942
Total shareholders' equity	97,397	93,774	92,704	80,867	69,451
Total Liabilities and Shareholders' Equity	$907,741	$885,009	$861,710	$909,328	$832,393

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RESULTS OF OPERATIONS	2012	2011	2010	2009	2008
Interest income	$34,693	$36,165	$39,770	$43,766	$47,041
Interest expense	4,528	6,114	8,687	12,251	17,297
Net interest income	30,165	30,051	31,083	31,515	29,744
Noninterest income	21,491	17,211	16,298	16,899	13,510
Noninterest expense (1)	37,203	34,618	32,497	33,647	29,963
Pre-tax, pre-provision income (2)	14,453	12,644	14,884	14,767	13,291
Provision for loan losses	8,350	12,150	21,530	25,770	14,607
Goodwill impairment	-	-	-	3,469	-
Federal income tax (benefit)	1,640	(423)	(2,938)	(5,639)	(1,280)
Net income (loss)	$4,463	$917	$(3,708)	$(8,833)	$(36)

Basic and diluted earnings (loss) per share (3)	$0.26	$(0.02)	$(0.89)	$(1.93)	$(0.01)
Cash dividends paid per common share	-	-	-	0.02	0.70

(1)	Excludes goodwill impairment in 2009.
(2)	In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company's management focuses on pre-tax, pre-provision income as useful and consistent measures of the Company's earnings capacity. This calculation adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.
(3)	Earnings per share data is based on income available to common shareholders, divided by average common shares outstanding plus average contingently issuable shares.
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UNITED BANCORP, INC.
Management's Discussion and Analysis of
Financial Condition and Results of Operations
and
Consolidated Financial Statements

Nature of Business

United Bancorp, Inc. (the "Company" or "United") is a Michigan bank holding company headquartered in Ann Arbor, Michigan. The Company, through its subsidiary bank, United Bank & Trust ("UBT" or the "Bank"), offers a full range of financial services through a system of seventeen banking offices located in Lenawee, Livingston, Monroe and Washtenaw Counties and one loan production office in Monroe County. The Bank's structured finance group conducts business under the name United Structured Finance Company ("USFC"). While the Company's chief decision makers monitor the revenue streams of the Company's various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's financial services operations are considered by management to be aggregated in one reportable operating segment – commercial banking.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This discussion provides information about the consolidated financial condition and results of operations of the Company and the Bank.

Background

We are a Michigan corporation headquartered in Ann Arbor, Michigan and serve as the holding company for UBT, a Michigan-chartered bank organized over 115 years ago. We are registered as a bank holding company under the Bank Holding Company Act of 1956. At December 31, 2012, we had total assets of approximately $907.7 million, deposits of approximately $784.6 million, and total shareholders' equity of approximately $97.4 million. Our common stock is quoted on the OTCQB under the symbol "UBMI."

We have four primary lines of business under one operating segment of commercial banking: banking services, residential mortgage, wealth management and structured finance. Subject to our overall business strategy, each line of business is encouraged to be entrepreneurial in how it develops and implements its business. We believe that these four lines of business provide us with a diverse and strong core revenue stream that is unmatched by our community bank competitors and positions us well for future revenue growth and profitability. During the twelve month period ended December 31, 2012, our non-interest income equaled 41.6% of our operating revenues and for each of the last five years ended December 31, 2012 approximated 35.7% of our operating revenues. This diverse revenue stream has enabled us to recognize a pre-tax, pre-provision return on average assets of 1.62% for the twelve month period ended December 31, 2012. Our average pre-tax, pre-provision return on average assets over the last five years ended December 31, 2012 was approximately 1.61%. The presentation of pre-tax, pre-provision return on average assets is not consistent with, or intended to replace, presentation under generally accepted accounting principles. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see "Pre-tax, Pre-provision Income and Return on Average Assets" under "Results of Operations" below.

Our Bank offers a full range of services to individuals, corporations, fiduciaries and other institutions. Banking services include checking accounts, NOW accounts, savings accounts, time deposit accounts, money market deposit accounts, safe deposit facilities and money transfers. Lending operations provide real estate loans, secured and unsecured business and personal loans, consumer installment loans, credit card and check-credit loans, home equity loans, accounts receivable and inventory financing, and construction financing. The Bank offers a full complement of online services, including internet banking and bill payment. In 2011, the Bank opened its first loan production office in neighboring Livingston County, Michigan. In 2012, that office was converted to a full-service banking office, and the Bank opened a new loan production office in the city of Monroe, Michigan.

Our mortgage group offers our customers a full array of conventional residential mortgage products, including purchase, refinance and construction loans. Due to our local decision making and fully-functional back office, we have consistently been one of the most active originators of mortgage loans in our market area.

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United's mortgage group was the leading residential mortgage lender in Lenawee County, and had the second-highest volume in Washtenaw County for 2011.1 Information for 2012 is not yet available.

Our Wealth Management Group is a key focus of our growth and diversification strategy and offers a variety of investment services to individuals, corporations and governmental entities. Our Wealth Management Group generated 24.4% of our noninterest income for the twelve months ended December 31, 2012.

Our structured finance group, United Structured Finance Company, offers simple, effective financing solutions to small businesses and commercial property owners, primarily by utilizing various government guaranteed loan programs and other off-balance sheet finance solutions through secondary market sources. For the twelve months ended September 30, 2012 and 2011, USFC was the leading SBA lender in each of Lenawee, Washtenaw and Livingston Counties. For the twelve months ended September 30, 2012, USFC was the second largest SBA 7A lender in Michigan, based on loan volume.2

Economic Trends

Our primary market area is Washtenaw, Livingston, Lenawee, and Monroe Counties in Michigan, and generally encompasses the Ann Arbor metropolitan area, which we believe is our primary area for future organic growth.

Michigan had the fifth highest seasonally-adjusted unemployment rate in the United States for November 2012.3 The Michigan seasonally-adjusted unemployment rate of 8.9%4 for November 2012 improved from 9.3% at December 31, 2011.5 At the same time, October, 2012 local area unemployment rates were below year-ago levels in every metropolitan area in Michigan, and below September levels in every area except Detroit/Warren/Livonia.

The University of Michigan's Research Seminar for Quantitative Economics reports that they see modest pickup in the Michigan economy going into 2013 and continuing through 2014. Their estimate is that Michigan job growth will accelerate from its 0.5 percent pace over the last three quarters of 2012 to 1.2 percent at the beginning of 2013, holding near that level throughout most of the year before increasing its tempo to around 1.5 percent during 2014.6 Washtenaw County had the lowest unadjusted unemployment rate in the state at 4.3% for November 2012.7 Washtenaw County had a population of approximately 345,000 for 20108 and had a median household income of approximately $54,900 for 2009, which was the fourth highest in the state.9

1 SNL.com, Mortgage Origination Market Share by County for the State of Michigan for 2011
2 U.S. Small Business Administration, Detroit, Michigan office
3 U.S. Bureau of Labor Statistics, Local Area Unemployment Statistics, Unemployment Rates for November 2012.
4 Michigan Labor Market Information, Data Explorer – Unemployment Statistics, Statewide, Adjusted (Monthly Historical).
5 Id.
6 University of Michigan's Research Seminar for Quantitative Economics; http://www.michiganadvantage.org
7 Michigan Labor Market Information, Data Explorer – Unemployment Statistics, by County (November, 2012).
8 Michigan State Senate, Senate Fiscal Agency, Michigan Population by County.
9 Michigan Labor Market Information, Data Explorer – Income (2009 Annual).

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The economic base of Washtenaw County has a substantial reliance on health care, education and automotive high technology. Economic stability is provided to a great extent by the University of Michigan, which is a major employer and is not as economically sensitive to the fluctuations of the automotive industry. The services and public sectors account for a substantial percentage of total employment, in large part due to the University of Michigan and the University of Michigan Medical Center.

Livingston County had an unadjusted unemployment rate of 7.6% for November 2012.10 The county had a population of approximately 181,000 for 201011 and had a median household income of approximately $68,500 for 2009, which was the highest in the state.12 Approximately 35 percent of the land in Livingston County is used for farming, and a large portion of the population works outside the county. Manufacturing in the county is dominated by auto-related sectors. 13

The economic base of Lenawee and Monroe Counties is primarily agricultural and light manufacturing, with their manufacturing sectors exhibiting moderate dependence on the automotive industry. Lenawee County had a population of approximately 100,000 for 201014 and a median household income of approximately $46,700 for 2009.15 Monroe County had a population of approximately 152,000 for 2010 16 and a median household income of approximately $53,200 for 2009.17 Lenawee County had an unadjusted unemployment rate of 7.6% for November 2012 18 and Monroe County had an unadjusted unemployment rate of 6.4% for that same month.19

Market Developments

Expiration of the FDIC's Transaction Account Guarantee Program ("TAG")

Temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts under the Dodd-Frank Act expired on December 31, 2012. TAG, which was originally part of the Temporary Liquidity Guarantee Program of 2008, added unlimited insurance coverage to noninterest bearing accounts, regardless of balance. This temporary unlimited coverage was in addition to, and separate from, the general FDIC deposit insurance coverage of up to $250,000 available to depositors. Depending on the perceptions by depositors of the safety and soundness of banking institutions, the termination of the TAG program could result in deposit disintermediation in individual banks and in the banking industry as a whole.

10 Michigan Labor Market Information, Data Explorer – Unemployment Statistics, by County (November 2012).
11 Michigan State Senate, Senate Fiscal Agency, Michigan Population by County.
12 Michigan Labor Market Information, Data Explorer – Income (2009 Annual).
13 Economic Development Council of Livingston County, Michigan www.livingstonedc.com.
14 U.S. Census Bureau, Population Finder (Lenawee County).
15 Michigan Labor Market Information, Data Explorer – Income (2009 Annual).
16 U.S. Census Bureau, Population Finder (Monroe County).
17 Michigan Labor Market Information, Data Explorer – Income (2009 Annual).
18 Michigan Labor Market Information, Data Explorer –Unemployment Statistics (November 2012).
19 Id.

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Other Developments

Exit from TARP Capital Purchase Program

The Company issued Preferred Shares to U.S. Treasury on January 16, 2009 as part of Treasury's Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of federal and state securities laws. On June 19, 2012, Treasury sold all 20,600 Preferred Shares in a modified dutch auction. The sale of the Preferred Shares did not result in any accounting entries on the books of the Company and did not change the Company's capital position. The Company incurred $299,000 of legal and accounting costs related to the sale of the Preferred Shares in the second quarter of 2012.

On July 18, 2012, the Company repurchased from Treasury for $38,000 a Warrant to purchase 311,492 shares of Company common stock. The Warrant was issued to Treasury in connection with the Company's participation in the TARP Capital Purchase Program.

As a result of these transactions, the Company no longer has any obligation to Treasury in connection with the TARP Capital Purchase Program and the Company is no longer subject to certain requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, leaving the Company with greater flexibility to manage its business and affairs and eliminating the management time and expenses which were required to comply with these provisions.

Termination of Memorandum of Understanding

UBT previously entered into a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR") which documented an understanding among the Bank, FDIC and OFIR relating to, among other things, the declaration and payment of dividends by the Bank to the Company and the maintenance of specified capital levels. On November 13, 2012, the Bank received a letter from FDIC and OFIR notifying the Bank that, as a result of an examination of the Bank as of June 30, 2012, FDIC and OFIR have terminated the MOU with the Bank effective immediately.

The Board of Directors of the Bank continues to be committed to operation of the Bank in a safe and sound manner with a strong capital base. In connection with termination of the MOU, the Board of Directors of the Bank has resolved that the Bank will maintain Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.59% at December 31, 2012, after payment of a $1.6 million dividend to the Company in the fourth quarter of 2012.

Board Resolution

At the direction of the Reserve Bank, on April 22, 2010, the Company's Board of Directors adopted a resolution requiring the Company to obtain written approval from the Reserve Bank prior to any of the following:

(i) declaration or payment of common or preferred stock dividends; (ii) any increase in debt or issuance of trust preferred obligations; or (iii) the redemption of Company stock.

The Company has requested and received Reserve Bank approval to declare and pay as required, and has declared and paid, all accrued dividends on its 20,600 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share (the "Preferred Shares") to the date of this report. On February 12, 2013, the Reserve Bank notified the Company that it is no longer required to obtain prior approval of future payments of dividends on the Preferred Shares.

Executive Summary

The Company's consolidated net income was $4.5 million for the twelve months ended December 31, 2012, improving from $917,000 for 2011. Reduced levels of loan loss provision and double-digit increases in the Company's noninterest income significantly contributed to the higher earnings levels achieved in 2012. The Company's return on average assets ("ROA") for the twelve month period ended December 31, 2012 was 0.50%, up from 0.10%, for the same period of 2011. Return on average shareholders' equity ("ROE") of 4.69% for the twelve months ended December 31, 2012 was up from 0.98% for 2011.

Net interest income for 2012 was 0.4% above 2011 levels, in spite of a 2.0% increase in average earning assets. Continued downward pressure on both short and long-term interest rates has contributed to the modest decline in the Company's net interest margin in 2012 compared to 2011. Net interest margin for the fourth quarter of 2012 declined from prior quarters primarily as a result of increasing prepayment speeds on the Bank's portfolio of mortgage-backed securities. While the current low rate environment has helped mortgage production, it has negatively impacted the yields on mortgage-backed securities.

Noninterest income improved by $4.3 million, or 24.9%, in 2012 as compared to 2011, following an increase of 5.6% in 2011 compared to 2010. United's double-digit increases in noninterest income were a significant driver of the Company's improved earnings in 2012. A significant portion of this growth in noninterest income resulted from increased loan originations, both of residential mortgages and SBA loans.

Total noninterest expenses were up 7.5% in 2012 compared to 2011, following an increase of 6.5% in 2011 compared to 2010. Several categories of noninterest expense declined in the twelve months ended December 31, 2012 compared to the same period of 2011. Among those were FDIC insurance premiums, external data processing expense and expenses related to other real estate owned ("ORE") and other foreclosed properties. At the same time, salaries and employee benefits, advertising and marketing expense and attorney and other professional fees each experienced increases in 2012 compared to 2011.

The Company's provision for loan losses of $8.4 million for the twelve months ended December 31, 2012 was down 31.3% from $12.2 million for the same period of 2011. This significantly reduced level of provision for loan losses was a result of continued significant improvement in the Company's credit quality metrics.

Total consolidated assets of the Company were $907.7 million at December 31, 2012, up 2.6% from $885.0 million at December 31, 2011. The Company's total portfolio loans have increased by $23.0 million, or 4.1%, since December 2011, reflecting United's entry into adjacent markets, combined with a moderate strengthening of the local economy.

The Company continues to hold elevated levels of investments, federal funds sold and cash equivalents in order to protect the balance sheet during this prolonged period of economic uncertainty. In 2012, the Company moved some of its liquidity from federal funds sold and cash equivalents into securities available for sale. United's balances in federal funds sold and cash equivalents were $56.8 million at December 31, 2012, compared to $91.8 million at December 31, 2011. Securities available for sale of $206.1 million at December 31, 2012 were up $32.9 million or 19.0% from December 31, 2011. The net change in federal funds sold and cash equivalents and securities available for sale was $2.0 million at December 31, 2012 compared to December 31, 2011.

Total deposits of $784.6 million at December 31, 2012 were up $19.8 million from $764.9 million at December 31, 2011, with all of the growth in non-interest bearing deposit balances. The majority of the Bank's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.61% for 2012, down from 0.83% for 2011.

The Company's ongoing proactive efforts to resolve nonperforming loans have contributed to the Company's continued improvement in credit quality trends in 2012. Within the Company's loan portfolio, $16.8 million of loans were considered nonperforming at December 31, 2012, compared to $25.8 million at December 31, 2011. Total nonperforming loans as a percent of total portfolio loans improved from 4.57% at the end of 2011 to 2.86% at December 31, 2012. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more and exclude accruing restructured loans. Balances of accruing restructured loans at December 31, 2012 and 2011 were $15.8 million and $21.8 million, respectively.

The Company's ratio of allowance for loan losses to total loans at December 31, 2012 was 3.84%, and covered 134.6% of nonperforming loans, compared to 3.66%, and 80.0%, respectively, at December 31, 2011. The Company's allowance for loan losses increased by $1.9 million, or 9.3%, from December 31, 2011 to December 31, 2012. Net charge-offs of $6.4 million for 2012 were down 61.4% from the $16.7 million charged off in 2011.

Financial Condition

Investment Securities

Balances in the Company's securities portfolio increased in 2012 compared to 2011, generally reflecting a shift of liquidity from federal funds sold and equivalents. The makeup of the Company's investment portfolio evolves with the changing price and risk structure, and liquidity needs of the Company.

The table below reflects the carrying value of various categories of investment securities of the Company, along with the percentage composition of the portfolio by type as of the end of 2012 and 2011.

	December 31, 2012		December 31, 2011
In thousands of dollars	Balance	% of total	Balance	% of total
U.S. Treasury and agency securities	$27,316	13.3%	$49,366	28.5%
Mortgage-backed agency securities	160,499	77.9%	102,697	59.3%
Obligations of states and political subdivisions	18,286	8.9%	20,977	12.1%
Corporate, asset backed and other securities	-	0.0%	126	0.1%
Equity securities	28	0.0%	31	0.0%
Total Investment Securities	$206,129	100.0%	$173,197	100.0%

Investments in U.S. Treasury and agency securities are considered to possess low credit risk. Obligations of U.S. government agency mortgage-backed securities possess a somewhat higher interest rate risk due to certain prepayment risks. The Company's portfolio contains no mortgage-backed securities or structured notes that the Company believes to be "high risk." The municipal portfolio contains a small level of geographic risk, as approximately 1.5% of the investment portfolio is issued by political subdivisions located within Lenawee County, Michigan, 2.0% in Washtenaw County, Michigan, and 1.6% in Monroe County, Michigan. The Bank's investment in local municipal issues reflects our commitment to the development of the local area through support of its local political subdivisions. The Company has no investments in securities of issuers outside of the United States.

Management believes that the unrealized gains and losses within the investment portfolio are temporary, since they are a result of market changes, rather than a reflection of credit quality. Management has no specific intent to sell any securities, although the entire investment portfolio is classified as available for sale. The following chart summarizes net unrealized gains (losses) in each category of the portfolio at the end of 2012 and 2011.

In thousands of dollars	12/31/12	12/31/11	Change
U.S. Treasury and agency securities	$116	$367	$(251)
Mortgage-backed agency securities	1,670	842	828
Obligations of states and political subdivisions	735	1,287	(552)
Equity securities	2	5	(3)
Total net unrealized gains	$2,523	$2,501	$22

FHLB Stock

The Bank is a member of the Federal Home Loan Bank of Indianapolis ("FHLBI") and holds a $2.6 million investment in stock of the FHLBI. The investment is carried at par value, as there is not an active market for FHLBI stock. The FHLBI reported a profit of $107.8 million for the first nine months of 2012, and continues to pay dividends on its stock.20 The Company regularly reviews the credit quality of FHLBI stock for impairment, and determined that no impairment of FHLBI stock was necessary as of December 31, 2012.

20 Federal Home Loan Bank of Indianapolis, Form 10-Q Quarterly Report for the period ended September 30, 2012.

Portfolio Loans

Total portfolio loan balances at December 31, 2012 increased by $23.0 million, or 4.1%, from December 31, 2011. Personal loans on the Company's balance sheet included home equity lines of credit, direct and indirect loans for automobiles, boats, recreational vehicles and other items for personal use. Personal loan balances increased by $7.8 million, or 7.5%, in 2012, with substantially all of the increase in consumer installment loans. Business loan balances increased by $1.6 million, or 0.5%, over the twelve months ended December 31, 2012, compared to a 5.4% decrease in 2011. Growth of business loans in 2012 reflects a modest improvement in loan demand, net of write-downs, charge-offs and payoffs.

The Bank's loan portfolio includes $4.8 million of purchased participations in business loans originated by other institutions. These participations represent 0.8% of total portfolio loans, and these loans are primarily the result of participations purchased from other banks headquartered in Michigan.

The Bank generally sells its production of fixed-rate mortgages on the secondary market, and retains high credit quality mortgage loans that are not otherwise eligible to be sold on the secondary market and shorter-term adjustable rate mortgages in its portfolio. As a result, the mix of mortgage production for any given year will have an impact on the amount of mortgages held in the portfolio of the Bank. Improved economic conditions and a favorable interest rate environment contributed to stronger demand for residential real estate mortgages in 2012, and balances increased by $13.4 million, or 16.1%, in 2012 compared to 2011.

Outstanding balances of loans for construction and development have increased by $913,000 since December 31, 2011. The change in balances reflects an increase in the amount of individual construction loan volume, combined with a shift of some construction loans to permanent financing, and the payoff or charge-off of a number of construction and development loans. Residential construction loans generally convert to residential mortgages to be retained in the Bank's portfolio or to be sold in the secondary market, while commercial construction loans generally will be converted to commercial mortgages.

The following table shows the balances of each of the various categories of loans of the Company, along with the percentage of the total portfolio, as of the end of 2012 and 2011.

	December 31, 2012		December 31, 2011
In thousands of dollars	Balance	% of Total	Balance	% of Total
Personal	$111,170	18.9%	$103,405	18.3%
Business, including commercial mortgages	336,772	57.5%	335,133	59.5%
Tax exempt	1,554	0.3%	2,045	0.4%
Residential mortgage	96,452	16.4%	83,072	14.7%
Construction and development	40,634	6.9%	39,721	7.0%
Deferred loan fees and costs	96	0.0%	326	0.1%
Total portfolio loans	$586,678	100.0%	$563,702	100.0%

Credit Quality

Nonperforming Assets. The Company actively monitors delinquencies, nonperforming assets and potential problem loans. The accrual of interest income is discontinued when a loan becomes ninety days past due unless the loan is both well secured and in the process of collection, or the borrower's capacity to repay the loan and the collateral value appears sufficient.

The chart below shows the amount of nonperforming assets by category at December 31, 2012 and 2011.

	December 31,		Change
Nonperforming Assets, in thousands of dollars	2012	2011	$	%
Nonaccrual loans	$16,714	$25,754	$(9,040)	-35.1%
Accruing loans past due ninety days or more	37	31	6	19.4%
Total nonperforming loans	16,751	25,785	(9,034)	-35.0%
Percent of nonperforming loans to total loans	2.86%	4.57%	-1.72%
Allowance coverage of nonperforming loans	134.6%	80.0%	54.6%

Other assets owned	3,412	3,669	(257)	-7.0%
Total nonperforming assets	$20,163	$29,454	$(9,291)	-31.5%
Percent of nonperforming assets to total assets	2.22%	3.33%	-1.11%	.

Accruing restructured loans
Business, including commercial mortgages	$7,643	$10,404	$(2,761)	-26.5%
Construction and development	4,738	8,186	(3,448)	-42.1%
Residential mortgage	3,267	3,078	189	6.1%
Home Equity	171	171	-	0.0%
Total accruing restructured loans	$15,819	$21,839	$(6,020)	-27.6%

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions to principal. Subsequent payments on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the judgment of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

The Company has achieved significant improvement in its credit quality measures in recent periods. Total nonaccrual loans have decreased by $9.0 million, or 35.1%, since the end of 2011. The change in nonaccrual loans principally reflects the payoff or charge-off of some nonperforming loans, net of the migration of some loans to nonaccrual status. During the second half of 2012, the Bank received payoffs of five loans, each in excess of $1.0 million, with an aggregate payoff of $7.2 million.

Total nonperforming loans as a percent of total portfolio loans were 2.86% at December 31, 2012, down from 4.57% at December 31, 2011, while the allowance coverage of nonperforming loans increased from 80.0% at December 31, 2011 to 134.6% at December 31, 2012. Loan workout and collection efforts continue with all delinquent and nonaccrual loan clients, in an effort to bring them back to performing status.

Other assets owned includes other real estate owned and other repossessed assets, which may include automobiles, boats and other personal property. Holdings of other assets owned decreased by 7.0% since the end of 2011, as the Bank continued to sell assets while others have been added to its totals. At December 31, 2012, other real estate owned included 27 properties that were acquired through foreclosure or in lieu of foreclosure. The properties included 22 commercial properties, seven of which were the result of out-of-state loan participations, and five residential properties. All properties are for sale. Other repossessed assets at December 31, 2012 consisted of two automobiles.

The following table reflects the changes in other assets owned during 2012.

In thousands of dollars	Other Real Estate	Other Assets	Total
Balance at January 1	$3,657	$12	$3,669
Additions	3,925	40	3,965
Sold	(3,674)	(49)	(3,723)
Write-downs of book value	(499)	-	(499)
Balance at December 31	$3,409	$3	$3,412

Troubled Debt Restructurings. In the course of working with borrowers, the Bank may choose to restructure the contractual terms of certain loans. In this scenario, the Bank attempts to work out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Bank to identify if a troubled debt restructuring ("TDR") has occurred, which is when, for economic or legal reasons related to a borrower's financial difficulties, the Bank grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Bank do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Bank may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

It is the Bank's policy to have any restructured loans that are on nonaccrual status prior to being restructured, remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. The balance of nonaccrual restructured loans, which is included in nonaccrual loans, was $10.8 million at December 31, 2012 and $10.7 million at December 31, 2011. If a restructured loan is on accrual status prior to being restructured, it is reviewed to determine if the restructured loan should remain on accrual status. The balance of accruing restructured loans was $15.8 at December 31, 2012 and $21.8 million at December 31, 2011.

All TDRs are considered impaired by the Company. Loans that are considered TDRs are classified as performing unless they are on nonaccrual status or greater than 90 days delinquent as of the end of the most recent quarter. Under Company policy, a loan may be removed from TDR status when it is determined that the loan has performed according to its modified terms for a sustained period of repayment performance (generally not less than six months and not during the calendar year in which the restructuring took place), and the restructuring agreement specified an interest rate greater than or equal to an acceptable rate for a comparable new loan. On a quarterly basis, the Company individually reviews all TDR loans to determine if a loan meets these criteria. As of December 31, 2012, there were six commercial loans totaling $2.9 million that were proceeding through this six-month performance period and whose rate is not below current market rates.

Accruing restructured loans at December 31, 2012 are comprised of two categories of loans on which interest is being accrued under their restructured terms, and the loans are current or less than ninety days past due. The first category consists of commercial loans, primarily comprised of business loans that have been temporarily modified as interest-only loans, generally for a period of up to one year, without a sufficient corresponding increase in the interest rate.

Within this category are CLD loans that have been renewed as interest only, generally for a period of up to one year, to assist the borrower. The Bank does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, principal is generally received on a delayed basis as compared to the original repayment schedule. CLD loans that are restructured are generally modified to require interest-only for a period of time. The Bank does not generally reduce interest rates on restructured commercial loans.

The second category included in accruing restructured loans consists of residential mortgage and home equity loans whose terms have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance. The Company has no personal loans other than the loans included in the table below that are classified as troubled debt restructurings.

The table below provides a breakdown of accruing restructured loans by type at December 31, 2012. The table also includes the average yield on restructured loans and the yield for the entire portfolio, for commercial loans and the residential mortgage and home equity line portfolio, for the fourth quarter of 2012.

	December 31, 2012		Fourth Quarter
Dollars in thousands	Number of Loans	Recorded Balance	Average Yield	Portfolio Yield
CLD Loans	6	$4,738
Other Commercial Loans	18	7,643
Total Commercial Loans	24	12,381	5.15%	5.25%
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Residential Mortgage & Home Equity Loans	17	3,438	3.81%	5.23%
Total accruing restructured loans	41	$15,819

The Company performed its quarterly evaluation of the specific reserves on all of its loans previously identified as TDRs at December 31, 2012. All of the Company's accruing TDRs are performing in accordance with their modified terms and have demonstrated the necessary performance for the accrual of interest. The following table compares the recorded investment in accruing TDR loans and their specific reserve amount, as of December 31, 2012 and December 31, 2011.

In thousands of dollars	12/31/12	12/31/11	Change
Balance of TDR Loans	$15,819	$21,839	$(6,020)
Specific reserve on above loans	4,467	4,764	(297)
Percent	28.2%	21.8%

Impaired Loans. A loan is classified as impaired when it is probable that the Bank will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. Within the Bank's loan portfolio, $34.3 million of impaired loans have been identified as of December 31, 2012, down from $52.0 million at December 31, 2011. The specific allowance for impaired loans was $8.3 million at December 31, 2012, down from $9.0 million at December 31, 2011. The ultimate amount of the impairment and the potential losses to the Company may be substantially higher or lower than estimated, depending on the realizable value of the collateral. The level of provision for loan losses made in connection with impaired loans reflects the amount management believes to be necessary to maintain the allowance for loan losses at an adequate level, based upon the Bank's current analysis of losses inherent in its loan portfolios.

Business loans carry the largest balances per loan, and any single loss would be proportionally larger than losses in other portfolios. In addition to internal loan rating systems and active monitoring of loan trends, the Bank uses an independent loan review firm to assess the quality of its business loan portfolio. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions to principal.

CLD loans include residential and non-residential construction and land development loans. The residential CLD loan portfolio consists mainly of loans for the construction, development, and improvement of residential lots, homes, and subdivisions. The non-residential CLD loan portfolio consists mainly of loans for the construction and development of office buildings and other non-residential commercial properties.

This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and sales of the related real estate project. Consequently, these loans are often more sensitive to adverse conditions in the real estate market or the general economy than other real estate loans. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline.

The Bank's portfolio of residential mortgages consists of loans to finance 1-4 family residences, second homes, vacation homes, and residential investment properties. The personal loan portfolio consists of direct and indirect installment, home equity and unsecured revolving line of credit loans. Installment loans consist primarily of home equity loans and loans for consumer durable goods, principally automobiles. Indirect personal loans, which make up a small percent of the personal loans, consist of loans for automobiles, boats and manufactured housing.

Allowance for Loan Losses. The Company's allowance for loan losses increased by $1.9 million at December 31, 2012 as compared to December 31, 2011. The allowance for loan losses as a percent of total loans of 3.84% at December 31, 2012 was up from 3.66% at December 31, 2011. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred credit losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on an evaluation of the loan portfolio, past loan loss experience, current economic conditions, volume, amount, and composition of the loan portfolio, and other factors management believes to be relevant.

The table below provides a breakdown of ALLL, charge-offs and combined losses as of December 31, 2012 for impaired and non-impaired loans. Impaired loans are further split between accruing TDRs and other impaired loans.

					% of
	Unpaid		Cumulative		Unpaid
	Principal		Charge-	Combined	Principal
Dollars in thousands	Balance	ALLL	offs	Losses	Balance
Accruing TDRs	$15,819	$4,467		$4,467	28.2%
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Other Impaired Loans	18,469	3,837		3,837
Cumulative Charge-offs	9,575	-	9,575	9,575
Total	28,044	3,837	9,575	13,412	47.8%

Non-impaired loans	$552,390	$14,239		$14,239	2.6%

Further information concerning credit quality is contained in Note 5 of the Company's Notes to Consolidated Financial Statements, which information is incorporated here by reference.

Deposits

United internally funds its operations through a large, stable base of core deposits that provides cost-effective funding for its lending operations. The majority of deposits are derived from core client sources, relating to long term relationships with local individual, business and public clients. Public clients include local governments and municipal bodies, hospitals, universities and other educational institutions. At December 31, 2012 and 2011, core deposits accounted for 99.3% and 98.8%, respectively, of total deposits. For this presentation, core deposits consist of total deposits less national certificates of deposit and brokered deposits. Core deposits include deposits held through the Certificate of Deposit Account Registry Service® ("CDARS") as they represent deposits originated in the Bank's market area.

The table below shows the change in the various categories of the deposit portfolio for the reported periods.

	2012 Change		2011 Change
In thousands of dollars	Amount	Percent	Amount	Percent
Noninterest bearing deposits	$26,084	18.7%	$26,140	23.1%
Interest bearing deposits	(6,297)	-1.0%	4,718	0.8%
Total deposits	$19,787	2.6%	$30,858	4.2%

Total deposits grew by $19.8 million, or 2.6%, in the twelve months ended December 31, 2012, compared to growth of $30.9 million, or 4.2%, in the twelve months ended December 31, 2011. The Bank's noninterest bearing deposits increased by 18.7% during 2012, while interest bearing deposits declined by 1.0%. As part of its capital ratio improvement initiatives, United generally did not replace maturing wholesale deposits in 2012 or 2011. The Bank utilizes purchased or brokered deposits for interest rate risk management purposes, but does not support its growth through the use of those products. In addition, the Bank participates in the CDARS program, which allows it to provide competitive CD products while maintaining FDIC insurance for clients with larger balances. The Bank's deposit rates are consistently competitive with other banks in its market areas. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.61% for all of 2012, down from 0.83% for 2011.

Noninterest bearing deposits made up 21.1% of total deposits at December 31, 2012, compared to 18.2% at December 31, 2011. The table below shows the makeup of the Company's deposits at December 31, 2012 and 2011.

	December 31, 2012		December 31, 2011
In thousands of dollars	Balance	% of total	Balance	% of total
Noninterest bearing deposits	$165,430	21.1%	$139,346	18.2%
Interest bearing deposits	619,213	78.9%	625,510	81.8%
Total deposits	$784,643	100.0%	$764,856	100.0%

Cash Equivalents and Borrowed Funds

The Company maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its banking offices is maintained at its lowest practical levels. The Bank is also a participant in the federal funds market, either as a borrower or seller. Federal funds are generally borrowed or sold for one-day periods. The Bank maintains interest-bearing deposit accounts with the Federal Reserve Bank and the FHLBI, as alternatives to federal funds.

The Bank also has the ability to utilize short term advances from the FHLBI and borrowings at the discount window of the Federal Reserve Bank as additional short-term funding sources. Federal funds and equivalents were used during 2012 and 2011, while short term advances and discount window borrowings were not utilized during either year.

The Company periodically finds it advantageous to utilize longer-term borrowings from the FHLBI. These long-term borrowings, as detailed in Note 10 of the Company's Notes to Consolidated Financial Statements, serve to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. Additional information regarding borrowed funds is found in the Liquidity section below.

Results of Operations

Earnings Summary and Key Ratios

Consolidated net income for the year ended December 31, 2012 was $4.5 million, or $0.26 per share of common stock, compared to $917,000, or $(0.02) per share of common stock (after accounting for preferred stock dividends), for 2011 and a loss of $3.7 million, or $(0.89) per common share, in 2010. Elevated levels of noninterest income and lower provision for loan losses in 2012 contributed to improved earnings levels and performance ratios compared to 2011 and 2010. Return on average assets ("ROA") was 0.50% for 2012, compared to 0.10% for 2011 and -0.42% for 2010. Return on average shareholders' equity ("ROE") was 4.69% for the full year of 2012, compared to 0.98% for 2011 and -4.66% for 2010.

Net interest income of $30.2 million for 2012 was 0.4% above the same period of 2011. These minimal changes resulted from relatively large reductions in both interest income and interest expense in 2012 compared to 2011. United's net interest margin was 3.59% for the twelve months ended December 31, 2012 and was down from 3.64% for 2011 and 3.79% for 2010.

Total noninterest income for the twelve months ended December 31, 2012 improved by $4.3 million, or 24.9%, in 2012 as compared to 2011. United's double-digit increases in noninterest income continued to be a significant driver of the Company's improved earnings. This growth in noninterest income resulted, in part, from increased loan originations, both of residential mortgages and SBA loans. Noninterest income represented 41.6% of the Company's total revenues in 2012, compared to 36.4% for 2011.

Total noninterest expense was up $2.6 million, or 7.5%, in 2012 compared to 2011. The largest dollar amount of increase for 2012 and 2011 was in salaries and employee benefits. Expenses relating to ORE properties, and attorney and other professional fees reflect costs related to the Company's credit quality concerns.

As a result of strong financial performance, the Company's combined net interest income and noninterest income was up 9.3% in 2012 compared to 2011, while the Company's noninterest expense increased by 7.5% in 2012 compared to 2011.The following table shows the trends of the major components of earnings and related ratios for the five most recent quarters.

	2012				2011
Dollars in thousands	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Net interest income before provision	$7,384	$7,646	$7,566	$7,569	$7,687
Provision for loan losses	1,700	2,000	2,550	2,100	250
Noninterest income	5,891	5,564	5,278	4,758	4,635
Noninterest expense	9,586	9,300	9,148	9,169	8,815
Federal income taxes	543	520	361	216	960
Net income	$1,446	$1,390	$785	$842	$2,297
Basic and diluted earnings per share	$0.09	$0.09	$0.04	$0.04	$0.16
Return on average assets	0.64%	0.62%	0.36%	0.38%	1.03%
Return on average shareholders' equity	5.94%	5.79%	3.35%	3.61%	9.89%
Net interest margin	3.45%	3.63%	3.62%	3.62%	3.67%
Efficiency Ratio (tax equivalent basis)	71.7%	69.9%	70.7%	73.8%	70.9%
Tier 1 Leverage Ratio	10.2%	10.1%	9.9%	9.8%	9.9%

Pre-tax, Pre-provision Income and Return on Average Assets

In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

The Company's strong PTPP Income has been achieved through a substantial core funding base, which has resulted in a comparatively strong net interest margin, a diversity of noninterest income sources and expansion of our markets. The Company's PTPP ROA was 1.62% for 2012, compared to 1.44% and 1.70%, respectively, for 2011 and 2010. The reduction in PTPP ROA in 2011 compared to 2010 was in part a result of increases in noninterest expenses relating to collection and disposition of troubled assets, and the improvement in 2012 compared to 2011 resulted primarily as a result of the large increase in noninterest income from loan sales and servicing.

The table below shows the calculation and trend of PTPP Income and PTPP ROA for the twelve month periods ended December 31, 2012, 2011 and 2010.

	Twelve Months Ended December 31,
Dollars in thousands	2012	2011	Change	2010	Change
Interest income	$34,693	$36,165	-4.1%	$39,770	-9.1%
Interest expense	4,528	6,114	-25.9%	8,687	-29.6%
Net interest income	30,165	30,051	0.4%	31,083	-3.3%
Noninterest income	21,491	17,211	24.9%	16,298	5.6%
Noninterest expense	37,203	34,618	7.5%	32,497	6.5%
Pre-tax, pre-provision income	$14,453	$12,644	14.3%	$14,884	-15.0%
Average assets	$893,239	$876,008	2.0%	$874,768	0.1%
Pre-tax, pre-provision ROA	1.62%	1.44%	0.18%	1.70%	-0.26%
Reconcilement to GAAP income:
Provision for loan losses	$8,350	$12,150	-31.3%	$21,530	-43.6%
Income tax expense (benefit)	1,640	(423)	NA	(2,938)	NA
Net income (loss)	$4,463	$917	386.7%	$(3,708)	NA

Net Interest Income

Declining interest rates over the past few years have significantly reduced the Company's yield on earning assets, but have also resulted in a reduction in its cost of funds. Interest income decreased 4.1% in 2012 compared to 2011, while interest expense decreased 25.9% for 2012 compared to 2014, resulting in an increase in net interest income of 0.4% for 2012 compared to 2011.

United's net interest margin was 3.59% for the twelve months ended December 31, 2012, compared to 3.64%, for 2011 and 3.79% for 2010. The Company's net interest margin has continued to trend downward year over year, as a result of a decline in loan balances and continued elevated levels of investments and short-term liquid assets, and in spite of a relatively large increase in non-interest bearing deposits. Net interest margin for the fourth quarter of 2012 declined from prior quarters primarily as a result of increasing prepayment speeds on the Bank's portfolio of mortgage-backed securities, further reducing the Company's net interest margin for the full year 2012. While the current low rate environment has helped residential mortgage loan production, it has negatively impacted the yields on mortgage-backed securities.

The Company has held historically high levels of liquidity since 2009, during this extended period of economic uncertainty. While the additional liquidity contributed to the Company's margin compression during that time period, a shift of a portion of its liquidity from federal funds sold and equivalents to investment securities in 2012 and 2011 has slowed United's decline in yields on earning assets. At the same time, the Bank has reduced its average balances of FHLB advances and higher-cost deposits during 2012 and 2011, and continues to fund its growth primarily with core deposits.

Tax-equivalent yields on earning assets declined from 4.37% for 2011 to 4.11% for 2012, for a reduction of 26 basis points. The Company's average cost of funds decreased by 24 basis points, and tax equivalent net interest margin declined from 3.64% for all of 2011 to 3.59% for 2012. The following table provides a summary of the various components of net interest income, and the results of changes in balance sheet makeup that have resulted in the changes in net interest spread and net interest margin for years ended December 31, 2012, 2011 and 2010.

Yield Analysis of Consolidated Average Assets and Liabilities

Dollars in thousands	2012			2011			2010
Assets	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate	Average Balance	Interest (b)	Yield/ Rate
Interest earning assets (a)
Federal funds sold and equivalents	$67,504	$172	0.25%	$101,985	$260	0.25%	$93,072	$235	0.25%
Taxable securities	173,350	2,390	1.38%	127,448	2,731	2.14%	79,088	2,136	2.69%
Tax exempt securities (b)	19,570	992	5.87%	22,276	1,147	5.15%	27,805	1,455	5.69%
Taxable loans (c)	589,578	31,390	5.32%	581,283	32,292	5.56%	632,319	36,279	5.74%
Tax exempt loans (b)	1,760	120	6.84%	2,105	174	8.28%	2,359	194	8.23%
Total interest earning assets (b)	851,762	$35,064	4.11%	835,097	$36,604	4.37%	834,643	$40,299	4.83%
Cash and due from banks	14,930			13,742			13,683
Other nonearning assets	49,061			52,475			48,768
Allowance for loan losses	(22,514)			(25,306)			(22,326)
Total Assets	$893,239			$876,008			$874,768
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Liabilities and Shareholders' Equity
Interest bearing liabilities
NOW and savings deposits	$367,982	$554	0.15%	$350,985	$854	0.24%	$356,153	$1,378	0.39%
Other interest bearing deposits	246,293	3,194	1.30%	265,143	4,242	1.60%	292,693	5,975	2.04%
Total interest bearing deposits	614,275	3,748	0.61%	616,128	5,096	0.83%	648,846	7,353	1.13%
Short term borrowings	-	-	0.00%	190	65	NM	2,022	144	7.10%
Long term borrowings	23,013	782	3.34%	26,947	953	3.49%	32,524	1,190	3.66%
Total interest bearing liabilities	637,288	4,530	0.71%	643,265	6,114	0.95%	683,392	8,687	1.27%
Noninterest bearing deposits	157,147			136,389			108,390
Total including noninterest bearing deposits	794,435	4,530	0.57%	779,654	6,114	0.78%	791,782	8,687	1.10%
Other liabilities	3,683			3,096			3,442
Shareholders' equity	95,121			93,258			79,544
Total Liabilities and Shareholders' Equity	$893,239			$876,008			$874,768
Net interest income (b)		$30,534			$30,490			$31,612
Net spread (b)			3.40%			3.42%			3.56%
Net yield on interest earning assets (b)			3.59%			3.64%			3.79%
Tax equivalent adjustment on interest income		369			439			529
Net interest income per income statement		$30,165			$30,051			$31,083
Ratio of interest earning assets to interest bearing liabilities			1.34			1.30			1.22
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(a) Non-accrual loans and overdrafts are included in the average balances of loans.
(b) Fully tax-equivalent basis; 34% tax rate
(c) Loan fee income of $454, $460 and $372 is included in the computation of loan income for 2012, 2011 and 2010, respectively.

The following tables demonstrate the effect of volume and rate changes on net interest income on a taxable equivalent basis for the past two years. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccrual loans are included in total loans.

	2012 compared to 2011			2011 compared to 2010
	Increase (decrease) due to: (a)			Increase (decrease) due to: (a)
In thousands of dollars	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Federal funds sold and equivalents	$(88)	$-	$(88)	$25	$-	$25
Taxable securities	807	(1,148)	(341)	1,102	(507)	595
Tax exempt securities (b)	(148)	(7)	(155)	(294)	(14)	(308)
Taxable loans (c)	456	(1,358)	(902)	(2,863)	(1,124)	(3,987)
Tax exempt loans (b)	(26)	(28)	(54)	(21)	1	(20)
Total interest income	$1,001	$(2,541)	$(1,540)	$(2,051)	$(1,644)	$(3,695)
Interest expense on:
NOW and savings deposits	$39	$(339)	$(300)	$(20)	$(504)	$(524)
Other interest bearing deposits	(286)	(762)	(1,048)	(525)	(1,208)	(1,733)
Short term borrowings	-	(65)	(65)	(130)	51	(79)
Long term borrowings	(133)	(38)	(171)	(197)	(40)	(237)
Total interest expense	$(380)	$(1,204)	$(1,584)	$(872)	$(1,701)	$(2,573)

Net change in net interest income	$1,381	$(1,337)	$44	$(1,179)	$57	$(1,122)

(a)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(b)	Fully tax-equivalent basis; 34% tax rate.
(c)	Non-accrual loans and overdrafts are included in the average balances of loans.

Provision for Loan Losses

The Company's provision for loan losses for 2012 was $8.4 million, down from $12.2 million in 2011 and $21.5 million for 2010. This significantly reduced level of provision for loan losses is a result of a decline in nonperforming loans, a reduction in nonperforming asset formation, and a slowdown in loan rating downgrades. For 2012, the Company's provision for loan losses exceeded its net charge offs by $1.9 million. This is in contrast to 2011, when the Company's net charge offs exceeded its provision for loan losses by $4.5 million, as the Company realized losses for which it had previously provided for in its allowance for loan losses.

The reduced level of provision for loan losses for the full year 2011 compared to 2010 was a direct result of United's continued significant improvement in its credit quality measures. In addition, as discussed in Note 5 of the Company's Notes to Consolidated Financial Statements, the Company's allowance for loan losses for loans evaluated collectively for impairment decreased by $3.7 million as a result of a change in allocation methodology as of September 30, 2011. The impact of the decrease in the allowance (and provision for loan losses) due to the new methodology was largely offset by an increase in the specific reserve associated with the Company's troubled debt restructurings of $3.2 million during 2011, which included the impact of adopting the amendments in ASU No. 2011-02.

While the local real estate markets and the economy in general have experienced some signs of stabilization, the loan portfolio of the Bank is affected by loans to a number of residential real estate developers that continue to struggle to meet their financial obligations. Loans in the Bank's residential land development and construction portfolios are secured by unimproved and improved land, residential lots, and single-family homes and condominium units. In addition, loans secured by commercial real estate are continuing to experience stresses resulting from the current economic conditions, and the loan portfolio of the Bank continues to be affected by loans to a number of larger commercial borrowers that continue to struggle to meet their financial obligations. The Bank has continued to closely monitor the impact of economic circumstances on its lending clients, and is working with these clients to minimize losses. Information regarding the allowance for loan losses is included in the "Credit Quality" discussion above.

Noninterest Income

Total noninterest income increased by 24.9% in 2012 compared to 2011, following an increase of 5.6% in 2011 compared with 2010. The following table summarizes changes in noninterest income by category for the twelve month periods ended December 31, 2012, 2011 and 2010.

Dollars in thousands	2012	2011	Change	2010	Change
Service charges on deposit accounts	$1,861	$1,971	-5.6%	$2,191	-10.0%
Wealth Management fee income	5,250	5,079	3.4%	4,518	12.4%
Gains on securities transactions	4	-	0.0%	31	-100.0%
Income from loan sales and servicing	10,104	6,434	57.0%	6,351	1.3%
ATM, debit and credit card fee income	2,126	2,176	-2.3%	1,940	12.2%
Other income	2,146	1,551	38.4%	1,267	22.4%
Total noninterest income	$21,491	$17,211	24.9%	$16,298	5.6%

Service charges on deposit accounts were down 5.6% in 2012 compared to 2011, following a decrease of 10.0% in 2011 compared to 2010. This continuing decline is in spite of the Company's 18.7% growth of noninterest bearing deposit account balances over the twelve months ended December 31, 2012. No significant changes to service charge structure were implemented in 2012 or 2011, and substantially all of the decline in service charges in 2012 and 2011 was due to a reduction in NSF and overdraft fees collected in part as a result of changes in banking regulations governing collection of these fees, effective in mid-2010.

The Wealth Management Group of UBT provides a relatively large component of the Company's noninterest income. Wealth Management income includes trust fee income and income from the sale of nondeposit investment products within the Bank's offices. Wealth Management income improved by 3.4% in 2012 compared to 2011, following an increase of 12.4% in 2011 compared to 2010. Market values of assets managed by the Wealth Management Group have continued to grow, and combined with new business generation, have resulted in improvement in fee income.

The Bank generally sells its production of fixed rate long-term residential mortgages in the secondary market, and retains adjustable rate mortgages for its portfolio. The Company maintains a portfolio of sold residential real estate mortgages that it services, and this servicing provides ongoing income for the life of the loans. Loans serviced consist primarily of residential mortgages sold on the secondary market.

The Bank also originates, sells and services SBA loans through its structured finance group, United Structured Finance Company. The guaranteed portion of SBA loans originated by USFC is typically sold on the secondary market, and gains on the sale of those loans contribute to income from loan sales and servicing.

The Company maintains a portfolio of sold residential real estate mortgages that it services, and this servicing provides ongoing income for the life of the loans. The Bank also originates, sells and services SBA loans through USFC. Loans serviced consist primarily of residential mortgages sold on the secondary market.

Income from loan sales and servicing increased by 57.0% in 2012 compared to 2011, following an increase of 1.3% in 2011 compared to 2010. This improvement in income resulted from increased loan originations, both of residential mortgages and SBA loans. At December 31, 2012, United's servicing portfolio consisted of $853.8 million of loans the Company has originated and sold on the secondary market, up 16.1% from $735.1 million at December 31, 2011. The following table shows the breakdown of income from loan sales and servicing between residential mortgages and USFC.

In thousands of dollars	2012	2011	Change	2010	Change
Residential mortgage sales and servicing	$7,725	$5,307	45.6%	$5,272	0.7%
USFC loan sales and servicing	2,379	1,127	111.1%	1,079	4.4%
Total income from loan sales and servicing	$10,104	$6,434	57.0%	$6,351	1.3%

ATM, debit and credit card fee income provides a steady source of noninterest income for the Company. The Bank operates twenty ATMs throughout its market areas, and Bank clients are active users of debit cards. The Bank receives ongoing fee income from credit card referrals and operation of its credit card merchant business. Fee income in these areas declined by $50,000, or 2.3% from 2011 to 2012, following an increase of 12.2% in 2011 compared to 2010. However, the decrease in fee income in 2012 was more than offset by a reduction in ATM and debit card processing costs in 2012 compared to 2011, with a net benefit to the Bank.

Other income includes income from various fee-based banking services, such as sale of official checks, wire transfer fees, safe deposit box income, sweep account and other fees, income from bank-owned life insurance, as well as gains on the sale of assets, which generally represent gains realized on the sale of other real estate owned. Gains on the sale of ORE property was $832,000 in 2012, compared to $301,000 in 2011 and $41,000 in 2010.Total other income was up 38.4% in 2012 compared to 2011, following an increase of 22.4% in 2010 to 2011.

The diversity in United's revenue stream has resulted in noninterest income that represented 41.6% of the Company's combined net interest income and noninterest income for 2012, up from 36.4% for 2011 and 34.4% for 2010. At the same time, the makeup of that revenue stream varies from year to year, helping to protect the Company against swings within specific categories of net interest income. The following table shows the percentage makeup of the Company's noninterest income by category for 2012, 2011 and 2010:

Dollars in thousands	2012	2011	2010
Service charges on deposit accounts	8.7%	11.5%	13.4%
Wealth Management fee income	24.4%	29.5%	27.7%
Gains on securities transactions	0.0%	0.0%	0.2%
Income from loan sales and servicing	47.0%	37.4%	39.0%
ATM, debit and credit card fee income	9.9%	12.6%	11.9%
Other income	10.0%	9.0%	7.8%
Total noninterest income	100.0%	100.0%	100.0%

The following table shows the trends of various noninterest income categories for the most recent five quarters.

	2012				2011
Dollars in thousands	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Service charges on deposit accounts	$483	$496	$449	$433	$471
Wealth Management fee income	1,395	1,319	1,311	1,225	1,299
Gains on securities transactions	-	-	-	4	-
Income from loan sales and servicing	2,805	2,803	2,592	1,904	1,894
ATM, debit and credit card fee income	543	517	559	507	557
Other income	665	429	367	685	414
Total noninterest income	5,891	5,564	5,278	4,758	4,635

Noninterest Expense

Total noninterest expense for the twelve month period ended December 31, 2012 was up 7.5% compared to 2011, following an increase of 6.5% in 2011 compared to 2010. The following table summarizes changes in the Company's noninterest expense by category for 2012, 2011 and 2010.

In thousands of dollars	2012	2011	Change	2010	Change
Salaries and employee benefits	$21,482	$18,971	13.2%	$17,217	10.2%
Occupancy and equipment expense, net	5,311	5,015	5.9%	5,207	-3.7%
External data processing	1,113	1,342	-17.1%	1,206	11.3%
Advertising and marketing	752	625	20.3%	610	2.5%
Attorney, accounting and other professional fees	1,880	1,678	12.0%	1,561	7.5%
Expenses relating to ORE property and foreclosed assets	1,928	2,019	-4.5%	1,698	18.9%
FDIC Insurance premiums	1,133	1,315	-13.8%	1,806	-27.2%
Other expenses	3,604	3,653	-1.3%	3,192	14.4%
Total Noninterest Expense	$37,203	$34,618	7.5%	$32,497	6.5%

Salaries and employee benefits for the twelve months ended December 31, 2012 increased by 13.2% over the same period one year earlier, following an increase of 10.2% from 2010 to 2011. The increases in 2012 primarily reflect continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly in 2012 to accommodate its expansion into Livingston and Monroe Counties in Michigan. The Company did not pay or accrue any cash bonus or other payout to executive officers under our bonus plans in 2012 or 2011.

Occupancy and equipment expense is the Company's second-largest noninterest expense category. This category of expense increased by 5.9% in 2012 compared to 2011, in part as a result of the Company's physical expansion in Livingston and Monroe Counties. This followed a reduction of 3.7% from 2010 to 2011. External data processing expenses were down 17.1% in 2012 compared to 2011, in part as a result of lower costs of data processing within the Wealth Management Group, resulting from a conversion to a new processor in the second half of 2011.

The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and those expenses remained at reduced levels until 2012. Advertising and marketing expenses increased by 20.3%, for the full year 2012 compared to 2011, following an increase of 2.5% in 2011 compared to 2010. The increase in 2012 partially reflects the Company's launch of a new branding initiative in the third quarter of 2012. This branding initiative represents a renewed emphasis on marketing, and the Company expects to trend toward more historic spending levels for marketing and advertising expense.

Attorney, accounting and other professional fees were up 12.0% in 2012 compared to 2011. Costs in 2012 included $299,000 of attorney and accounting fees related to the sale by U.S. Treasury of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share in a modified dutch auction during 2012. For more information about this transaction, see "Exit from TARP Capital Purchase Program" above.

Expenses relating to ORE property and foreclosed assets declined in 2012 compared to 2011 levels. Expenses relating to ORE properties reflect costs related to the Company's credit quality concerns, and expenses in those categories declined by 4.5% in the twelve months ended December 31, 2012 compared to the same period of 2011. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties. In addition, during 2012, the Company recorded $1.0 million of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted.

Federal Income Tax

The following chart shows the effective federal tax rates of the Company for the past three years.

Dollars in thousands	2012	2011	2010
Income (loss) before tax	$6,103	$494	$(6,646)
Federal income tax benefit	1,640	(423)	(2,938)
Effective federal tax rate	26.9%	-85.6%	44.2%

The differences between the effective rates and the Company's expected tax rate were primarily due to the benefit from tax-exempt income, partially offset by certain nondeductible expenses in the second quarter of 2012 related to the sale of the Preferred Shares by the U.S. Treasury. For more information about this transaction, see "Exit from TARP Capital Purchase Program" above. The Company's effective tax rate for 2010 was a calculated benefit based upon pre-tax losses, resulting in a tax benefit for that year.

At December 31, 2012, the Company had net operating losses of $1.6 million that are being carried forward to reduce future taxable income. The carryforwards expire in 2030 and 2031. As of December 31, 2012, the Company had approximately $1.6 million of low income housing and alternative minimum tax credits available to offset future federal income taxes. The low income housing credits expire in 2028 through 2031, and the alternative minimum tax credits have no expiration date.

The Company's net deferred tax asset was $8.7 million at December 31, 2012. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Based upon analysis of the evidence (both negative and positive), management has determined that no valuation allowance was required at December 31, 2012 or 2011. See Note 12 of the Company's Notes to Consolidated Financial Statements for further discussion.

Liquidity, Funds Management and Market Risk

Liquidity

The Company maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its banking offices is maintained at its lowest practical levels. At times, the Bank is a participant in the federal funds market, either as a borrower or seller. Federal funds are generally borrowed or sold for one-day periods. In 2012 and 2011, the Bank generally utilized short-term interest-bearing balances with banks as an alternative to federal funds sold.

The Company has continued to maintain high levels of liquidity, with investments, federal funds sold and cash equivalents held to improve the liquidity of the balance sheet during this prolonged period of economic uncertainty. Total cash and due from banks, federal funds sold and securities available for sale were $276.7 million at December 31, 2012, down $4.0 million, or 1.4%, from December 31, 2011, and is up $46.0 million from December 31, 2010. The Company expects to maintain higher than normal levels of liquidity until economic conditions improve and more attractive investment opportunities emerge.

The Bank also has the ability to utilize short-term advances from the FHLBI and borrowings at the discount window of the Federal Reserve Bank as additional short-term funding sources. Short-term advances and discount window borrowings were not utilized during 2012 or 2011.

The Company periodically finds it advantageous to utilize longer term borrowings from the FHLBI. These longer-term borrowings serve primarily to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. In 2012, the Bank procured $10.0 million of new advances and repaid $12.0 million of matured borrowings and scheduled principal payments. In the past twelve months, maturities and principal payments on advances have reduced outstanding balances by $2.0 million. Additional information concerning available lines is contained in Note 10 of the Company's Notes to Consolidated Financial Statements.

Funds Management and Market Risk

The composition of the Company's balance sheet consists of investments in interest earning assets (loans and investment securities) that are funded by interest bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk.

Policies of the Company place strong emphasis on stabilizing net interest margin while managing interest rate, liquidity and market risks, with the goal of providing a sustained level of satisfactory earnings. The Funds Management, Investment and Loan policies provide direction for the flow of funds necessary to supply the needs of depositors and borrowers. Management of interest sensitive assets and liabilities is also necessary to reduce interest rate risk during times of fluctuating interest rates.

Interest rate risk is the exposure of the Company's financial condition to adverse movements in interest rates. It results from differences in the maturities or timing of interest adjustments of the Company's assets, liabilities and off-balance-sheet instruments; from changes in the slope of the yield curve; from imperfect correlations in the adjustment of interest rates earned and paid on different financial instruments with otherwise similar repricing characteristics; and from interest rate related options embedded in the Company's products such as prepayment and early withdrawal options.

A number of measures are used to monitor and manage interest rate risk, including interest sensitivity and income simulation analyses. An interest sensitivity model is the primary tool used to assess this risk, with supplemental information supplied by an income simulation model. The simulation model is used to estimate the effect that specific interest rate changes would have on twelve months of pretax net interest income assuming an immediate and sustained up or down parallel change in interest rates of 300 basis points. Key assumptions in the models include prepayment speeds on mortgage related assets; cash flows and maturities of financial instruments; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions.

The Funds Management Committee is also responsible for evaluating and anticipating various risks other than interest rate risk. Those risks include prepayment risk, pricing for credit risk and liquidity risk. The Committee is made up of senior members of management, and continually monitors the makeup of interest sensitive assets and liabilities to assure appropriate liquidity, maintain interest margins and to protect earnings in the face of changing interest rates and other economic factors.

The Funds Management policy provides for a level of interest sensitivity that, management believes, allows the Company to take advantage of opportunities within the market relating to liquidity and interest rate risk, allowing flexibility without subjecting the Company to undue exposure to risk. In addition, other measures are used to evaluate and project the anticipated results of management's decisions.

We conducted multiple simulations as of December 31, 2012, in which it was assumed that changes in market interest rates occurred ranging from up 400 basis points to down 200 basis points in equal quarterly installments over the next twelve months. The following table reflects the suggested impact on net interest income over the next twelve months in comparison to estimated net interest income based on our balance sheet structure, including the balances and interest rates associated with our specific loans, securities, deposits and borrowed funds as of December 31, 2012. The resulting estimates are within our policy parameters established to manage and monitor interest rate risk.

Dollars in thousands	Change in Net Interest Income
Interest Rate Scenario	Amount	Percent
Interest rates down 200 basis points	$(3,995)	-12.6%
Interest rates down 100 basis points	(2,489)	-7.9%
No change in interest rates	(1,137)	-3.6%
Interest rates up 100 basis points	194	0.6%
Interest rates up 200 basis points	1,604	5.1%
Interest rates up 300 basis points	2,860	9.1%
Interest rates up 400 basis points	3,907	12.4%

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including the growth, composition and levels of loans, deposits and other earnings assets and interest-bearing liabilities, level of nonperforming assets, economic and competitive conditions, potential changes in lending, investing and deposit gathering strategies, client preferences and other factors.

Capital Resources

The common stock of the Company is quoted on the OTCQB under the symbol "UBMI." The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Through November 13, 2012, UBT was party to the MOU as described under "Other Developments – Memorandum of Understanding" above. On November 13, 2012, the Bank received a letter from FDIC and OFIR notifying the Bank that, as a result of an examination of the Bank as of June 30, 2012, FDIC and OFIR terminated the MOU with the Bank effective immediately. The Board of Directors of the Bank continues to be committed to operation of the Bank in a safe and sound manner with a strong capital base.

In connection with termination of the MOU, the Board of Directors of the Bank has resolved that the Bank will maintain a Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.59% at December 31, 2012, after payment of a $1.6 million dividend to the Company in the fourth quarter of 2012.

Current capital ratios for the Company and the Bank are shown in Note 17 of the Company's Notes to Consolidated Financial Statements. At December 31, 2012, the Company's consolidated Tier 1 capital ratio was 10.19%, its ratio of total capital to risk-weighted assets was 16.65% and its tangible common equity ratio was 8.47%. Book value per share of the Company's common stock increased from $5.78 at the end of 2011 to $6.05 at December 31, 2012.

The Company issued Preferred Shares to U.S. Treasury on January 16, 2009 as part of Treasury's Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of federal and state securities laws. On June 19, 2012, Treasury sold all 20,600 Preferred Shares in a modified dutch auction. The sale of the Preferred Shares did not result in any accounting entries on the books of the Company and did not change the Company's capital position. The Company incurred $299,000 of legal and accounting costs related to the sale of the Preferred Shares in the second quarter of 2012.

On July 18, 2012, the Company repurchased from Treasury for $38,000 a Warrant to purchase 311,492 shares of Company common stock. The Warrant was issued to Treasury in connection with the Company's participation in the TARP Capital Purchase Program.

As a result of these transactions, the Company no longer has any obligation to Treasury in connection with the TARP Capital Purchase Program and the Company is no longer subject to certain requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, leaving the Company with greater flexibility to manage its business and affairs and eliminating the management time and expenses which were required to comply with these provisions.

The increase in the dividend rate to 9% on the Preferred Shares will be effective in February, 2014, and the Company is cautiously evaluating its alternatives regarding potential redemption of the Preferred Shares. Key uncertainties, including, among others, finalization of Basel III regulations, economic conditions and the capital impact of proposed accounting standards, are factors in evaluating alternatives. The Company has begun an effort to build its cash balance at the holding company to provide additional flexibility. After a $1.6 million dividend from the Bank to the holding company in December 2012, the cash balance at the holding company was $5.0 million as of December 31, 2012. The Company does not have any current plans to raise capital through a common stock offering in order to redeem the Preferred Shares while its shares of common stock are trading at a significant discount to tangible book value, such as the discount in existence at December 31, 2012.

Contractual Obligations

The following table details the Company's known contractual obligations at December 31, 2012, in thousands of dollars:

Contractual Obligations	Less than			More than
Thousands of dollars	1 year	1-3 years	3-5 years	5 years	Total
Long term debt (FHLB advances)	$10,038	$85	$10,098	$1,778	$21,999
Operating lease arrangements	1,294	2,314	2,166	1,801	7,575
Total	$11,332	$2,399	$12,264	$3,579	$29,574

Critical Accounting Policies

Generally accepted accounting principles are complex and require management to apply significant judgments to various accounting, reporting and disclosure matters. The Company's management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see Note 1 to the Company's Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Certain policies are considered critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the Company's financial statements.

Allowance for Loan Losses

The allowance for loan losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of incurred losses, including volatility of default probabilities, credit rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous personal loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral value for collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

Regardless of the extent of the Company's analysis of client performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a client's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or client-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company's evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Loan Servicing Rights

Loan servicing rights ("LSRs") associated with loans originated and sold, where servicing is retained, are capitalized and included in other intangible assets in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for LSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of LSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the LSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded as amortization of intangible assets.

Deferred Tax Assets

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period. If the Company is required in the future to take a valuation allowance with respect to its deferred tax asset, its financial condition, results of operations and regulatory capital levels would be negatively affected.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
United Bancorp, Inc.
Ann Arbor, Michigan

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD LLP
Indianapolis, Indiana
March 1, 2013

Consolidated Balance Sheets
United Bancorp, Inc. and Subsidiary

In thousands of dollars	December 31,
Assets	2012	2011
Cash and demand balances in other banks	$13,769	$15,798
Interest bearing balances with banks	56,843	91,428
Federal funds sold	-	366
Total cash and cash equivalents	70,612	107,592
blank row
Securities available for sale	206,129	173,197
FHLB Stock	2,571	2,571
Loans held for sale	13,380	8,290

Portfolio loans	586,678	563,702
Less allowance for loan losses	22,543	20,633
Net portfolio loans	564,135	543,069

Premises and equipment, net	10,719	10,795
Bank-owned life insurance	14,241	13,819
Accrued interest receivable and other assets	25,954	25,676
Total Assets	$907,741	$885,009

Liabilities
Deposits
Noninterest bearing deposits	$165,430	$139,346
Interest bearing deposits	619,213	625,510
Total deposits	784,643	764,856

FHLB advances payable	21,999	24,035
Accrued interest payable and other liabilities	3,702	2,344
Total Liabilities	810,344	791,235

Commitments and Contingent Liabilities

Shareholders' Equity
Preferred stock, no par value; 2,000,000 shares authorized, 20,600 shares outstanding in 2012 and 2011	20,476	20,364
Common stock and paid in capital, no par value; 30,000,000 shares authorized; 12,705,983 and 12,697,265 shares issued and outstanding at December 31, 2012 and 2011	85,682	85,505
Accumulated deficit	(10,426)	(13,746)
Accumulated other comprehensive income, net of tax	1,665	1,651
Total Shareholders' Equity	97,397	93,774
Total Liabilities and Shareholders' Equity	$907,741	$885,009
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The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations
United Bancorp, Inc. and Subsidiary
	For the years ended December 31,
In thousands of dollars, except per share data	2012	2011	2010
Interest Income
Interest and fees on loans	$31,470	$32,408	$36,411
Interest on securities
Taxable	2,390	2,731	2,136
Tax exempt	661	766	988
Interest on federal funds sold and balances with banks	172	260	235
Total interest income	34,693	36,165	39,770

Interest Expense
Interest on deposits	3,746	5,096	7,353
Interest on federal funds and other short term borrowings	-	65	144
Interest on FHLB advances	782	953	1,190
Total interest expense	4,528	6,114	8,687
Net Interest Income	30,165	30,051	31,083
Provision for loan losses	8,350	12,150	21,530
Net Interest Income After Provision for Loan Losses	21,815	17,901	9,553
blank row
Noninterest Income
Service charges on deposit accounts	1,861	1,971	2,191
Wealth Management fee income	5,250	5,079	4,518
Gains on securities transactions	4	-	31
Income from loan sales and servicing	10,104	6,434	6,351
ATM, debit and credit card fee income	2,126	2,176	1,940
Other income	2,146	1,551	1,267
Total noninterest income	21,491	17,211	16,298

Noninterest Expense
Salaries and employee benefits	21,482	18,971	17,217
Occupancy and equipment expense, net	5,311	5,015	5,207
External data processing	1,113	1,342	1,206
Advertising and marketing	752	625	610
Attorney, accounting and other professional fees	1,880	1,678	1,561
Expenses relating to ORE property and foreclosed assets	1,928	2,019	1,698
FDIC Insurance premiums	1,133	1,315	1,806
Other expenses	3,604	3,653	3,192
Total noninterest expense	37,203	34,618	32,497
Income (Loss) Before Federal Income Tax	6,103	494	(6,646)
Federal income tax (benefit)	1,640	(423)	(2,938)
Net Income (Loss)	$4,463	$917	$(3,708)

Preferred stock dividends and accretion	(1,142)	(1,136)	(1,130)
Income (Loss) Available to Common Shareholders	$3,321	$(219)	$(4,838)
Blank line
Basic and diluted earnings (loss) per share	$0.26	$(0.02)	$(0.89)
Cash dividend declared per share of common stock	$-	$-	$-
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The accompanying notes are an integral part of these consolidated financial statements.

Condensed Consolidated Statements of Comprehensive Income (Loss)
United Bancorp, Inc. and Subsidiary
For the years ended December 31, 2012, 2011, 2010
	Years Ended December 31,
In thousands of dollars	2012	2011	2010
Net income (loss)	$4,463	$917	$(3,708)
Other comprehensive income (loss):
Unrealized gains/losses on securities:
Unrealized gains (losses) on securities available for sale	26	1,561	(962)
Less: Reclassification for realized amount included in income	(4)	-	(31)
Other comprehensive income (loss) before tax effect	22	1,561	(993)
Tax expense (benefit)	8	531	(338)
Other comprehensive income (loss)	14	1,030	(655)
Total comprehensive income (loss)	$4,477	$1,947	$(4,363)
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The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
United Bancorp, Inc. and Subsidiary
For the years ended December 31, 2012, 2011, 2010
In thousands of dollars, except per share data
	Preferred Stock	Common Stock and Paid In Capital	Retained Earnings (Accumulated Deficit)	AOCI (1)	Total
Balance, December 31, 2009	$20,158	$68,122	$(8,689)	$1,276	$80,867
Net loss, 2010			(3,708)		(3,708)
Other comprehensive income (loss)				(655)	(655)
Common stock issued		17,068			17,068
Accretion of discount on preferred stock	100		(100)		-
Cash dividends paid on preferred shares			(1,030)		(1,030)
Other common stock transactions		89	1		90
Director and management deferred stock plans	-	72	-	-	72
Balance, December 31, 2010	20,258	85,351	(13,526)	621	92,704
Net income, 2011			917		917
Other comprehensive income				1,030	1,030
Accretion of discount on preferred stock	106		(106)		-
Cash dividends paid on preferred shares			(1,030)		(1,030)
Other common stock transactions		86	(1)		85
Director and management deferred stock plans	-	68	-	-	68
Balance, December 31, 2011	$20,364	$85,505	$(13,746)	$1,651	93,774
Net income, 2012			4,463		4,463
Other comprehensive income				14	14
Accretion of discount on preferred stock	112		(112)		-
Cash dividends paid on preferred shares			(1,030)		(1,030)
Other common stock transactions		(8)	(1)		(9)
Director and management deferred stock plans	-	185	-	-	185
Balance, December 31, 2012	$20,476	$85,682	$(10,426)	$1,665	$97,397
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(1) Accumulated other comprehensive income, net of tax
	.
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
United Bancorp, Inc. and Subsidiary
	Years Ended December 31,
In thousands of dollars	2012	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$4,463	$917	$(3,708)
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Adjustments to Reconcile Net Income to Net Cash from Operating Activities
Depreciation and amortization	5,891	3,884	2,743
Provision for loan losses	8,350	12,150	21,530
Gain on sale of loans	(9,509)	(5,581)	(5,698)
Proceeds from sales of loans originated for sale	376,496	248,631	268,874
Loans originated for sale	(372,077)	(241,051)	(265,486)
Gains on securities transactions	(4)	-	(31)
Change in deferred income taxes	1,142	(661)	(2,748)
Stock based compensation expense	150	138	92
Increase in cash surrender value on bank owned life insurance	(422)	(428)	(451)
Change in investment in limited partnership	(217)	(93)	(106)
Change in accrued interest receivable and other assets	2,286	3,741	4,933
Change in accrued interest payable and other liabilities	1,524	(928)	117
Total adjustments	13,610	19,802	23,769
Net cash from operating activities	18,073	20,719	20,061
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Cash Flows from Investing Activities
Securities available for sale
Purchases	(107,644)	(82,544)	(82,785)
Sales	2,847	-	4,376
Maturities and calls	30,037	15,873	32,517
Principal payments	37,300	17,122	11,397
Sale or retirement of FHLB stock	-	217	204
Net change in portfolio loans	(33,341)	8,353	38,302
Premises and equipment expenditures	(1,030)	(719)	(201)
Net cash from investing activities	(71,831)	(41,698)	3,810
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Cash Flows from Financing Activities
Net change in deposits	19,787	30,858	(48,803)
Net change in federal funds borrowed and other short term borrowings	-	(1,234)	1,234
Principal payments on FHLB advances	(2,036)	(6,286)	(11,777)
Proceeds from public stock offering and other common stock transactions	57	41	17,138
Cash dividends paid on preferred shares	(1,030)	(1,030)	(1,030)
Net cash from financing activities	16,778	22,349	(43,238)
Net Change in Cash and Cash Equivalents	(36,980)	1,370	(19,367)
Cash and cash equivalents at beginning of year	107,592	106,222	125,589
Cash and Cash Equivalents at End of Year	$70,612	$107,592	$106,222
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Supplemental Disclosures:
Interest paid	$4,665	$6,235	$9,004
Income tax paid	52	20	-
Loans transferred to other real estate	3,925	3,250	3,379
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The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
United Bancorp, Inc. and Subsidiary

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation
The consolidated financial statements include the accounts of United Bancorp, Inc. and its wholly owned subsidiary, United Bank & Trust ("UBT" or "the Bank") after elimination of significant intercompany transactions and accounts. The Company is engaged 100% in the business of commercial and retail banking, including trust and investment services, with operations conducted through its offices located in Lenawee, Washtenaw, Livingston and Monroe Counties in southeastern Michigan. These counties are the source of substantially all of the Company's deposit, loan, trust and investment activities.

Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as affecting the disclosures provided. Actual results could differ from those estimates. The allowance for loan losses, loan servicing rights and the fair values of financial instruments are particularly subject to change.

Securities
Securities classified as available for sale consist of bonds and notes that might be sold prior to maturity. Securities classified as available for sale are reported at their fair values and the related net unrealized holding gain or loss is reported in other comprehensive income. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity. Realized gains or losses are based upon the amortized cost of the specific securities sold.

Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loans are placed on nonaccrual status at ninety days or more past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses
The allowance for loan losses ("allowance") is maintained at a level believed adequate by management to absorb probable incurred credit losses in the loan portfolio. The allowance is increased by provisions for loan losses charged to income.

Loan losses are charged against the allowance when management believes a loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance. This policy applies to each of the Company's portfolio segments.

The Company's established methodology for evaluating the adequacy of the allowance for loan losses considers both components of the allowance: (1) specific allowances allocated to loans evaluated individually for impairment under the Accounting Standards Codification ("ASC") Section 310-10-35 of the Financial Accounting Standards Board ("FASB"), and (2) allowances calculated for pools of loans evaluated collectively for impairment under FASB ASC Subtopic 450-20. Until the third quarter of 2011, the Company's past loan loss experience was determined by evaluating the average charge-offs over the most recent eight quarters.

For the quarter ended September 30, 2011, the Company changed its methodology for evaluating the adequacy of the allowance for loan losses by revising and enhancing the methodology for loans evaluated collectively for impairment. Under this methodology, the Company revised and further disaggregated its pools of loans evaluated collectively for impairment. Similar to the prior methodology, pools were analyzed by general loan types, and further analyzed by collateral types, where appropriate. However, under the new methodology, pools were further disaggregated by internal credit risk ratings for commercial loans, commercial mortgages and construction loans and by delinquency status for residential mortgages, consumer loans and all other loan types.

Effective with the first quarter of 2012, the Company expanded the number of categories evaluated for allocation of the allowance for loan losses, from four to six. In order to be consistent with the migration analysis that is performed quarterly, allocations for Owner-Occupied Commercial Real Estate, Other Commercial Real Estate, and Commercial and Industrial loans were broken out beginning March 31, 2012. This change in allocation methodology had no material quantitative effect on the allocations.

Allowance allocations for each pool are determined through a migration analysis based on activity for the period beginning March 2008. The analysis computes loss rates based on a probability of default ("PD") and loss given default ("LGD"). Allowance allocations prior to the third quarter of 2011 were computed based on weighted average charge-off rates as opposed to the use of credit migration matrices, which compute PD and LGD based on historical losses as loans migrate through the various risk rating or delinquency categories. The March 2008 date was selected in an effort to capture sufficient data points to provide a meaningful migration analysis using available data in comparable formats.

Under both the current and previous methodologies, loss rates are adjusted to consider qualitative factors such as economic conditions and trends, among others. However, under the methodologies adopted beginning with the third quarter of 2011, the Company applies a more detailed analysis of qualitative factors that are assessed on a quarterly basis based upon gradings specific to the Company, as well as regional economic metrics.

Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent.

A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations require an increase in the allowance for loan losses, that increase is recorded as a component of the provision for loan losses. Loans are evaluated for impairment when payments are delayed or when the internal grading system indicates a substandard or doubtful classification. This policy applies to each class of the Company's loan portfolio.

Impairment is evaluated in total for smaller-balance loans of similar nature, such as residential mortgage, consumer, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, including loans to the borrower by the Bank, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of thirty days or more. Loans are generally moved to nonaccrual status when ninety days or more past due or in bankruptcy. These loans are often also considered impaired. Impaired loans are charged off, in part or in full, when deemed uncollectible. This typically occurs when the loan is 120 or more days past due, unless the loan is both well-secured and in the process of collection. This policy applies to each class of the Company's loan portfolio.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. The provisions for depreciation are computed principally by the straight-line method, based on useful lives of ten to forty years for premises and three to eight years for equipment.

Other Real Estate Owned
Other real estate owned consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure and property acquired for possible future expansion. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value, less estimated selling costs, at the date of foreclosure establishing a new cost basis. After acquisition, valuations are periodically performed and the real estate is carried at the lower of cost basis or fair value, less estimated selling costs. The historical average holding period for such properties is less than eighteen months. As of December 31, 2012 and 2011, other real estate owned totaled $3,409,000 and $3,657,000, respectively, and is included in other assets on the consolidated balance sheets.

Servicing Rights
Servicing rights are recognized as assets for the allocated value of retained servicing on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates, remaining loan terms and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Long-term Assets
Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to their fair value.

Income Tax
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of deferred tax assets. The Company has no uncertain tax positions as defined by FASB ASC Topic 740.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company files consolidated income tax returns with its subsidiaries. With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2010.

Earnings (Loss) Per Share
Amounts reported as earnings or loss per share are based on income or loss available to common shareholders divided by weighted average shares outstanding. Income or loss available to common shareholders is calculated by subtracting dividends on preferred stock and the accretion of discount on preferred stock from net income or loss. Weighted average shares outstanding include the weighted average number of common shares outstanding plus the weighted average number of contingently issuable shares associated with the Directors' and Senior Management Group's deferred stock plans.

Stock Based Compensation
At December 31, 2012, the Company has stock-based employee compensation plans, which are described more fully in Note 15. The Company's disclosure regarding these plans is in accordance with the fair value recognition provisions of FASB ASC Topic 718-10.

Statements of Cash Flows
For purposes of this Statement, cash and cash equivalents include cash on hand, demand balances with banks, and federal funds sold and equivalents. Federal funds are generally sold for one-day periods. The Company reports net cash flows for client loan and deposit transactions, deposits made with other financial institutions, and short-term borrowings with an original maturity of ninety days or less.

Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income or loss and other comprehensive income (loss). All other comprehensive income (loss) consists solely of net unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of shareholders' equity.

Industry Segment
The Company and its subsidiary are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in southeastern Michigan. While the Company's chief decision makers monitor various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one business segment.

Recently Issued Accounting Standards
Accounting Standards Update No. 2011-11—Balance Sheet (Topic 210). In December 2011, FASB issued ASU 2011-11. The objective of this Update is to provide enhanced disclosures that will enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. This includes the effect or potential effect of rights of setoff associated with an entity's recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.

An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company adopted the methodologies prescribed by this ASU by the date required, and the ASU did not have a material effect on its financial position or results of operations.

Accounting Standards Update No. 2012-04—Technical Corrections and Improvements. On October 1, 2012, FASB released ASU 2012-04. The amendments in this Update make technical corrections, clarifications, and limited-scope improvements to various topics throughout the Codification. These amendments are presented in two sections—Technical Corrections and Improvements and Conforming Amendments Related to Fair Value Measurements. The amendments in this Update that will not have transition guidance will be effective upon issuance for both public entities and nonpublic entities. For public entities, the amendments that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2012.

The Company has adopted the methodologies prescribed by this ASU for the period ended December 31, 2012, and the ASU did not have a material effect on its financial position or results of operations.

Accounting Standards Update No. 2012-03— Technical Amendments and Corrections to SEC Sections. On August 27, 2012, FASB released ASU 2012-03. This Accounting Standards Update amends various SEC paragraphs pursuant to SAB 114, SEC Release No. 33-9250, and ASU 2010-22, which amend or rescind portions of certain SAB Topics. These amendments are presented in two sections – Amendments to the FASB Accounting Standards Codification® and Amendments to the XBRL Taxonomy. The Company has adopted the methodologies prescribed by this ASU, and the ASU did not have a material effect on its financial position or results of operations.

Accounting Standards Update No. 2012-02—Intangibles—Goodwill and Other (Topic 350). On July 27, 2012, FASB released ASU 2012-02. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test.

Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.

The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Company has adopted the methodologies prescribed by this ASU by the date required, and the ASU did not have a material effect on its financial position or results of operations.

Current Economic Conditions
Unfavorable economic conditions continue to present financial institutions with circumstances and challenges that in many cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

At December 31, 2012, the Company held $3.2 million in commercial real estate and $239.6 million in loans collateralized by commercial and development real estate. While some improvements have been noted recently in the national, state and local economic conditions, the market values for commercial and development real estate continues to be depressed.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Furthermore, the Company's regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company's measurement of regulatory capital and compliance with the capital adequacy under the regulatory framework for prompt corrective action.

NOTE 2 - RESTRICTIONS ON CASH AND DEMAND BALANCES IN OTHER BANKS

The Bank is subject to average reserve and clearing balance requirements in the form of cash on hand or balances due from the Federal Reserve Bank. The amount of reserve and clearing balances required at December 31, 2012 were $957,000. These reserve balances vary depending on the level of client deposits in the Bank.

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2012 and 2011, cash equivalents consisted primarily of interest-bearing balances with banks.

As a result of legislation enacted in 2010, the FDIC fully insured without limitation all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012 at all FDIC-insured institutions. This unlimited insurance coverage expired on December 31, 2012. Beginning January 1, 2013, noninterest-bearing transaction accounts are subject to a $250,000 limit on FDIC insurance per covered institution. At December 31, 2012, the Company's cash accounts with banks did not exceed federally insured limits. At December 31, 2012, the Company had cash balances of $56,742,000 at the FRB and FHLB that did not have FDIC insurance coverage.

NOTE 3 - SECURITIES

Balances of securities by category are shown below, as of December 31, 2012 and 2011:

Thousands of dollars	Securities Available for Sale
2012	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and agency securities	$27,200	$130	$(14)	$27,316
Mortgage-backed agency securities	158,829	2,324	(654)	160,499
Obligations of states and political subdivisions	17,551	740	(5)	18,286
Equity securities	26	2	-	28
Total	$203,606	$3,196	$(673)	$206,129

2011
U.S. Treasury and agency securities	$48,999	$385	$(18)	$49,366
Mortgage-backed agency securities	101,855	1,321	(479)	102,697
Obligations of states and political subdivisions	19,690	1,287	-	20,977
Corporate, asset backed and other debt securities	126	-	-	126
Equity securities	26	5	-	31
Total	$170,696	$2,998	$(497)	$173,197

The following table shows the gross unrealized loss and fair value of the Company's investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011.

	Less than 12 Months		12 Months or Longer		Total
Thousands of dollars	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2012
U.S. Treasury and agency securities	$4,131	$(14)	$-	$-	$4,131	$(14)
Mortgage-backed agency securities	54,538	(639)	1,309	(15)	55,847	(654)
Obligations of states and political subdivisions	941	(5)	-	-	941	(5)
Total	$59,610	$(658)	$1,309	$(15)	$60,919	$(673)

2011
U.S. Treasury and agency securities	$5,101	$(18)	$-	$-	$5,101	$(18)
Mortgage-backed agency securities	36,420	(424)	5,764	(55)	42,184	(479)
Total	$41,521	$(442)	$5,764	$(55)	$47,285	$(497)

Unrealized losses within the investment portfolio are determined to be temporary. The Company has performed an evaluation of its investments for other than temporary impairment, and no losses were recognized during 2012, 2011 or 2010.

The unrealized losses on the Company's investment in residential mortgage-backed securities were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2012.

The entire investment portfolio is classified as available for sale. However, management has no specific intent to sell any securities, and management believes that it is more likely than not that the Company will not have to sell any security before recovery of its cost basis. Sales activities for securities for the years indicated are shown in the following table. All sales were of securities identified as available for sale.

Thousands of dollars	2012	2011	2010
Sales proceeds	$2,847	$-	$4,376
Gross gains on sales	4	-	38
Gross loss on sales	-	-	(7)

The fair value of securities available for sale by contractual maturity as of December 31, 2012 is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed securities are included in the "Due in one year or less" category.

Thousands of dollars	Amortized Cost	Fair Value
Due in one year or less	$25,512	$25,724
Due after one year through five years	17,635	18,098
Due after five years through ten years	1,574	1,747
Due after ten years	30	33
Mortgage-backed agency securities	158,829	160,499
Equity securities	26	28
Total securities	$203,606	$206,129

Securities carried at $1,007,000 and $3,060,000 as of December 31, 2012 and 2011, respectively, were pledged to secure deposits of public funds, funds borrowed, repurchase agreements, and for other purposes as required by law.

The municipal portfolio contains a small level of geographic risk, as approximately 1.5% of the investment portfolio is issued by political subdivisions located within Lenawee County, Michigan, 1.6% in Monroe County, Michigan and 2.0% in Washtenaw County, Michigan. The total amount of municipal obligations issued by political subdivisions located in these three counties is approximately $10.0 million.

NOTE 4 - LOANS

The following table shows total loans outstanding at December 31, 2012 and 2011 and the percentage change in balances from the prior year. All loans are domestic and contain no significant concentrations by industry or client.

Thousands of dollars	2012	% Change	2011	% Change
Personal	$111,170	7.5%	$103,405	-3.7%
Business, including commercial mortgages	336,772	0.5%	335,133	-5.4%
Tax exempt	1,554	-24.0%	2,045	-5.7%
Residential mortgage	96,452	16.1%	83,072	-3.4%
Construction and development	40,634	2.3%	39,721	-4.4%
Deferred loan fees and costs	96	-70.6%	326	-36.9%
Total portfolio loans	$586,678	4.1%	$563,702	-4.8%

NOTE 5 - ALLOWANCE FOR LOAN LOSSES AND CREDIT RISK

An analysis of the allowance for loan losses for the twelve-month periods ended December 31, 2012, 2011 and 2010 follows:

	Twelve Months Ended December 31, 2012
Thousands of dollars	CLD (1)	Owner- Occupied CRE (2)	Other CRE (2)	Commercial & Industrial	Residential Mortgage	Personal Loans	Total
Allowance for Loan Losses:
Balance, January 1	$3,676	$3,875	$4,721	$4,741	$1,931	$1,689	$20,633
Provision charged to expense	1,116	4,496	1,712	(662)	1,226	462	8,350
Losses charged off	(1,108)	(3,346)	(2,057)	(1,768)	(901)	(707)	(9,887)
Recoveries	532	68	332	1,820	200	495	3,447
Balance, December 31	$4,216	$5,093	$4,708	$4,131	$2,456	$1,939	$22,543
Ending Balance:
Individually evaluated for impairment	$3,271	$2,904	$1,079	$274	$771	$5	$8,304
Collectively evaluated for impairment	945	2,189	3,629	3,857	1,685	1,934	14,239
Balance, December 31	$4,216	$5,093	$4,708	$4,131	$2,456	$1,939	$22,543
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Total Loans:
Ending balance:
Individually evaluated for impairment	$8,224	$10,263	$7,797	$2,049	$5,561	$394	$34,288
Collectively evaluated for impairment	32,410	92,316	123,207	96,336	96,095	112,026	552,390
Total Loans	$40,634	$102,579	$131,004	$98,385	$101,656	$112,420	$586,678

	Twelve Months Ended December 31, 2011
Thousands of dollars	Business & Commercial Mortgages	CLD (1)	Residential Mortgage	Personal Loans	Total
Allowance for Loan Losses, at January 1, 2011	$16,672	$3,248	$2,661	$2,582	$25,163
Provision charged to expense	9,863	2,886	1,579	1,536	15,864
Amounts related to change in allocation methodology	(2,246)	49	(990)	(527)	(3,714)
Net provision after amounts related to change in allocation methodology	7,617	2,935	589	1,009	12,150
Losses charged off	(12,063)	(2,908)	(1,387)	(2,006)	(18,364)
Recoveries	1,111	278	68	227	1,684
Balance, December 31	$13,337	$3,553	$1,931	$1,812	$20,633

Ending balance:
Individually evaluated for impairment	$5,213	$2,907	$871	$40	$9,031
Collectively evaluated for impairment	8,124	646	1,060	1,772	11,602
Total Allowance for Loan Losses	$13,337	$3,553	$1,931	$1,812	$20,633

Total Loans:
Ending balance:
Individually evaluated for impairment	$31,225	$14,486	$5,241	$183	$51,135
Collectively evaluated for impairment	302,754	25,237	80,788	103,788	512,567
Total Loans	$333,979	$39,723	$86,029	$103,971	$563,702

	Twelve Months Ended December 31, 2010
Thousands of dollars	Business & Commercial Mortgages	CLD (1)	Residential Mortgage	Personal Loans	Total
Allowance for Loan Losses, at January 1, 2010	$12,221	$5,164	$760	$1,875	$20,020
Provision charged to expense	11,710	3,716	3,655	2,449	21,530
Losses charged off	(7,683)	(5,919)	(1,820)	(1,907)	(17,329)
Recoveries	424	287	66	165	942
Balance, December 31	$16,672	$3,248	$2,661	$2,582	$25,163
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(1) Construction and Land Development loans
(2) Commercial Real Estate loans

Credit Exposure and Quality Indicators

The Company categorizes commercial and tax-exempt loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, management capacity, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed during the loan approval process and is updated as circumstances warrant. The risk characteristics of each loan portfolio segment are as follows:

Construction and Land Development. Construction and Land Development ("CLD") loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. CLD loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. CLD loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.

Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Commercial Real Estate. Commercial Real Estate ("CRE") consists of two segments – owner-occupied real estate loans and other commercial real estate loans. CRE loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company's commercial real estate portfolio are diverse, but have geographic location almost entirely in the Company's market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.

Commercial & Industrial Loans. Commercial and industrial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer. Consumer loans consist of two segments – residential mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio, and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and personal loans are secured by personal assets, such as automobiles or recreational vehicles. Some personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and are spread over a large number of borrowers.

Internal Risk Categories

Commercial and tax-exempt loans that are analyzed individually are assigned one of eight internal risk categories. Categories 1-4 are considered to be Pass-rated loans. Other risk category definitions for individually-analyzed commercial and tax-exempt loans are as follows:

5
Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank's credit position at some future date.

6
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral securing the loans, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

7
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

8	Loss. Loans classified as loss are regarded as uncollectible and should be charged off.

Consumer loans are not rated on the above-listed risk categories, but are classified by their payment activity, either as performing, accruing restructured, delinquent less than 90 days, or nonperforming.

Quality indicators for portfolio loans as of December 31, 2012 and 2011 based on the Bank's internal risk categories are detailed in the following tables.

In thousands of dollars		At December 31, 2012
Commercial & Tax-exempt Loans		CLD	Owner-Occupied CRE	Other CRE	Commercial & Industrial	Total Commercial
Credit Risk Profile by Internally Assigned Rating
1-4	Pass	$12,813	$78,507	$86,445	$91,711	$269,476
5	Special Mention	7,378	11,510	17,073	5,104	41,065
6	Substandard	7,840	7,738	9,852	7,475	32,905
7	Doubtful	480	-	-	42	522
8	Loss	-	-	-	-	-
Total Commercial & Tax-exempt Loans		$28,511	$97,755	$113,370	$104,332	$343,968
blank
Consumer Loans		Residential Mortgage	Consumer Construction	Home Equity	Other Consumer	Total Consumer
Credit risk profile based on payment activity
Performing		$114,071	$12,123	$72,344	$33,764	$232,302
Accruing restructured		3,267	-	171	-	3,438
Delinquent less than 90 days		1,714	-	343	150	2,207
Nonperforming		2,341	-	125	55	2,521
Total Consumer Loans		$121,393	$12,123	$72,983	$33,969	$240,468
Subtotal						$584,436
Deferred loan fees and costs, overdrafts, in-process accounts						2,242
Total Portfolio Loans						$586,678

In thousands of dollars		At December 31, 2011
Commercial & Tax-exempt Loans		CLD	Owner-Occupied CRE	Other CRE	Commercial & Industrial	Total Commercial
Credit Risk Profile by Internally Assigned Rating
1-4	Pass	$11,940	$77,447	$96,864	$63,466	$249,717
5	Special Mention	2,920	15,526	15,897	17,212	51,555
6	Substandard	14,020	5,803	17,818	8,799	46,440
7	Doubtful	827	72	-	625	1,524
8	Loss	-	-	-	-	-
Total Commercial & Tax-exempt Loans		$29,707	$98,848	$130,579	$90,102	$349,236

Consumer Loans	Residential Mortgage	Consumer Construction	Home Equity	Other Consumer	Total Consumer
Credit risk profile based on payment activity
Performing	$95,045	$10,016	$74,387	$22,394	$201,842
Accruing restructured	3,078	-	171	-	3,249
Delinquent less than 90 days	3,072	-	239	70	3,381
Nonperforming	3,404	-	118	107	3,629
Total Consumer Loans	$104,599	$10,016	$74,915	$22,571	$212,101
Subtotal					$561,337
Deferred loan fees and costs, overdrafts, in-process accounts					2,365
Total Portfolio Loans					$563,702

Loan totals in the classifications above are based on categories of loans as classified within the Bank's regulatory reporting. As a result, they may differ from totals of similar classifications in Note 4 and in the tables above.

Loan Portfolio Aging Analysis

The entire balance of a loan is considered delinquent if the minimum payment contractually required to be made is not received by the specified due date. Schedules detailing the loan portfolio aging analysis as of December 31, 2012 and 2011 follow.

Thousands of dollars	Delinquent Loans
As of December 31, 2012	30-89 Days Past Due	90 Days and Over (a) (1)	Total Past Due (b)	Current (c-b-d)	Total Portfolio Loans (c)	Nonaccrual Loans (d)	Total Non-performing (a+d)
Commercial
Commercial CLD	$117	$-	$117	$24,545	$28,511	$3,849	$3,849
Owner-Occupied CRE	-	-	-	92,498	97,755	5,257	5,257
Other CRE	-	-	-	109,638	113,370	3,732	3,732
Commercial & Industrial	683	-	683	102,257	104,332	1,392	1,392
Consumer
Residential Mortgage	1,714	-	1,714	117,338	121,393	2,341	2,341
Consumer Construction	-	-	-	12,123	12,123	-	-
Home Equity	343	37	380	72,515	72,983	88	125
Other Consumer	150	-	150	33,764	33,969	55	55
Subtotal	$3,007	$37	$3,044	$564,678	$584,436	$16,714	$16,751
Deferred loan fees and costs, overdrafts, in-process accounts					2,242
Total Portfolio Loans					$586,678

Thousands of dollars	Delinquent Loans
As of December 31, 2011	30-89 Days Past Due	90 Days and Over (a) (1)	Total Past Due (b)	Current (c-b-d)	Total Portfolio Loans (c)	Nonaccrual Loans (d)	Total Non-performing (a+d)
Commercial
Commercial CLD	$426	$-	$426	$23,277	$29,707	$6,004	$6,004
Owner-Occupied CRE	1,511	-	1,511	92,828	98,848	4,509	4,509
Other CRE	703	-	703	122,672	130,579	7,204	7,204
Commercial & Industrial	447	-	447	85,216	90,102	4,439	4,439

Consumer
Residential Mortgage	3,072	-	3,072	98,123	104,599	3,404	3,404
Consumer Construction	-	-	-	10,016	10,016	-	-
Home Equity	239	31	270	74,558	74,915	87	118
Other Consumer	70	-	70	22,394	22,571	107	107
Subtotal	$6,468	$31	$6,499	$529,084	$561,337	$25,754	$25,785
Deferred loan fees and costs, overdrafts, in-process accounts					2,365
Total Portfolio Loans					$563,702
(1) All are accruing.

Impaired Loans

Information regarding impaired loans as of December 31, 2012 and 2011 follows.

	December 31, 2012			December 31, 2011
Thousands of dollars	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Recorded Balance	Unpaid Principal Balance	Specific Allowance
Loans without a specific valuation allowance
Commercial
Commercial CLD	$654	$1,673	$-	$5,977	$15,366	$-
Owner-Occupied CRE	4,181	6,267	-	1,622	2,502	-
Other CRE	4,438	6,158	-	4,922	8,031	-
Commercial & Industrial	1,640	3,992	-	1,696	3,774	-
Consumer
Residential Mortgage	2,207	2,989	-	1,042	1,778	-
Home Equity	232	232	-	43	43	-
Other Consumer	157	157	-	189	189	-
Subtotal	$13,509	$21,468	$-	$15,491	$31,683	$-

Loans with a specific valuation allowance
Commercial
Commercial CLD	$7,570	$7,629	$3,271	$8,509	$8,594	$2,907
Owner-Occupied CRE	6,082	7,495	2,904	6,391	7,925	2,344
Other CRE	3,359	3,359	1,079	15,259	17,205	2,085
Commercial & Industrial	409	409	274	1,335	2,372	785
Consumer
Residential Mortgage	3,354	3,817	771	4,792	5,998	870
Home Equity	-	-	-	171	171	35
Other Consumer	5	5	5	5	5	5
Subtotal	$20,779	$22,714	$8,304	$36,462	$42,270	$9,031

	December 31, 2012			December 31, 2011
Thousands of dollars	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Recorded Balance	Unpaid Principal Balance	Specific Allowance
Total Impaired Loans
Commercial
Commercial CLD	$8,224	$9,302	$3,271	$14,486	$23,960	$2,907
Owner-Occupied CRE	10,263	13,762	2,904	8,013	10,427	2,344
Other CRE	7,797	9,517	1,079	20,181	25,236	2,085
Commercial & Industrial	2,049	4,401	274	3,031	6,146	785
Consumer
Residential Mortgage	5,561	6,806	771	5,834	7,776	870
Home Equity	232	232	-	214	214	35
Other Consumer	162	162	5	194	194	5
Total Impaired Loans	$34,288	$44,182	$8,304	$51,953	$73,953	$9,031

Information regarding average investment in impaired loans and interest income recognized on those loans for the periods ended December 31, 2012, 2011 and 2010 is shown below.

	Twelve months ended December 31,
	2012		2011		2010
Thousands of dollars	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
Commercial
Commercial CLD	$3,656	$-	$7,222	$-	$3,872	$-
Owner-Occupied CRE	3,148	64	1,997	54	2,225	60
Other CRE	8,373	135	5,822	165	1,405	16
Commercial & Industrial	1,927	35	1,141	11	783	48
Consumer
Residential Mortgage	1,319	23	867	4	4,418	-
Home Equity	30	5	295	-	478	-
Other Consumer	154	-	358	-	542	-
Subtotal	$18,607	$262	$17,702	$234	$13,723	$124

Loans with a specific valuation allowance
Commercial
Commercial CLD	$8,236	$350	$6,956	$328	$9,786	$161
Owner-Occupied CRE	6,527	165	5,441	107	5,595	198
Other CRE	4,096	176	13,502	574	13,230	408
Commercial & Industrial	542	46	1,727	38	917	20
Consumer
Residential Mortgage	4,122	127	5,740	148	2,396	105
Home Equity	-	-	184	5	430	13
Other Consumer	43	2	5	1	10	7
Subtotal	$23,566	$866	$33,555	$1,201	$32,364	$911

	Twelve months ended December 31,
	2012		2011		2010
Thousands of dollars	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized	Average Investment in Impaired Loans	Interest Income Recognized
Total Impaired Loans
Commercial
Commercial CLD	$11,892	$350	$14,178	$328	$13,658	$161
Owner-Occupied CRE	9,675	229	7,438	161	7,820
Other CRE	12,469	311	19,324	739	14,635	424
Commercial & Industrial	2,469	81	2,868	49	1,700
Consumer
Residential Mortgage	5,441	150	6,607	152	6,814	105
Home Equity	30	5	479	5	908
Other Consumer	197	2	363	1	552	7
Total Impaired Loans	$42,173	$1,128	$51,257	$1,435	$46,087	$1,035

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions to principal. Subsequent payments on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the judgment of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status. These policies apply to each class of the Company's loan portfolio.

Troubled Debt Restructurings

In the course of working with borrowers, the Bank may choose to restructure the contractual terms of certain loans. In this scenario, the Bank attempts to work out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Bank to identify if a troubled debt restructuring ("TDR") has occurred, which is when, for economic or legal reasons related to a borrower's financial difficulties, the Bank grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower's current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two.

If such efforts by the Bank do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Bank may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

It is the Bank's policy to have any restructured loans that are on nonaccrual status prior to being restructured, remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. The balance of nonaccrual restructured loans, which is included in nonaccrual loans, was $10.8 million at December 31, 2012 and $10.7 million at December 31, 2011.

If a restructured loan is on accrual status prior to being restructured, it is reviewed to determine if the restructured loan should remain on accrual status. The balance of accruing restructured loans was $15.8 million at December 31, 2012 and $21.8 million at December 31, 2011.

All TDRs are considered impaired by the Company. Loans that are considered TDRs are classified as performing unless they are on nonaccrual status or greater than 90 days delinquent as of the end of the most recent quarter. Under Company policy, a loan may be removed from TDR status when it is determined that the loan has performed according to its modified terms for a sustained period of repayment performance (generally not less than six months and not during the calendar year in which the restructuring took place), and the restructuring agreement specified an interest rate greater than or equal to an acceptable rate for a comparable new loan. On a quarterly basis, the Company individually reviews all TDR loans to determine if a loan meets these criteria.

Accruing restructured loans at December 31, 2012 are comprised of two categories of loans on which interest is being accrued under their restructured terms, and the loans are current or less than ninety days past due. The first category consists of commercial loans, primarily comprised of business loans that have been temporarily modified as interest-only loans, generally for a period of up to one year, without a sufficient corresponding increase in the interest rate.

Within this category are CLD loans that have been renewed as interest only, generally for a period of up to one year, to assist the borrower. The Bank does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, principal is generally received on a delayed basis as compared to the original repayment schedule. CLD loans that are restructured are generally modified to require interest-only for a period of time. The Bank does not generally reduce interest rates on restructured commercial loans.

The second category included in accruing restructured loans consists of residential mortgage and home equity loans whose terms have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance.

The following tables present information regarding newly-classified troubled debt restructurings for the twelve-month periods ended December 31, 2012 and 2011.

	Newly Classified Accruing Troubled Debt Restructurings
Twelve months ended	December 31, 2012			December 31, 2011
Dollars in thousands	Total Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance	Total Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Commercial
Commercial CLD	1	$300	$300	4	$3,858	$3,858
Owner-Occupied CRE	6	1,271	1,271	2	479	479
Other CRE	4	2,847	2,847	3	3,128	3,128
Commercial & Industrial	1	190	190	3	704	704
Consumer
Residential Mortgage	2	224	224	3	1,199	1,199
Total	14	$4,832	$4,832	15	$9,368	$9,368

The table below provides a breakdown of accruing restructured loans by type at December 31, 2012. The table also includes the average yield on restructured loans and the yield for the entire portfolio, for commercial loans and the residential mortgage and home equity line portfolio, for the fourth quarter of 2012.

	December 31, 2012		Fourth Quarter
Dollars in thousands	Number of Loans	Recorded Balance	Average Yield	Portfolio Yield
CLD Loans	6	$4,738
Other Commercial Loans	18	7,643
Total Commercial Loans	24	12,381	5.15%	5.25%

Residential Mortgage & Home Equity Loans	17	3,438	3.81%	5.23%
Total accruing restructured loans	41	$15,819

The Company has no personal loans other than the loans described above that are classified as troubled debt restructurings.

With regard to determination of the amount of the allowance for loan losses, all restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

A loan is considered to be in payment default generally once it is 90 days contractually past due under the modified terms. Information regarding troubled debt restructurings that subsequently defaulted is shown below.

Twelve months ended	December 31, 2012		December 31, 2011
Dollars in thousands	Number of Loans	Recorded Balance	Number of Loans	Recorded Balance
Commercial
Commercial CLD	4	$3,423	1	$119
Owner-Occupied CRE	2	239	-	-
Other CRE	-	-	3	740
Consumer
Residential Mortgage	-	-	3	1,236
Total	6	$3,662	7	$2,095

Since the Company treats accruing TDR's as impaired loans and evaluates them individually for impairment, the allowance for loan losses is not generally affected by a subsequent default. Charge-offs of TDR's that subsequently defaulted as described above were $175,000 for the twelve months ended December 31, 2012.

NOTE 6 - LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others was $853,761,000 and $735,108,000 at December 31, 2012 and 2011, respectively.

The balance of loans serviced for others related to servicing rights that have been capitalized was $850,728,000 and $732,591,000 at December 31, 2012 and 2011, respectively.

Unamortized cost of loan servicing rights included in accrued interest receivable and other assets on the consolidated balance sheet, for the years ended December 31 was as follows:

In thousands of dollars	2012	2011
Balance, January 1	$5,405	$4,763
Amount capitalized	2,816	1,791
Amount amortized	(1,843)	(1,149)
Balance, December 31	$6,378	$5,405

The fair value of servicing rights was as follows at December 31:

In thousands of dollars	2012	2011
Fair value, January 1	$7,331	$5,806
Fair value, December 31	$8,285	$7,331

NOTE 7 - PREMISES AND EQUIPMENT

Depreciation expense was approximately $1,106,000 in 2012, $1,124,000 in 2011 and $1,251,000 in 2010. Premises and equipment as of December 31 consisted of the following:

In thousands of dollars	2012	2011
Land	$1,863	$1,863
Buildings and improvements, including building in progress	15,094	15,131
Furniture and equipment	15,236	14,680
Total cost	32,193	31,674
Less accumulated depreciation	(21,474)	(20,879)
Premises and equipment, net	$10,719	$10,795

The Company has a small number of non-cancellable operating leases, primarily for banking facilities that expire over the next fifteen years. The leases generally contain renewal options for periods ranging from one to five years. Rental expense for these leases was $1.3 million for the year ended December 31, 2012, $1.2 million for the year ended December 31, 2011, and $1.1 million for the year ended December 31, 2010.

Future minimum lease payments under operating leases are shown in the table below:

In thousands of dollars
2013	$1,294
2014	1,185
2015	1,129
2016	1,093
2017	1,073
Thereafter	1,801
Total Minimum Lease Payments	$7,575

NOTE 8 - DEPOSITS

Information relating to maturities of time deposits as of December 31 is summarized below:

In thousands of dollars	2012	2011
Within one year	$141,325	$168,471
Between one and two years	56,667	50,150
Between two and three years	14,777	19,923
Between three and four years	2,904	4,351
Between four and five years	1,601	2,380
Total time deposits	$217,274	$245,275
Interest bearing time deposits in denominations of $100,000 or more	$74,795	$82,018

NOTE 9 - SHORT TERM BORROWINGS

The Company has several credit facilities in place for short term borrowing which are used on occasion as a source of liquidity. These facilities consist of borrowing authority totaling $9.0 million from correspondent banks to purchase federal funds on a daily basis. There were no federal funds purchased outstanding at December 31, 2012 and 2011.

The Bank may also enter into sales of securities under agreements to repurchase ("repurchase agreements"). These agreements generally mature within one to 120 days from the transaction date. U.S. Treasury, agency and other securities involved with the agreements are recorded as assets and are generally held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain clients as an investment alternative to deposit products. There were no balances outstanding at any time during 2012 or 2011.

NOTE 10 - OTHER BORROWINGS

The Bank carried fixed rate, non-callable advances from the Federal Home Loan Bank of Indianapolis totaling $22.0 million and $24.0 million at December 31, 2012 and 2011, respectively. As of December 31, 2012, the rates on the advances ranged from 1.77% to 5.33% with a weighted average rate of 2.70%.

Advances are primarily collateralized by residential mortgage loans under a blanket security agreement. Additional coverage is provided by Other Real Estate Related ("ORER") and Community Financial Institution ("CFI") collateral. The unpaid principal balance of the loans pledged as collateral required is between 155% and 250%, depending on the type of collateral and was $163.6 million at year-end 2012. Interest payments are made monthly, with principal due annually and at maturity. If principal payments are paid prior to maturity, advances are subject to a prepayment penalty.

Maturities and scheduled principal payments for other borrowings over the next five years as of December 31 are shown below.

In thousands of dollars	2012
Within one year	$10,038
Between one and two years	41
Between two and three years	44
Between three and four years	10,047
Between four and five years	51
More than five years	1,778
Total	$21,999

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its clients. These financial instruments include commitments to make loans, unused lines of credit, and letters of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for loans and investments recorded in the consolidated financial statements. The Bank's commitments to make loans are agreements to extend credit at predetermined terms, as long as the client continues to meet specified criteria, with fixed expiration dates or termination clauses.

The following table shows the commitments to make loans and the unused lines of credit available to clients at December 31:

	2012		2011
In thousands of dollars	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate
Commitments to make loans	$8,690	$5,780	$21,309	$7,017
Unused lines of credit	101,997	12,544	96,948	4,116
Standby letters of credit	9,160	-	10,262	-

Commitments to make loans generally expire within thirty to ninety days, while unused lines of credit expire at the maturity date of the individual loans. At December 31, 2012, the rates for amounts in the fixed rate category ranged from 2.625% to 5.75%.

In 2001, United Bank & Trust entered into a limited partnership agreement to purchase tax credits awarded from the construction, ownership and management of an affordable housing project and a residual interest in the real estate. As of December 31, 2012 and 2011, the total recorded investment including the obligation to make additional future investments were $920,000 and $900,000 respectively, and was included in other assets. As of December 31, 2012 and 2011, the obligation of UBT to the limited partnership was $260,000 and $457,000, respectively, which was reported in other liabilities. While UBT is a 99% partner, the investment is accounted for on the equity method as UBT is a limited partner and has no control over the operation and management of the partnership or the affordable housing project.

NOTE 12 - FEDERAL INCOME TAX

Income tax expense (benefit) consists of the following for the years ended December 31:

In thousands of dollars	2012	2011	2010
Current	$498	$238	$(190)
Deferred	1,142	(661)	(2,748)
Total income tax expense (benefit)	$1,640	$(423)	$(2,938)

The Company's effective tax rate for 2010 was a calculated benefit based upon a pre-tax loss, resulting in a tax benefit for that year.

The components of deferred tax assets and liabilities at December 31 are as follows:

In thousands of dollars	2012	2011
Deferred tax assets:
Allowance for loan losses	$7,665	$7,054
Other real estate owned and allowance for sold loans	1,118	1,280
Deferred compensation	833	778
Low income housing and Alternative Minimum Tax credit	1,635	947
Net Operating Loss	539	2,590
Other	763	1,120
Total deferred tax assets	$12,553	$13,769

Deferred tax liabilities:
Property and equipment	$(376)	$(286)
Mortgage servicing rights	(2,169)	(1,838)
Unrealized appreciation on securities available for sale	(858)	(850)
Other	(413)	(908)
Total deferred tax liabilities	$(3,816)	$(3,882)
Net deferred tax asset	$8,737	$9,887

At December 31, 2012, the Company had net operating losses of $1.6 million that are being carried forward to reduce future taxable income. The carryforwards expire in 2030 and 2031. As of December 31, 2012, the Company had approximately $1.6 million of low income housing and alternative minimum tax credits available to offset future federal income taxes. The low income housing credits expire in 2028 through 2031, and the alternative minimum tax credits have no expiration date.

The Company's net deferred tax asset was $8.7 million at December 31, 2012. The Company's net deferred tax asset is included in the category "Accrued interest receivable and other assets" on the balance sheet. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. The following lists the evidence considered in determining whether a valuation allowance was necessary for deferred tax assets:

Negative Evidence

As a result of cumulative losses from 2009 to 2011, the Company has a tax NOL of $1.6 million as of December 31, 2012.

Positive Evidence

1.	The Company had many years of consistently profitable operations before 2009.
2.	The Company's NOL carry-forward position of $1.6 million at December 31, 2012, which is not large in comparison to historical profitability (taxable income of $41.6 million from 2004 to 2008).
3.	The Company can carry-forward losses for up to 20 years.
4.	The Company's pre-tax loss has been reduced from $14.5 million in 2009 to $6.6 million in 2010; the Company generated a pre-tax profit of $0.5 million in 2011 and $6.1 million in 2012.
5.
The Company's 2009-2010 losses were due to a goodwill impairment of $3.5 million in 2009 along with high provision for loan losses, which have been reduced from $25.8 million in 2009 to $21.5 million in 2010, $12.2 million in 2011 and $8.4 million in 2012.

6.	The Company expects a return to sustained profitability as a result of strong core earnings and a continued reduction in loan losses.
7.	The Company does have available certain tax planning strategies, including:
a.	Sale and leaseback of premises
b.	Sale of mortgage servicing rights
c.	Sale of securities

Based upon its analysis of the evidence (both negative and positive), management has determined that no valuation allowance was required at December 31, 2012 or 2011.

Reconciliation between total federal income tax and the amount computed through the use of the federal statutory tax rate for the years ended is as follows:

In thousands of dollars	2012	2011	2010
Income taxes at statutory rate of 34%	$2,076	$169	$(2,259)
Non-taxable income, net of nondeductible interest expense	(232)	(289)	(363)
Income on non-taxable bank owned life insurance	(143)	(145)	(153)
Affordable housing credit	(188)	(188)	(188)
Non-deductible legal and accounting fees - TARP refinance	109	-	-
Other	18	30	25
Total federal income tax	$1,640	$(423)	$(2,938)

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank, including their immediate families and companies in which they are principal owners, are clients of the Bank.

Loans to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and the Bank, and did not, in the judgment of management, involve more than normal credit risk or present other unfavorable features. None of these loans were in default at December 31, 2012. The aggregate amount of these loans at December 31, 2011 was $1,170,000. That balance was adjusted to exclude directors and officers that were not with the Company at the end of 2012. During 2012, new and newly reportable loans to such related parties amounted to $99,000 and repayments amounted to $448,000, resulting in a balance at December 31, 2012 of $821,000. Related party deposits totaled $2,064,000 and $1,315,000 at December 31, 2012 and 2011, respectively. The balance of deposits at December 31, 2011 was adjusted to exclude directors and officers that were not with the Company at the end of 2012.

NOTE 14 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Banking laws and regulations restrict the amount the Bank can transfer to the Company in the form of cash dividends and loans. It is not the intent of management to pay dividends in amounts that would reduce the capital of the Bank to a level below that which is considered prudent by management and in accordance with the guidelines of regulatory authorities.

NOTE 15 - EMPLOYEE BENEFIT PLANS

Employee Savings Plan
The Company maintains a 401(k) employee savings plan ("plan") which is available to substantially all employees. Individual employees may make contributions to the plan up to 100% of their compensation up to a maximum of $17,000 for 2012, and $16,500 for 2011 and 2010. Prior to July 2009, the Company offered discretionary matching of funds for a percentage of the employee contribution, plus an amount based on Company earnings. In July 1, 2009, the Company discontinued its profit sharing and employer matching contributions to the plan, and had no expense for the plan for 2010. The Company reinstated matching contributions beginning January 1, 2011, but did not make profit sharing contributions in 2011 or 2012. The expense for the plan for 2012 and 2011 was $511,000 and $459,000, respectively. The plan offers employees the option of purchasing Company stock with the match portion of their 401(k) contribution, and shares available to employees within the plan are purchased on the open market.

Director Retainer Stock Plan
The Company maintains a deferred compensation plan designated as the Director Retainer Stock Plan ("Director Plan"). The plan provides eligible directors of the Company and the Bank with a means of deferring payment of retainers and certain fees payable to them for Board service. Under the Director Plan, any retainers or fees elected to be deferred under the plan by an eligible director ultimately will be payable in common stock at the time of payment.

Senior Management Bonus Deferral Stock Plan
The Company maintains a deferred compensation plan designated as the Senior Management Bonus Deferral Stock Plan ("Management Plan"). The Management Plan has essentially the same purposes as the Director Plan discussed above and permits eligible employees of the Company and its affiliates to elect cash bonus deferrals and, after employment termination, to receive payouts in whole or in part in the form of common stock on terms substantially similar to those of the Director Plan.

Stock Options and Other Equity Awards
The Company has stock based compensation plans as described below. The Company has recorded approximately $150,000, $138,000, and $92,000 in compensation expense related to stock based compensation plans for the periods ended December 31, 2012, 2011 and 2010, respectively. The Company has a policy of issuing authorized but unissued shares upon the exercise of stock options or stock only stock appreciation rights or settlement of other stock-related awards.

Stock Incentive Plan
The Company's Stock Incentive Plan of 2010 (the "Incentive Plan") permits the grant and award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and other stock-based and stock-related awards (collectively referred to as "incentive awards") to directors, consultative board members, officers and other key employees of the Company and its subsidiary.

The following tables shows activity for the twelve months ended December 31, 2012 for the Company's Incentive Plan:

SOSARs (1)	Awards Outstanding	Weighted Average Exercise Price
Balance at January 1	85,750	$3.35
Awards granted	83,500	3.30
Awards forfeited	(2,000)	3.35
Balance at December 31	167,250	$3.33

(1) Stock Only Stock Appreciation Rights

	Restricted Stock			Restricted Stock Units
	Awards	Grant Date	Exercise	Awards	Grant Date	Exercise
	Outstanding	Fair Value	Price	Outstanding	Fair Value	Price
Nonvested at January 1	24,250	$3.35	$3.35	28,000	$3.35	$3.35
Awards granted	-	3.30	3.30	32,750	3.30	3.30
Awards vested	-	-	-	-	-	-
Awards forfeited	(1,625)	3.34	3.34	(13,955)	3.35	3.35
Nonvested at December 31	22,625	$3.35	$3.35	46,795	$3.32	$3.32

As of December 31, 2012, unrecognized compensation expense related to the Incentive Plan totaled $195,200. Costs for SOSARs are recognized over approximately three years. The compensation costs for RSUs are based on an expected level of achievement of performance targets as determined at the time of each grant, and are expected to be recognized over three years. Compensation costs for restricted stock grants will be recognized over two years.

The fair value of restricted stock grants is considered to be the market price of Company stock at the grant date. The fair value of RSU grants is considered to be the market price of Company stock at the grant date, adjusted for an estimated probability of achieving performance targets.

The Company established three performance targets for 2012 RSU grants. Those targets were based on the Company's pre-tax, pre-provision return on average assets, return on average assets, and classified assets coverage ratio1. Each target was weighted equally, and target levels were based on United's 2012 financial plan. For 2012, RSU grants vested at 97.5% of target.

The fair value of each SOSAR grant is estimated on the grant date using the Black-Scholes option pricing model. Grants were awarded in March 2012 and 2011. Fair value of grants in 2012 and 2011 is based on the weighted-average assumptions shown in the following table.

	2012	2011
Dividend yield	0.0%	0.0%
Expected life (in years)	5	5
Expected volatility	37.0%	35.0%
Risk-free interest rate	0.84%	2.16%
Fair value	$1.105	$1.136

At December 31, 2012, the aggregate intrinsic value of SOSARs outstanding was $196,500. Intrinsic value was determined by calculating the difference between the Company's closing stock price on December 31, 2012 and the exercise price of the SOSARs, multiplied by the number of in-the-money SOSARs held by each holder, assuming all holders had exercised their SOSARs on December 31, 2012. The weighted–average period over which nonvested SOSARs are expected to be recognized is 0.96 years.

Stock Option Plan

Through December 31, 2009, the Company granted stock options under its 2005 Stock Option Plan (the "2005 Plan"), which is a non-qualified stock option plan as defined under Internal Revenue Service regulations. The shares of stock that are subject to options are the authorized and unissued shares of common stock of the Company. Under the 2005 Plan, directors and management of the Company and subsidiaries were given the right to purchase stock of the Company at the then-current market price at the time the option was granted. The options have a three-year vesting period, and with certain exceptions, expire at the end of ten years, three years after retirement or ninety days after other separation from the Company.

The following summarizes year to date option activity for the 2005 Plan:

Stock Options	Options Outstanding	Weighted Avg. Exercise Price
Balance, January 1, 2012	381,743	$21.19
Options expired	(13,883)	20.48
Options forfeited	(9,790)	17.42
Balance, December 31, 2012	358,070	$21.32
Options exercisable at year-end	358,070	$21.32

1 Adversely classified assets as a percent of tier one capital plus allowance for loan losses.

The table below provides information regarding stock options outstanding under the 2005 Plan at December 31, 2012.

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life		Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$6.00 to $32.14	358,070	3.61	Years	$21.32	358,070	$21.32

As of the end of 2012, there was no unrecognized compensation expense related to the stock options granted under the 2005 Plan.

At December 31, 2012, the total outstanding stock options granted under the 2005 Plan had no intrinsic value. Intrinsic value was determined by calculating the difference between the Company's closing stock price on December 31, 2012 and the exercise price of each option, multiplied by the number of in-the-money stock options held by each holder, assuming all holders had exercised their stock options on December 31, 2012.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES

Fair Value Measurements. The Fair Value Measurements Topic of the FASB Accounting Standards Codification ("FASB ASC") defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC Topic 820-10-20 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820-10-55 establishes a fair value hierarchy that emphasizes use of observable inputs and minimizes use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying condensed consolidated balance sheets measured at fair value on a recurring basis and the level within the FASB ASC fair value hierarchy in which the fair value measurements were classified at December 31, 2012 and 2011, in thousands of dollars:

Thousands of dollars		Fair Value Measurements Using
December 31, 2012	Fair Value	Level 1	Level 2	Level 3
Available for sale securities:
U.S. Treasury and agency securities	$27,316	$-	$27,316	$-
Mortgage-backed agency securities	160,499	-	160,499	-
Obligations of states and political subdivisions	18,286	-	18,286	-
Equity securities	28	28	-	-
Total available for sale securities	$206,129	$28	$206,101	$-

December 31, 2011
Available for sale securities:
U.S. Treasury and agency securities	$49,366	$-	$49,366	$-
Mortgage-backed agency securities	102,697	-	102,697	-
Obligations of states and political subdivisions	20,977	-	20,977	-
Corporate, asset backed and other debt securities	126	-	126	-
Equity securities	31	31	-	-
Total available for sale securities	$173,197	$31	$173,166	$-

Following is a description of the inputs and valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of those instruments under the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include U.S. Government agency securities, mortgage-backed securities, obligations of states and municipalities, and certain corporate securities. Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities, but rather, relying on the investment securities' relationship to other benchmark quoted investment securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company has no Level 3 securities.

Transfers between Levels
There were no transfers between Levels 1, 2 and 3 in 2012 or 2011 of assets recognized in the accompanying condensed consolidated balance sheets measured at fair value on a recurring basis.

Nonrecurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying condensed consolidated balance sheets measured at fair value on a non-recurring basis and the level within the FASB ASC fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

In thousands of dollars		Fair Value Measurements Using
Impaired Loans (Collateral Dependent):	Fair Value	Level 1	Level 2	Level 3
December 31, 2012	$21,866	$-	$-	$21,866
December 31, 2011	39,438	-	-	39,438

Significant Unobservable Inputs
The following is a discussion of the significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and of how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.

Impaired Loans (Collateral Dependent)

Loans for which it is believed to be probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans, based on current appraisals. If the impaired loan is identified as collateral dependent, the fair value of collateral method of measuring the amount of impairment is utilized.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. The Company's practice is to obtain new or updated appraisals on the loans subject to the initial impairment review and then to generally update on an annual basis thereafter. The Company discounts the appraisal amount as necessary for selling costs and past due real estate taxes. If a new or updated appraisal is not available at the time of a loan's impairment review, the Company typically applies a discount to the value of an old appraisal to reflect the property's current estimated value if there is believed to be deterioration in either (i) the physical or economic aspects of the subject property or (ii) any market conditions. These discounts and estimates are developed by the Company's Credit Department, and are reviewed by the Chief Credit Officer and the CFO. The results of the impairment review results in an increase in the allowance for loan loss or in a partial charge-off of the loan, if warranted. Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method based on current appraisals.

Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

As of December 31, 2012	Fair Value ($000)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired Loans (Collateral Dependent):	$21,866	Market comparable properties	Marketability discount	7.5% – 49.5% (14.0%)

Fair Value of Financial Instruments

The carrying amounts and estimated fair value of principal financial assets and liabilities, in thousands of dollars, at December 31, 2012 and 2011, were as follows:

	December 31, 2012				December 31, 2011
	Carrying	Fair Value Measurements Using			Carrying
	Amount	Level 1	Level 2	Level 3	Amount	Fair Value
Financial Assets
Cash and cash equivalents	$70,612	$70,612	$-	$-	$107,592	$107,592
Securities available for sale	206,129	28	206,101	-	173,197	173,197
FHLB Stock	2,571	-	2,571	-	2,571	2,571
Loans held for sale	13,380	-	13,380	-	8,290	8,290
Net portfolio loans	564,135	-	-	574,137	543,069	551,616
Accrued interest receivable	2,620	-	2,620	-	2,772	2,772
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Financial Liabilities
Total deposits	$(784,643)	$-	$(787,015)	$-	$(764,856)	$(768,783)
FHLB advances	(21,999)	-	(23,007)	-	(24,035)	(25,475)
Accrued interest payable	(354)	-	(354)	-	(491)	(491)

Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, or of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimated fair value:

Cash and cash equivalents, FHLB stock, loans held for sale, accrued interest receivable and accrued interest payable – The carrying amounts are reasonable estimates of the fair values of these instruments at the respective balance sheet dates.

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Net portfolio loans – The carrying amount is a reasonable estimate of fair value for personal loans for which rates adjust quarterly or more frequently, and for business and tax-exempt loans that are prime related and for which rates adjust immediately or quarterly. The fair value of all other loans is estimated by discounting future cash flows using current rates for loans with similar characteristics and maturities. The Bank's current loan rates are comparable with rates offered by other financial institutions. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns

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Total deposits – With the exception of certificates of deposit, the carrying value is deemed to be the fair value due to the demand nature of the deposits. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the current rates paid on certificates of deposit with similar maturities. The Bank's current deposit rates are comparable with rates offered by other financial institutions.

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FHLB advances – The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.

Off-balance-sheet financial instruments – Commitments to extend credit, standby letters of credit and undisbursed loans are deemed to have no material fair value as such commitments are generally fulfilled at current market rates.

NOTE 17 - REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

In December 2010, the Company closed its public offering of common stock. The net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $17.1 million. The Company has contributed $12.0 million of the net proceeds of the offering to the capital of the Bank to increase the Bank's capital and regulatory capital ratios.
On January 15, 2010, UBT entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR"). On January 11, 2011, we entered into a revised Memorandum of Understanding ("MOU") with substantially the same requirements as the MOU dated January 15, 2010. The MOU is not a "written agreement" for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among UBT, the FDIC and OFIR, that, among other things, (i) UBT will not declare or pay any dividend to the Company without the prior consent of the FDIC and OFIR; and (ii) UBT will have and maintain its Tier 1 capital ratio at a minimum of 9% for the duration of the MOU, and will maintain its ratio of total capital to risk-weighted assets at a minimum of 12% for the duration of the MOU.

On November 13, 2012, the Bank received a letter from FDIC and OFIR notifying the Bank that, as a result of an examination of the Bank as of June 30, 2012, FDIC and OFIR have terminated the Memorandum of Understanding with the Bank effective immediately.

The Board of Directors of the Bank continues to be committed to operation of the Bank in a safe and sound manner with a strong capital base. In connection with termination of the Memorandum of Understanding, the Board of Directors of the Bank has resolved that the Bank will maintain Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.59% at December 31, 2012.

The following table shows information about the Company's and the Bank's capital levels compared to regulatory requirements at year-end 2012 and 2011.

	Actual		Regulatory Minimum for Capital Adequacy (1)		Regulatory Minimum to be Well Capitalized (2)				Minimum Required by Board Resolution (3)
As of December 31, 2012	$000%		$000%		$000%				$000%
Tier 1 Capital to Average Assets
Consolidated	$91,886	10.2%	$36,059	4.0%	N/	A	N/	A	N/	A	N/	A
Bank	85,727	9.6%	35,755	4.0%	44,694		5.0%		$75,980		8.5%

Tier 1 Capital to Risk Weighted Assets
Consolidated	91,886	15.4%	23,914	4.0%	N/	A	N/	A	N/	A	N/	A
Bank	85,727	14.4%	23,862	4.0%	35,792		6.0%		N/	A	N/	A

Total Capital to Risk Weighted Assets
Consolidated	99,545	16.7%	47,829	8.0%	N/	A	N/	A	N/	A	N/	A
Bank	93,370	15.7%	47,723	8.0%	59,654		10.0%		N/	A	N/	A

	Actual		Regulatory Minimum for Capital Adequacy (1)		Regulatory Minimum to be Well Capitalized (2)				Required by MOU (4)
As of December 31, 2011	$000%		$000%		$000%				$000%
Tier 1 Capital to Average Assets
Consolidated	$86,430	9.9%	$35,031	4.0%	N/	A	N/	A	N/	A	N/	A
Bank	80,388	9.2%	34,950	4.0%	43,688		5.0%		78,638		9.0%

Tier 1 Capital to Risk Weighted Assets
Consolidated	86,430	15.3%	22,675	4.0%	N/	A	N/	A	N/	A	N/	A
Bank	80,388	14.2%	22,628	4.0%	33,942		6.0%		N/	A	N/	A

Total Capital to Risk Weighted Assets
Consolidated	93,683	16.5%	45,349	8.0%	N/	A	N/	A	N/	A	N/	A
Bank	87,627	15.5%	45,256	8.0%	56,570		10.0%		67,884		12.0%

(1)	Represents minimum required to be categorized as adequately capitalized under Federal regulatory requirements.
(2)
Represents minimum generally required to be categorized as well-capitalized under Federal regulatory prompt corrective action provisions. The Memorandum of Understanding, described in Note 17, subjected the Bank to higher requirements through November 13, 2012.

(3)	Represents requirements of the Bank's board resolution.
(4)	Represents requirements by the Bank's regulators under terms of the MOU.

NOTE 18 – EARNINGS (LOSS) PER SHARE

A reconciliation of basic and diluted earnings and loss per share follows:

In thousands, except per share data	2012	2011	2010
Net income (loss)	$4,463	$917	$(3,708)
Less:
Accretion of discount on preferred stock	(112)	(106)	(100)
Dividends on preferred stock	(1,030)	(1,030)	(1,030)
Income (loss) available to common shareholders	$3,321	$(219)	$(4,838)

Basic and diluted income (loss) per share:
Weighted average common shares outstanding	12,702.4	12,688.2	5,389.9
Weighted average contingently issuable shares	115.3	82.9	60.9
Total weighted average shares outstanding	12,817.7	12,771.2	5,450.8
Basic and diluted income (loss) per share	$0.26	$(0.02)	$(0.89)

There was no dilutive effect of stock warrants in 2012, 2011 or 2010. Stock options for 358,070 381,743 and 407,730 shares of common stock were not considered in computing diluted earnings per share for 2012, 2011 and 2010 because they were not dilutive.

NOTE 19 – PARENT COMPANY ONLY FINANCIAL INFORMATION

The condensed financial information for United Bancorp, Inc. is summarized below.

CONDENSED BALANCE SHEETS	December 31,
In thousands of dollars	2012	2011
Assets
Cash and cash equivalents	$4,965	$4,914
Securities available for sale	28	31
Investment in subsidiaries	91,238	87,747
Other assets	1,276	1,122
Total Assets	$97,507	$93,814
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Liabilities and Shareholders' Equity
Liabilities	$110	$40
Shareholders' equity	97,397	93,774
Total Liabilities and Shareholders' Equity	$97,507	$93,814

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)	For the years ended December 31,
In thousands of dollars	2012	2011	2010
Income
Dividends from subsidiaries	$1,600	$-	$-
Other income	1	1	2,398
Total Income	1,601	1	2,398
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Total Noninterest Expense	763	480	3,083
Income (Loss) before undistributed net income of subsidiary and income taxes	838	(479)	(685)
Income tax benefit	(151)	(163)	(222)
Net income (loss) before undistributed net income of subsidiary	989	(316)	(463)
Equity in undistributed (excess distributed) net income of subsidiary	3,474	1,233	(3,245)
Net Income (Loss)	4,463	917	(3,708)
Other comprehensive income (loss), including net change in unrealized gains on securities available for sale, net of tax	14	1,030	(655)
Comprehensive Income (Loss)	$4,477	$1,947	$(4,363)

CONDENSED STATEMENTS OF CASH FLOWS	For the years ended December 31,
In thousands of dollars	2012	2011	2010
Cash Flows from Operating Activities
Net Income (Loss)	$4,463	$917	$(3,708)
Adjustments to Reconcile Net Income to Net Cash from Operating Activities
(Undistributed) Excess distributed net income of subsidiary	(3,474)	(1,233)	3,245
Stock option expense	150	114	92
Change in other assets	(154)	(687)	1,684
Change in other liabilities	39	(8)	(626)
Net cash from operating activities	1,024	(897)	687
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Cash Flows from Investing Activities
Investments in subsidiary	-	(2,000)	(13,500)
Change in loan to subsidiary	-	-	2,400
Net change in premises and equipment	-	-	2,261
Net cash from investing activities	-	(2,000)	(8,839)
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Cash Flows from Financing Activities
Proceeds from common stock transactions	57	41	17,138
Cash dividends paid on preferred stock	(1,030)	(1,030)	(1,030)
Net cash from (used in) financing activities	(973)	(989)	16,108
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Net Change in Cash and Cash Equivalents	51	(3,886)	7,956
Cash and cash equivalents at beginning of year	4,914	8,800	844
Cash and Cash Equivalents at End of Year	$4,965	$4,914	$8,800

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial information is summarized below:

In thousands of dollars, except per share data	Full Year	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
2012
Interest Income	$34,693	$8,371	$8,731	$8,758	$8,833
Interest Expense	4,528	987	1,085	1,192	1,264
Net Interest Income	30,165	7,384	7,646	7,566	7,569
Provision for Loan Losses	8,350	1,700	2,000	2,550	2,100
Net Income	$4,463	$1,446	$1,390	$785	$842
Basic and Diluted Earnings per Share	$0.26	$0.09	$0.09	$0.04	$0.04

2011
Interest Income	$36,165	$9,079	$8,906	$9,091	$9,089
Interest Expense	6,114	1,392	1,469	1,566	1,687
Net Interest Income	30,051	7,687	7,437	7,525	7,402
Provision for Loan Losses	12,150	250	6,000	3,100	2,800
Net Income (Loss)	$917	$2,297	$(2,100)	$361	$359
Basic and Diluted Earnings (Loss) per Share (1)	$(0.02)	$0.16	$(0.19)	$0.01	$0.01

(1) As a result of rounding, the sum of the EPS figures for the four quarters of 2011 does not equal the calculation of EPS for the full year of 2011.

NOTE 21 — CAPITAL PURCHASE PROGRAM

On January 16, 2009, the Company issued and sold to the U.S. Department of the Treasury ("Treasury") (a) 20,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Shares") for an aggregate purchase price of $20,600,000 and (b) a 10-year warrant ("Warrant") to purchase 311,492 shares of our common stock at an aggregate exercise price of $3,090,000 as part of Treasury's Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of federal and state securities laws.

The Preferred Shares qualify as Tier I capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Preferred Shares are non-voting except with respect to certain matters affecting the rights of the holders, and may be redeemed by United after three years.

On June 19, 2012, Treasury sold all 20,600 shares of Preferred Shares in a modified dutch auction. The Company did not receive any proceeds from the sale of the Preferred Shares. The sale of the Preferred Shares did not result in any accounting entries on the books of the Company and did not change the Company's capital position. The Company incurred $299,000 of legal and accounting costs related to the sale of the Preferred Shares in the second quarter of 2012. On July 18, 2012, the Company repurchased the Warrant from Treasury for $38,000.

As a result of these transactions, the Company no longer has any obligation to Treasury in connection with the TARP Capital Purchase Program and the Company is no longer subject to certain requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, leaving the Company with greater flexibility to manage its business and affairs and eliminating the management time and expenses which were required to comply with these provisions.

NOTE 22 – LEGAL PROCEEDINGS

A class action lawsuit was filed against the Bank in early 2011 that alleges the Bank violated the Electronic Funds Transfer Act ("EFTA"), 15 U.S.C. §1693 et seq., by allegedly failing to provide adequate notice of automated teller machines ("ATMs") fees at the Bank's ATMs. The plaintiff sought class certification of the lawsuit, statutory damages, payment of costs of the lawsuit and payment of reasonable attorneys' fees. In the third quarter of 2012, the class was certified by the court. In the fourth quarter of 2012, the Company and the plaintiff reached a settlement agreement in this matter. While the Company believes that this lawsuit was without merit, it believes that settlement of the lawsuit was prudent. The impact of the settlement was not considered to be material on the Company's financial statements, and was expensed in the fourth quarter of 2012.

Other than the above-referenced matter, the Company is involved in routine legal proceedings occurring in the ordinary course of its business, which, in the aggregate, are believed to be immaterial to the financial condition of the Company.

Market for Common Stock

The following table shows the high and low sales prices of common stock of the Company for each quarter of 2012 and 2011 as quoted on the OTCQB, under the symbol of "UBMI" and cash dividends declared for each quarter of 2012 and 2011. The sales prices reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions, and do not include private transactions not involving brokers or dealers. The Company had 1,221 shareholders of record as of December 31, 2012.

	2012			2011
	Market Price		Cash Dividends	Market Price		Cash Dividends
Quarter	High	Low	Declared	High	Low	Declared
1st	$3.45	$2.49	$-	$4.05	$3.35	$-
2nd	3.70	3.25	-	3.75	3.00	-
3rd	4.20	3.26	-	3.50	2.90	-
4th	4.65	3.91	-	2.80	2.20	-

Restrictions on the Company's ability to pay dividends and on the ability of the Bank to transfer funds to the Company are discussed in Note 14 of the consolidated financial statements, which appear in this report.

Board of Directors of United Bancorp, Inc.
Karen F. Andrews	Consultant and Managing Director, The Andrews Group
Stephanie H. Boyse	President and Chief Executive Officer, Brazeway, Inc.
James D. Buhr	President, J.D. Buhr & Company, LLC
Robert K. Chapman	President and Chief Executive Officer, United Bancorp, Inc.
Kenneth W. Crawford	Independent financial consultant
John H. Foss	Retired Vice President, Treasurer, and Chief Financial Officer, Tecumseh Products Co.
Norman G. Herbert	Independent financial consultant
James C. Lawson	General Manager, Avery Oil & Propane
Len M. Middleton	Professor of Strategy and Entrepreneurship, Ross School of Business, University of Michigan

Executive Officers of United Bancorp, Inc.
Robert K. Chapman	President and Chief Executive Officer
Randal J. Rabe	Executive Vice President, Chief Financial Officer, Secretary to the Board
Todd C. Clark	Executive Vice President
Gary D. Haapala	Executive Vice President
Joseph R. Williams	Executive Vice President

Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held on May 7, 2013

The undersigned shareholder appoints James C. Lawson and Robert K. Chapman, or either of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the meeting referred to above and any adjournment thereof, and to vote and act with respect to all shares of common stock of United Bancorp, Inc. (the "Company") that the undersigned is entitled to vote at the meeting and any adjournment thereof, on all matters that come before the meeting and on all matters incident to the conduct of the meeting, including any vote to adjourn the meeting.

If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for all nominees listed, for Proposals 2 and 4, and "one year" on Proposal 3. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting and on any matter incident to the conduct of the meeting, including any vote to adjourn the meeting.

Your Board of Directors recommends that you vote FOR all Director nominees listed,
FOR Proposal 2 and 4, and "ONE YEAR" on Proposal 3.

Proposal 1
Election of three directors constituting Class I of the Board of Directors, to serve until the 2016 Annual Meeting of Shareholders and upon the election of their successors.
Class I Director Nominees:
KAREN F. ANDREWS	JAMES D. BUHR	JAMES C. LAWSON
PLEASE MARK ONLY ONE BOX
☐ FOR ALL NOMINEES	☐ FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:
☐ WITHHELD FROM ALL NOMINEES

Proposal 2
Advisory approval of the Company's executive compensation practices.
❑ FOR	❑ AGAINST	❑ ABSTAIN

Proposal 3
Advisory vote on the frequency of advisory approval of executive compensation.
❑ ONE YEAR	❑ TWO YEARS	❑ THREE YEARS	❑ ABSTAIN

Proposal 4
Ratification of the appointment of BKD, LLP as independent auditors for 2013.
❑ FOR	❑ AGAINST	❑ ABSTAIN

Signed this _______ day of __________________, 2013.

(Signature)	(Signature)
Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700